Exhibit 2.1

Execution Version

MERGER AND CONTRIBUTION AGREEMENT

by and among

MATLIN & PARTNERS ACQUISITION CORPORATION,

MPAC MERGER SUB LLC,

USWS HOLDINGS LLC,

THE BLOCKER COMPANIES

and, solely for the purposes described herein,

THE SELLER REPRESENTATIVE

Dated as of July 13, 2018

i

ii

iii

iv

EXHIBITS
Exhibit A	Form of A&R Company LLC Agreement
Exhibit B	Form of A&R Parent Certificate of Incorporation
Exhibit C	Form of A&R Registration Rights Agreement
Exhibit D	Crestview Subscription Agreement
Exhibit E	Form of Letter of Transmittal (Blocker Stockholders)
Exhibit F	Form of Letter of Transmittal (Non-Blocker Company Members)
Exhibit G	Parent Sponsor Agreement
Exhibit H	PIPE Subscription Agreements

SCHEDULES
Schedule 1.1	Adjusted Amount
Schedule 1.1	Baseline Adjusted Net Debt Amount
Schedule 1.1	Budget
Schedule 1.1	Company Transaction Expenses
Schedule 1.1	Employment Agreements
Schedule 1.1	Company Knowledge
Schedule 1.1	Parent Knowledge
Schedule 1.1	Parent Transaction Expenses
Schedule 1.1	Permitted Liens
Schedule 2.3(a)	Parent Board
Schedule 2.3(b)	Officers of Parent
Schedule 3.1	Organization of Blocker Companies
Schedule 3.3	No Conflicts; Consents and Approvals – Blocker Companies
Schedule 3.4	Governmental Approvals – Blocker Companies
Schedule 3.5	Title to Company Units
Schedule 3.8	No Other Activities of Blocker Companies
Schedule 3.9	Shares of Capital Stock of Blocker Companies
Schedule 4.1	Organization of Company Entities
Schedule 4.3	No Conflicts; Consents and Approvals – Company Entities
Schedule 4.5	Governmental Approvals – Company Entities
Schedule 4.6	Capitalization; Accredited Investors
Schedule 4.7(a)	Company Subsidiaries
Schedule 4.8	Insurance Policies
Schedule 4.9	Legal Proceedings
Schedule 4.10	Compliance with Laws and Orders
Schedule 4.12	Financial Statements
Schedule 4.13	Absence of Certain Changes or Events
Schedule 4.14	No Undisclosed Liabilities
Schedule 4.15	Taxes
Schedule 4.16(a)	Material Contracts
Schedule 4.16(c)	Full Force and Effect of Material Contracts
Schedule 4.16(d)	Material Breach of Material Contracts
Schedule 4.17(a)	Real Property

v

Schedule 4.17(b)	No Default under Real Property Lease
Schedule 4.18	Personal Property
Schedule 4.20(a)	Environmental Matters
Schedule 4.21(b)	Company Group Plans
Schedule 4.21(e)	Benefits; Consummation of Transactions
Schedule 4.22(e)	Employees of Company Entities
Schedule 4.22(f)	Independent Contractors; Consultants
Schedule 4.23	Related Party Transactions
Schedule 4.26	Owned Intellectual Property
Schedule 4.27(a)	Top Customers; Fleet Equipment Leases
Schedule 4.27(b)	Top Suppliers
Schedule 5.4	Governmental Approvals – Parent, Merger Sub
Schedule 5.19	Parent Contracts
Schedule 6.3(a)	Conduct of Business during the Interim Period
Schedule 6.3(b)	Permitted Actions during the Interim Period
Schedule 6.15	Restricted Stock Awards
Schedule 7.7	Consents
Schedule 11.1	Notice

vi

MERGER AND CONTRIBUTION AGREEMENT

This Merger and Contribution Agreement (this “Agreement”), dated as of July 13, 2018 (the “Execution Date”), is made and entered into by and among Matlin & Partners Acquisition Corporation, a Delaware corporation (“Parent”), MPAC Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), USWS Holdings LLC, a Delaware limited liability company (the “Company”), each of the Blocker Companies (as defined herein) and, solely for the purposes described in Section 11.14, DL V USWS LLC, a Delaware limited liability company (the “Seller Representative”). Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party,” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties”; provided, however, that “Party” and “Parties” shall include the Seller Representative only for the purposes described in Section 11.14. Capitalized terms used in this Agreement have the meanings set forth for such terms in Section 1.1.

RECITALS

WHEREAS, (a) the Company Members collectively own all of the issued and outstanding Company Units, and (b) the Blocker Stockholders collectively own all of the issued and outstanding Shares of Capital Stock of the Blocker Companies;

WHEREAS, Parent has formed Merger Sub for purposes of completing the Transactions and owns all of the Merger Sub Interests;

WHEREAS, it is proposed that the Parties effect a business combination transaction involving Parent and the Company to be accomplished by the Transactions, on the terms and subject to the conditions set forth herein, and that, at Closing, the name of Parent would be changed to “U.S. Well Services, Inc.”;

WHEREAS, the Parent Board has (a) determined that it is in the best interests of Parent and the Parent Stockholders, and declared it advisable, to enter into this Agreement and that the Transactions are advisable and in the best interests of Parent and the Parent Stockholders, (b) approved the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Transactions, and (c) resolved to submit the Parent Stockholder Proposals to a vote of the Parent Stockholders and, in connection therewith, to make the Parent Board Recommendation, all on the terms and subject to the conditions set forth herein;

WHEREAS, Parent, as the sole member of Merger Sub, has approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the Transactions, all on the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board and the Requisite Company Members have approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, all on the terms and subject to the conditions set forth herein;

WHEREAS, the execution, delivery and performance by each Blocker Company of this Agreement and the consummation by such Blocker Company of the Transactions, all on the terms and subject to the conditions set forth herein, have been approved by all necessary action on the part of such Blocker Company; and

WHEREAS, on the Execution Date, (a) Parent Sponsor, Cantor, Parent and the Company have entered into the Parent Sponsor Agreement, (b) Parent, Parent Sponsor, Cantor and Crestview have entered into the Crestview Subscription Agreement, (c) Parent and the PIPE Investors have entered into the PIPE Subscription Agreements, and (d) Parent and the individuals named therein have entered into the Employment Agreements.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS AND CONSTRUCTION

1.1         Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“A&R Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, in substantially the form attached hereto as Exhibit A.

“A&R Parent Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of Parent, in substantially the form attached hereto as Exhibit B.

“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into among Parent, Parent Sponsor, Cantor, the Blocker Stockholders, certain Non-Blocker Company Members and Crestview, in substantially the form attached hereto as Exhibit C.

“Adjustment Amount” means the amount, if any, by which the Baseline Adjusted Net Debt Amount exceeds the Closing Adjusted Net Debt Amount, but in no event less than zero. An example of the calculation of the Adjustment Amount is set forth on Schedule 1.1-Adjustment Amount.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of Capital Stock or voting securities, by contract or otherwise.

2

“Aggregate Merger Consideration Amount” means the amount equal to (a) the Baseline Aggregate Merger Consideration Amount plus (b) the Adjustment Amount minus (c) an amount (in no event to exceed $3,750,000) equal to (i) the Drawn Share Amount multiplied by (ii) 0.2778.

“Agreement” has the meaning given to such term in the introductory paragraph of this Agreement.

“Allocation Percentages” has the meaning given to such term in Section 2.2(b).

“Ancillary Agreements” means the Closing Certificates, the A&R Company LLC Agreement, the A&R Parent Certificate of Incorporation, the A&R Registration Rights Agreement and any and all additional agreements, certificates, documents and instruments that may be executed or delivered by any Party at or in connection with Closing.

“Anti-Corruption Laws” means all laws, rules and regulations of the United States, the United Nations, the United Kingdom, the European Union or any other Governmental Authority from time to time concerning or relating to bribery, money laundering, or corruption, including the UK Bribery Act and the FCPA.

“Applicable Blocker Consideration Percentage” has the meaning given to such term in Section 2.2(b)(ii).

“Applicable Blocker Jurisdiction” has the meaning given to such term in Section 3.1.

“Applicable Blocker Merger Consideration” means, for each Blocker Company, a number of shares of Parent Class A Common Stock equal to (a) (i) the Aggregate Merger Consideration Amount multiplied by (ii) such Blocker Company’s Merger Consideration Percentage divided by (b) $10.00.

“Approved Growth Capex Amount” means the sum of (a) the amount of the capital expenditures paid by the Company Entities during the period beginning on June 1, 2018 and ending on the date that is one day prior to the Closing Date solely in respect of growth capital expenditures contemplated by the Budget or otherwise approved in writing by Parent and (b) $1,386,220.

“Approved Sale” has the meaning given to such term in the Company LLC Agreement.

“Assets” means, with respect to any Person, all assets, rights, Claims, Contracts, interests and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including goodwill related thereto, operated, owned or leased by such Person.

“Available Funds” means (a) the Cash in the Trust Account on the Closing Date as of immediately prior to the Closing plus (b) the net Cash proceeds to Parent of the PIPE Transactions minus (c) the amounts to be paid to all holders of shares of Parent Class A Common Stock that timely exercise and do not waive their Parent Stockholder Redemption Right in respect of the Transactions.

3

“Balance Sheet Date” has the meaning given to such term in Section 4.12(a).

“Banking Fees” means the fees payable by the Company Entities under the Engagement Letter.

“Baseline Adjusted Net Debt Amount” means $226,000,000. Schedule 1.1-Baseline Adjusted Net Debt Amount sets forth the calculation of the Baseline Adjusted Net Debt Amount.

“Baseline Aggregate Merger Consideration Amount” means $274,000,000, which amount is equal to (a) $500,000,000 minus (b) the Baseline Adjusted Net Debt Amount.

“Benefit Plan” means any (a) “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (whether or not subject to ERISA), (b) equity bonus, equity ownership, equity option, equity purchase, equity appreciation rights, phantom equity or other equity or equity-linked plan, program, agreement, policy, arrangement, and/or commitment, (c) change-in-control, retention, incentive, profit-sharing, deferred compensation, bonus, savings, pension, retirement, supplemental retirement, excess benefit, severance, termination and similar plan, program, agreement, policy, arrangement, and/or commitment, (d) welfare, medical, retiree medical, dental, vision, cafeteria, life insurance, hospitalization, disability, accident, salary continuation, flex spending, adoption/dependent/employee assistance, tuition, accrued leave, vacation, sick pay, sick leave, unemployment and other similar employee compensation plan, program, agreement, arrangement, policy, and/or commitment (whether or not insured), (e) plan, program, agreement, policy, arrangement, and/or commitment providing for “fringe benefits” or perquisites, including any benefit relating to automobiles, clubs, vacation, child care, parenting, sabbatical, and other types of insurance, or other fringe benefit, whether or not it provides a tax benefit under Section 132 of the Code, or (f) other plan, program, Contract, policy, arrangement, and/or commitment (whether written or unwritten) providing compensation or benefits to any employee or other individual service provider.

“Blocker Company” means each of the following Company Members: Aurora Strategic LLC; DL V USWS LLC; Guggenheim Private Debt Master Fund Investco II, LLC; Reef Road Series C Blocker, LLC; GCM USW Holdings 2, LLC; Trestles Holdings LLC; Southpaw Credit Opportunity Partners LP; and Southpaw McEnroe LLC.

“Blocker Company Fundamental Representations” means, with respect to each Blocker Company, the representations and warranties of such Blocker Company set forth in Article III, other than in Section 3.4 and Section 3.6.

“Blocker Merger” has the meaning given to such term in Section 2.4(a).

“Blocker Merger Certificate of Merger” has the meaning given to such term in Section 2.4(a).

4

“Blocker Merger Consideration” means the aggregate of the Applicable Blocker Merger Consideration for all Blocker Companies (including cash payable in lieu of fractional shares of Parent Class A Common Stock).

“Blocker Merger Effective Time” has the meaning given to such term in Section 2.4(a).

“Blocker Stockholder” means, with respect to each Blocker Company, each holder of record of Shares of Capital Stock of such Blocker Company.

“Budget” means the budgeted capital expenditures set forth in Schedule 1.1-Budget.

“Business Combination” has the meaning given to such term in the Parent Certificate of Incorporation.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Houston, Texas are authorized or obligated to close.

“Cantor” means Cantor Fitzgerald & Co.

“Capital Leases” means, as applied to any Person, any lease of any property by such Person or any of its Subsidiaries as lessee that would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Capital Stock” means, with respect to any Person, as applicable, the capital stock, partnership interests, membership interests or other equity interests of any type of or in such Person.

“Cash” means, with respect to any Person, the cash and cash equivalents of such Person and its Subsidiaries determined in accordance with GAAP.

“Change in Control CEO Bonus Amount” means the Individual Change in Control Bonus payable to the Joel Broussard under Section 3.03 of the Employment Agreement between Parent and Joel Broussard and set forth on Schedule 1.1-Employment Agreements to be effective at Closing.

“Change in Recommendation” has the meaning given to such term in Section 6.7(d).

“Claim” means any demand, claim, action, investigation, Proceeding (whether at law or in equity) or arbitration by or before any Governmental Authority or arbitrator.

“Class F Common Stock Conversion” means the conversion of outstanding shares of Parent Class F Common Stock to shares of Parent Class A Common Stock at Closing pursuant to the Parent Certificate of Incorporation.

“Closing” means the consummation of the Transactions.

5

“Closing Adjusted Net Debt Amount” means an amount equal to (a) the Closing Net Debt Amount minus (b) the Approved Growth Capex Amount minus (c) the Closing Working Capital Amount if the Closing Working Capital Amount is a positive number plus (d) the absolute value of the Closing Working Capital Amount if the Closing Working Capital Amount is a negative number plus (e) the R&W Policy Cost, if any.

“Closing Certificates” means the certificates referenced in Section 2.9(h), Section 2.10(e) and Section 2.11(a).

“Closing Date” means the date on which Closing occurs.

“Closing Net Debt Amount” means an amount equal to (a) the sum of the principal amount of, accrued interest on and any and all other Liabilities of any Company Entity under all Indebtedness of the Company Entities minus (b) the Cash of the Company Entities, in each case as of the end of the day immediately preceding the Closing Date.

“Closing Statement” has the meaning given to such term in Section 2.1(b).

“Closing Working Capital Amount” means the positive or negative amount obtained by subtracting (a) the sum, without duplication, of all current liabilities of the Company Entities on a consolidated basis (excluding any current liabilities in respect of Indebtedness or Company Transaction Expenses, which exclusion shall include the Change in Control CEO Bonus Amount (plus the employer portion of the payroll or similar Taxes with respect thereto)) from (b) the sum, without duplication, of all current assets of the Company Entities on a consolidated basis (excluding Cash), in each case as of the end of the day immediately preceding the Closing Date and determined in accordance with the methodology and examples set forth on Schedule 1.1-Adjustment Amount and otherwise in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” means “Common Units” as such term is defined in the A&R Company LLC Agreement.

“Company” has the meaning given to such term in the introductory paragraph of this Agreement.

“Company Board” means the “Board” as such term is defined in the Company LLC Agreement.

“Company Class G Units” means “Class G Units” as such term is defined in the Company LLC Agreement.

“Company Entities” means the Company, USWS and the other Subsidiaries of the Company.

6

“Company Equityholder Materials” has the meaning given to such term in Section 2.2(b).

“Company Fundamental Representations” means those representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.6, Section 4.13(a), Section 4.24 and Section 4.29.

“Company Group Plan” means any Benefit Plan sponsored, maintained or contributed to by any of the Company Entities, to which any Company Entity is a party, to which any Company Entity is obligated to contribute, or with respect to which any Company Entity has any liability (including contingent liability).

“Company Indemnitees” has the meaning given to such term in Section 6.4.

“Company LLC Agreement” means the Limited Liability Company Agreement of the Company dated as of February 2, 2017, as amended by the Amendment to the Limited Liability Company Agreement of the Company dated as of July 13, 2018.

“Company Material Adverse Effect” means any occurrence, condition, change, development, event, circumstance or effect that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, properties, Assets, condition (financial or otherwise) or results of operations of the Company Entities taken as a whole or (ii) prevents, materially delays or materially impairs the performance by any Company Party of its obligations under this Agreement or the consummation of the Transactions; provided, however, in no event shall any of the following, either alone or in combination with any other occurrence, condition, change, development, event, circumstance or effect, constitute a Company Material Adverse Effect pursuant to clause (i) only: any occurrence, condition, change, development, event, circumstance or effect directly or indirectly resulting from (a) any change in economic conditions generally, including any change in markets for, or prices of, hydrocarbons, or other commodities or supplies; (b) any change in general regulatory, social or political conditions, including any acts of war, sabotage or terrorist activities; (c) any change affecting the industry in which the Company Entities conduct their business; (d) any change in the financial, banking, credit, securities or capital markets (including any suspension of trading in, or limitation on prices for, securities on any stock exchange or any changes in interest rates) or any change in the general national or regional economic or financial conditions; (e) any change in any Laws or GAAP; (f) any effects of weather (including any impact on customer use patterns), geological or meteorological events or other natural disaster; (g) any actions to be taken pursuant to the express terms of this Agreement, or taken at the request of or with the consent of Parent; (h) the announcement or pendency of the Transactions; and (i) any failure by Company to meet internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (but not the events contributing to or causing such failure); provided further, however, that any occurrence, condition, change, development, event, circumstance or effect referred to in clauses (a), (b), (c), (d), (e) or (f) above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such occurrence, condition, change, development, event, circumstance or effect has a disproportionate effect on the business, Assets, conditions (financial or otherwise) or results of operations of the Company Entities compared to other participants in the industries in which the Company Entities conduct their business.

7

“Company Member” means each holder of record of Company Units.

“Company Merger” has the meaning given to such term in Section 2.6(a).

“Company Merger Certificate of Merger” has the meaning given to such term in Section 2.6(a).

“Company Merger Consideration” means the aggregate of the Individual Company Merger Consideration for all Non-Blocker Company Members (including cash payable in lieu of fractional Common Units and shares of Parent Class B Common Stock).

“Company Merger Effective Time” has the meaning given to such term in Section 2.6(a).

“Company Parties” means the Company and the Blocker Companies.

“Company Party Released Claims” has the meaning given to such term in Section 10.3(b).

“Company Real Property” has the meaning given to such term in Section 4.17(a).

“Company Related Persons” has the meaning given to such term in Section 10.3(a).

“Company Released Claims” has the meaning given to such term in Section 10.3(a).

“Company Representative” has the meaning given to such term in Section 4.11(a).

“Company Transaction Expenses” means (a) all reasonable and documented amounts owing (whether or not then due and payable) by any of the Company Entities as out-of-pocket accounting, legal and investment banking fees (including the Banking Fees) and expenses, together with certain advisory, broker and other professional fees described (including the expected amounts payable with respect thereto) on Schedule 1.1-Company Transaction Expenses, in each case, incurred with respect to periods before the Closing in connection with the Transactions, and (b) the Change in Control CEO Bonus Amount.

“Company Units” means “Units” as such term is defined in the Company LLC Agreement.

“Company Warrants” means “Warrants” as such term is defined in the A&R Company LLC Agreement.

“Confidentiality Agreement” means that certain confidentiality agreement between Parent and USWS dated as of February 7, 2018.

8

“Consent” means any consent, approval, order, authorization, license, franchise, waiver or permit of or by, or notice to, or filing or registration with, any Person.

“Contract” means any agreement, contract, lease, sublease, license, evidence of indebtedness for borrowed money, mortgage, indenture, credit or sale-leaseback, guaranty of any obligation, note, franchise, purchase order, binding bid, bond, letter of credit, instrument, security agreement, or any other undertaking, obligation or commitment to which a Person is bound.

“Credit Agreement” means the Amended and Restated Senior Secured Credit Agreement dated as of February 2, 2017 among USWS, the Company, the Lenders party thereto and U.S. Bank National Association, as administrative agent and collateral agent.

“Crestview” means, as applicable, one or more of the Crestview Entities (as such term is defined in the Crestview Subscription Agreement).

“Crestview Option” means the “Option” as such term is defined in the Crestview Subscription Agreement.

“Crestview Subscription Agreement” means the Subscription Agreement dated as of the Execution Date by and between Parent, Parent Sponsor, Cantor and the Crestview Entities (as defined therein), a copy of which is attached hereto as Exhibit D.

“D&O Cap Amount” has the meaning given to such term in Section 6.4.

“Data” means all information and data, whether in printed or electronic form and whether contained in a database or otherwise, within the possession or control of Company Entities.

“Deferred Underwriting Commission” means the aggregate amount of the “Deferred Underwriting Commission” as such term is defined in the Underwriting Agreement.

“Delaware Law” means the applicable Laws of the State of Delaware, including without limitation the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act.

“Delaware Secretary of State” means the Secretary of State of the State of Delaware.

“Disagreement Notice” has the meaning given to such term in Section 2.1(b).

“Disputed Amounts” has the meaning given to such term in Section 2.1(c).

“Drawn Share Amount” means (a) the number of Drawn Shares multiplied by (b) $10.00.

“Drawn Shares” has the meaning given to such term in the Crestview Subscription Agreement.

9

“Emergency” means taking any and all actions and making repairs, including implementing an emergency shutdown of any or all of the Assets of the Company Entities, that are required or appropriate to avoid, prevent or mitigate (a) imminent harm to persons or property, including injury, illness or death or damage to the Assets of the Company Entities or an environmental condition; (b) violation of any applicable Law that could reasonably be expected to result in a material loss or Liability to the Company Entities; or (c) curtailment of service on the Assets of the Company Entities.

“Employment Agreements” means each of the employment agreements listed on Schedule 1.1-Employment Agreements entered into by Parent and the individual named therein as of the Execution Date and to be effective at Closing.

“Engagement Letter” means the engagement letter dated May 26, 2017, by and between USWS and Piper Jaffray & Co. (through its Simmons & Company International division).

“Entity” means a corporation, general partnership, limited partnership, limited liability company, sole proprietorship, association, trust or other business organization.

“Environmental Claim” means any Claim or Loss arising out of or related to any violation of Environmental Law.

“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws of any Governmental Authority having jurisdiction over the Assets in question addressing pollution or protection of the environment, natural resources, or human health and safety (to the extent arising from exposure to Hazardous Materials), each as amended on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether or not incorporated) that is a member of the same “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with any Company Entity, within the meaning of Section 414 of the Code.

“Estimated Aggregate Merger Consideration Amount” has the meaning given to such term in Section 2.1(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” has the meaning given to such term in the introductory paragraph of this Agreement.

10

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“Final Statement” has the meaning given to such term in Section 2.1(c).

“Financial Statements” has the meaning given to such term in Section 4.12.

“Flow-Through Returns” means any U.S. federal or state Tax Return used to report the income, gains, losses, deductions, credits, or similar items from the operation of a partnership or disregarded entity for Income Tax purposes where the direct or indirect owners (instead of such partnership or disregarded entity) are subject to taxation with respect to such income, gains, losses, deductions, credits or similar items reported on such Tax Return.

“Founder Registration Rights Agreement” means the Registration Rights Agreement dated as of March 9, 2017 by and among Parent, Parent Sponsor and Cantor.

“Founder Share Cancelation” has the meaning given to such term in the Parent Sponsor Agreement.

“Fraud” means an actual and intentional misrepresentation or omission of a material fact which constitutes common law fraud. For the avoidance of doubt, “Fraud” expressly excludes constructive fraud, equitable fraud and promissory fraud.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Approval” means any declaration or notification to, filing or registration with, or order, authorization, consent, clearance or approval of, any Governmental Authority.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, regulatory body, official instrumentality of the United States or any other nation, or any tribal, state, county, city, local or other political subdivision or similar governing entity.

“Hazardous Material” means and includes each substance regulated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant, or toxic substance under any Environmental Law, including any hydrocarbons, explosives, radioactive materials, asbestos in any form, or polychlorinated biphenyls.

“Hedge Contract” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, deferred premium commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master.

11

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any U.S. federal, state or local or foreign income Tax or Tax based on profits, net profits, margin, revenues, gross receipts or similar measure.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indebtedness” means, with respect to any Person, without duplication (a) indebtedness of such Person and its Subsidiaries for borrowed money, including, without limitation, obligations under letters of credit (but only to the extent drawn); (b) obligations of such Person and its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments for the payment of which such Person is liable; (c) obligations of such Person and its Subsidiaries to pay the deferred purchase price of property, assets, or services (but excluding trade accounts payable and any accrued liabilities or deferral amounts related to capital expenditures underlying the Capex Amount or with respect to the New Fleet); (d) obligations of such Person or any of its Subsidiaries as lessee under Capital Leases; (e) guarantees, or other obligations (contingent or otherwise) of such Person or any of its Subsidiaries to assure a creditor against loss in respect of, indebtedness or obligations of another Person of a type described in clauses (a) through (d) above; and (f) indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) secured by any Lien on or in respect of any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person or any of its Subsidiaries.

“Independent Accounting Firm” has the meaning given to such term in Section 2.1(c).

“Individual Company Merger Consideration” means, with respect to each Non-Blocker Company Member, (a) a number of Common Units equal to (i) (A) the Aggregate Merger Consideration Amount multiplied by (B) such Non-Blocker Company Member’s Merger Consideration Percentage divided by (ii) $10.00 and (b) a number of shares of Parent Class B Common Stock equal to the number of Common Units determined for such Non-Blocker Company Member pursuant to clause (a) of this definition.

“Insurance Policies” has the meaning given to such term in Section 4.8.

“Intellectual Property Rights” means all intellectual property rights, including, without limitation, (a) patents, patent applications, patent disclosures and inventions, (b) Internet domain names, trademarks, rights in social media accounts, trade names, service marks, trade dress, trade names, and corporate names and registrations and applications for registration of any item listed in clause (b), together with all the goodwill associated therewith, (c) copyrights (registered or unregistered), rights in works of authorship and copyrightable works, and registrations and applications for registration of any item in this clause (c), and (d) trade secrets (including but not limited to confidential and proprietary know how, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), manufacturing and production processes, procedures and techniques, research and development information, drawings, blueprints, specifications, designs, product plans, technical data, financial and marketing plans and customer and supplier lists).

12

“Interim Financials” has the meaning given to such term in Section 4.12(b).

“Interim Period” has the meaning given to such term in Section 6.2(a).

“IPO” has the meaning given to such term in Section 11.13.

“IRS” means the Internal Revenue Service.

“IT Systems” means the computer hardware, data processing systems, computer software, Internet websites and related content, networks and other peripherals used or held for use in the business of the Company Entities.

“Knowledge” means, (a) when used in a particular representation or warranty in this Agreement with respect to the Company, the actual knowledge of the individuals listed on Schedule 1.1-Company Knowledge, (b) when used in a particular representation or warranty in this Agreement with respect to a Blocker Company, the actual knowledge of the Blocker Stockholder that owns the Capital Stock of such Blocker Company, and (c) when used in a particular representation or warranty in this Agreement with respect to Parent, the actual knowledge of the individuals listed on Schedule 1.1-Parent Knowledge.

“Laws” means all laws statutes, rules, regulations, ordinances, and orders of any Governmental Authority.

“Letter of Transmittal” means the Letter of Transmittal to be completed and submitted by each of the Blocker Stockholders and the Non-Blocker Company Members in connection with the Mergers, the receipt of which by Parent and Merger Sub shall be a condition precedent to such Blocker Stockholder’s or Non-Blocker Company Member’s right to receive its portion of the Merger Consideration, (a) with respect to the Blocker Stockholders, in substantially the form attached hereto as Exhibit E and (b) with respect to the Non-Blocker Company Members, in substantially the form attached hereto as Exhibit F.

“Liabilities” of any Person means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement, whether accrued, absolute, contingent, matured, unmatured or other.

“Licensed Intellectual Property” means Intellectual Property Rights that any Company Entity is licensed or otherwise permitted by other Persons to use.

“Lien” means any mortgage, pledge, security interest, lien or other similar encumbrance.

13

“Loss” means any and all judgments, liabilities, amounts paid in settlement, damages, Taxes, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other Proceedings or of any claim, default or assessment).

“LTIP Proposal” has the meaning given to such term in Section 6.15.

“Material Contracts” has the meaning given to such term in Section 4.16(a).

“Merger Consideration” means, collectively, the Blocker Merger Consideration and the Company Merger Consideration or, as the context requires, a portion thereof.

“Merger Consideration Allocation Statement” has the meaning given to such term in Section 2.2(b).

“Merger Consideration Percentage” has the meaning given to such term in Section 2.2(b)(i).

“Mergers” means the Blocker Merger and the Company Merger.

“Merger Sub” has the meaning given to such term in the introductory paragraph of this Agreement.

“Merger Sub Interests” means the limited liability company interests of Merger Sub.

“NASDAQ” means the NASDAQ Capital Market.

“Non-Blocker Company Member” means each of the Company Members as of the Execution Date other than the Blocker Companies.

“Notice” has the meaning given to such term in Section 11.1(a).

“Objection Notice” has the meaning given to such term in Section 2.1(c).

“Objection Period” has the meaning given to such term in Section 2.1(c).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Order” means any writ, judgment, decree, injunction or award issued, or otherwise put into effect by or under the authority of any court, administrative agency, or other Governmental Authority (in each such case whether preliminary or final).

“Organizational Documents” means with respect to any Entity, as applicable, such Entity’s articles or certificate of incorporation, formation or organization, by-laws, limited partnership agreement, partnership agreement, limited liability company agreement, trust agreement or other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Entity or which establish the legal personality of such Entity.

14

“Outside Date” has the meaning given to such term in Section 9.1(d).

“Owned Intellectual Property” means any Intellectual Property Rights owned by any Company Entity.

“Parent” has the meaning given to such term in the introductory paragraph of this Agreement.

“Parent Acquired Company Units” means the Company Units held by the Blocker Companies immediately prior to the Blocker Merger Effective Time and acquired by Parent as a result of the Blocker Merger.

“Parent Acquisition Proposal” has the meaning given to such term in Section 6.10(d).

“Parent Board” means the board of directors of Parent.

“Parent Board Recommendation” has the meaning given to such term in Section 6.7(d).

“Parent Certificate of Incorporation” means the certificate of incorporation of Parent as in effect on the Execution Date.

“Parent Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of Parent.

“Parent Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of Parent.

“Parent Class F Common Stock” means the Class F Common Stock, par value $0.0001 per share, of Parent.

“Parent Common Stock” means the Parent Class A Common Stock and the Parent Class F Common Stock.

“Parent Contribution” has the meaning given to such term in Section 2.5.

“Parent Fundamental Representations” means those representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.5, Section 5.6 and Section 5.11.

“Parent Material Adverse Effect” means, any occurrence, condition, change, development, event, circumstance or effect that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, properties, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries taken as a whole or (ii) prevents, materially delays or materially impairs the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Transactions.

15

“Parent Preferred Stock” has the meaning given to such term in Section 5.5.

“Parent Public Securities” has the meaning given to such term in Section 5.16.

“Parent Related Persons” has the meaning given to such term in Section 10.3(b).

“Parent SEC Documents” has the meaning given to such term in Section 5.8(a).

“Parent Sponsor” means Matlin & Partners Acquisition Sponsor LLC.

“Parent Sponsor Agreement” means the Sponsor Agreement dated as of the Execution Date among Parent Sponsor, Cantor, Parent and the Company, a copy of which is attached as Exhibit G.

“Parent Stockholder Proposals” has the meaning given to such term in Section 7.5.

“Parent Stockholder Redemption Right” means the right held by holders of shares of Parent Class A Common Stock to redeem all or a portion of their shares of Parent Class A Common Stock upon the consummation of a Business Combination, for a per share redemption price of cash equal to (a) the aggregate amount on deposit in the Trust Account as of two Business Days prior to the consummation of the initial Business Combination, including interest not previously released to Parent to pay Income Taxes, divided by (b) the total number of then outstanding shares of Parent Class A Common Stock issued in the IPO.

“Parent Stockholders” means the holders of Parent Common Stock.

“Parent Stockholders Meeting” has the meaning given to such term in Section 6.7(c).

“Parent Transaction Expenses” means (a) all reasonable and documented amounts owing (whether or not then due and payable) by Parent as out-of-pocket accounting, legal and investment banking fees and expenses, together with certain advisory, broker and other professional fees described (including the expected amounts payable with respect thereto) on Schedule 1.1-Parent Transaction Expenses, in each case, incurred with respect to periods before the Closing in connection with the Transactions, and (b) the Deferred Underwriting Commission.

“Parent Warrants” has the meaning given to such term in Section 5.5.

“Party” or “Parties” has the meaning given to such term in the introductory paragraph of this Agreement.

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, waivers, exemptions, franchises and similar consents granted by a Governmental Authority.

16

“Permitted Lien” means (a) any Lien for Taxes, impositions, assessments, fees, rents or other governmental charges levied or assessed or imposed (i) not yet due or delinquent or (ii) being contested in good faith by or on behalf of any Company Entity by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP, (b) any statutory or other Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent or which is being contested in good faith by or on behalf of any Company Entity, (c) all matters, both general and specific, that are disclosed (whether or not subsequently deleted or endorsed over) on any survey or in any title policies insuring Company Real Property or any commitments therefor that have been made available to Parent prior to the Execution Date or obtained by or on behalf of Parent, (d) purchase money Liens arising in the ordinary course of business, (e) any other imperfection or irregularity of title and other Liens that would not reasonably be expected to materially interfere with or impair the use of the property burdened thereby, (f) zoning, planning, regulatory and other similar limitations and restrictions, all rights of any Governmental Authority to regulate the Company Real Property, and all matters of record, none of which, individually or in the aggregate, materially impairs the continued use and operation of the Company Real Property to which they relate in the conduct of the Company Entities’ business as presently conducted thereon, (g) the terms and conditions of the Permits of any Company Entity or the Contracts listed on Schedule 4.17(a), (h) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws, (i) non-exclusive licenses of Intellectual Property Rights, (j) Liens expressly identified in the Financial Statements, and (k) the Liens identified on Schedule 1.1-Permitted Liens.

“Person” means any natural person, Entity or Governmental Authority.

“PIPE Investors” means each of the parties to the PIPE Subscription Agreements identified therein as an “Investor.”

“PIPE Subscription Agreements” means each of the Subscription Agreements dated as of the Execution Date by and between Parent and the PIPE Investors party thereto, copies of which are attached as Exhibit H.

“PIPE Transactions” means the transactions contemplated by the Crestview Subscription Agreement and the PIPE Subscription Agreements.

“Post-Closing Adjustment Items and Calculations” has the meaning given to such term in Section 2.1(c).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending at the end of the day on the Closing Date.

“Proceeding” means any complaint, lawsuit, action, suit, claim (including claim of a violation of Law) or other proceeding at Law or in equity or Order or ruling, in each case by or before any Governmental Authority or arbitral tribunal.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Prospectus” has the meaning given to such term in Section 11.13.

17

“Proxy Statement” has the meaning given to such term in Section 6.7(a).

“Public Official” has the meaning given to such term in Section 4.11(a).

“R&W Insurance Policy” means any representation and warranty insurance policy procured by and issued to Parent or Merger Sub on or before the Closing Date with respect to any or all of the Blocker Company Fundamental Representations with a policy coverage limit not to exceed $50,000,000; provided, however, in lieu of procuring such R&W Insurance Policy, each of the Blocker Stockholders may agree to indemnify the Parent for any breach of such Blocker Company Fundamental Representations by its respective Blocker Company pursuant to a letter agreement with Parent that is reasonably acceptable to Parent.

“R&W Policy Cost” means (a) if Parent or Merger Sub obtains an R&W Insurance Policy, the total amount paid or payable by Parent or Merger Sub for such R&W Insurance Policy or (b) if Parent or Merger Sub does not obtain an R&W Insurance Policy, $0.

“Real Property Leases” has the meaning given to such term in Section 4.17(a).

“Records” means the Company Entities’ books, records and files, including all Contracts and any and all title, Tax, financial, technical, engineering, environmental and safety records and information; provided that the foregoing shall expressly exclude any records or other information relating to bids received from others in connection with the Transactions and information and analysis (including financial analysis) relating to such bids.

“Related Party Transaction” has the meaning given to such term in Section 4.23.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping, or disposing.

“Representatives” means, as to any Person, its officers, directors, employees, managers, members, partners, shareholders, owners, counsel, accountants, financial advisers and consultants.

“Requisite Company Members” means Company Members the affirmative vote of which is required to approve a Sale of the Company pursuant to the Company LLC Agreement.

“Resolution Period” has the meaning given to such term in Section 2.1(c).

“Sale of the Company” has the meaning given to such term in the Company LLC Agreement.

“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly owned or controlled by, or (c) an individual that acts on behalf of, a country or territory that is subject to, or the target of, Sanctions, including a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time, to the extent that such program administered by OFAC is applicable to any such agency, organization or person.

18

“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time or any other Sanctions-related list maintained by an applicable Governmental Authority.

“Sanctions” means any sanctions imposed, administered or enforced from time to time by any applicable Governmental Authority, including those administered by OFAC, the U.S. Department of State, Her Majesty’s Treasury, the United Nations, the European Union, or any agency or subdivision of any of the foregoing, including any regulations, rules, and executive orders issued in connection therewith.

“Schedules” means the schedules attached to this Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Representative” has the meaning given to such term in the introductory paragraph of this Agreement.

“Seller Tax Matter” means (a) making or revoking an election on any Flow-Through Return of any Company Entity filed after the Closing Date that could reasonably be expected to adversely affect the Taxes or Tax Returns of any Company Entity or any Non-Blocker Company Member (or any direct or indirect owner of any Non-Blocker Company Member) for a Pre-Closing Tax Period; (b) extending or waiving the applicable statute of limitations with respect to any Flow-Through Return of any Company Entity for a Pre-Closing Tax Period; (c) filing any ruling request with any Taxing Authority that relates to any Flow-Through Return of any Company Entity for a Pre-Closing Tax Period; (d) causing any Company Entity to engage in a transaction on the Closing Date, but after the Closing, that is outside the ordinary course of business, is not contemplated by this Agreement, and could reasonably be expected to adversely affect the Taxes or Tax Returns of any Company Entity or any Non-Blocker Company Member (or any direct or indirect owner of any Non-Blocker Company Member) for a Pre-Closing Tax Period; (e) any disclosure to, or any discussions with, a Taxing Authority regarding any Flow-Through Return of any Company Entity for a Pre-Closing Tax Period, including disclosures to, or discussions with, a Taxing Authority with respect to filing any such Flow-Through Return in jurisdictions in which the Company Entities did not file a Flow-Through Return for such period; (f) increasing any Non-Blocker Company Member’s liability for Income Taxes with respect to any Company Entity for a Pre-Closing Tax Period; or (g) changing the character of any income or gain reported on any Flow-Through Return of any Company Entity in a manner that could be reasonably expected to adversely affect the Taxes or Tax Returns of any Company Entity or any Non-Blocker Company Member (or any direct or indirect owner of any Non-Blocker Company Member) for a Pre-Closing Tax Period.

19

“Shares of Capital Stock” means, with respect to each Blocker Company, the shares, units, membership interests or ownership percentages of Capital Stock, however denominated, of such Blocker Company.

“Sponsor Warrant Cancelation” has the meaning given to such term in the Parent Sponsor Agreement.

“Stock Transaction Expenses” has the meaning given to such term in Section 2.7(c).

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries.

“Tax” or “Taxes” means any (a) U.S. federal, state, local or foreign taxes, assessments, charges, duties, fees, levies, imposts, or other similar charges imposed by any Governmental Authority, including all net income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, equity, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, and (b) Liability for any item described in clause (a) by operation of Law, as a transferee or successor, by Contract or otherwise, in each case whether disputed or not.

“Tax Proceeding” means any audit, litigation or other Proceeding with respect to Taxes.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement of any kind relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Taxing Authority.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes or purports to impose such Tax, and the agency (if any) charged with collection of such Tax for such Governmental Authority.

“Top Customers” has the meaning given to such term in Section 4.27(a).

“Top Suppliers” has the meaning given to such term in Section 4.27(b).

20

“Transaction Confidentiality Agreement” has the meaning given to such term in Section 6.10(a).

“Transactions” means the Mergers, the Parent Contribution and the other transactions to be effected at Closing pursuant to this Agreement and the Ancillary Agreements.

“Transfer” means, with respect to any Company Units or Shares of Capital Stock of a Blocker Company, any direct or indirect offer, sale, assignment, disposition, loan or other transfer of, or the creation of any Lien on, (by operation of Law or otherwise and either voluntary or involuntary) such Company Units or Capital Stock or any interest therein, or the entry into any contract, option or other arrangement or understanding with respect to any of the foregoing.

“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, transfer, conveyance, registration, and other similar Taxes, duties, fees or charges incurred in connection with the Transactions and otherwise pursuant to this Agreement.

“Trust Account” means that certain trust account at J.P. Morgan Chase Bank, N.A. established by the Trustee into which a portion of the proceeds received by Parent from its IPO have been deposited for the benefit of Parent’s public stockholders.

“Trust Agreement” means the Investment Management Trust Agreement dated as of March 9, 2017, by and between Parent and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“UK Bribery Act” means the United Kingdom Bribery Act 2010.

“Underwriting Agreement” means the Underwriting Agreement dated March 9, 2017 between Parent and Cantor.

“Union” means a union, works council or other labor organization.

“USWS” means U.S. Well Services, LLC, a Delaware limited liability company.

“USWS Management Co.” means USWS Management Company, LLC, a Delaware limited liability company.

“WARN Act” has the meaning given to such term in Section 4.22(d).

“Willful and Material Breach” shall mean a material breach that is a consequence of an act undertaken by the breaching Party with the actual knowledge and intent that the taking of such act would constitute a breach of this Agreement.

21

1.2         Rules of Construction.

(a)          All article, section, subsection, schedules and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)          If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall only be a reference to such Law as of the Execution Date. Currency amounts referenced herein are in U.S. Dollars. Terms defined in the singular have the corresponding meanings in the plural, and vice versa.

(c)          Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)          All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)          Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

(f)          Unless otherwise indicated, with respect to any Company Entity, the terms “ordinary course of business” or “ordinary course” shall be deemed to refer to the ordinary conduct of business in a manner consistent with the past practices and customs of such Company Entity.

Article II
The transactions; CLOSING

2.1         Determination of Aggregate Merger Consideration Amount.

(a)          During the Interim Period, the Company shall, at the request of Parent, provide to Parent such information as Parent may reasonably request regarding matters that will factor into the calculation of the Closing Adjusted Net Debt Amount.

22

(b)          Not less than five Business Days prior to the anticipated Closing Date, the Company shall deliver to Parent a written statement (the “Closing Statement”) setting forth the Company’s good faith estimates of the Closing Net Debt Amount, the Closing Working Capital Amount, the Approved Growth Capex Amount and the Closing Adjusted Net Debt Amount, together with supporting information and calculations in reasonable detail, and the resulting estimated Adjustment Amount and estimated Aggregate Merger Consideration Amount. If Parent disagrees with any amounts set forth on the Closing Statement delivered by the Company, (i) Parent shall notify the Company in writing of such disagreement (a “Disagreement Notice”) no later than the third Business Day after delivery by the Company to Parent of the Closing Statement and (ii) the Company and Parent shall cooperate to resolve such disagreements and agree to a revised Closing Statement prior to the Closing Date. The “Estimated Aggregate Merger Consideration Amount” shall be the estimated Aggregate Merger Consideration Amount set forth on (i) such revised Closing Statement if one is agreed to by the Company and Parent prior to the Closing Date or (ii) the Closing Statement delivered by the Company to Parent if either (A) Parent does not timely deliver to the Company a Disagreement Notice or (B) Parent does timely deliver a Disagreement Notice to the Company and the Company and Parent do not agree to a revised Closing Statement prior to the Closing Date. The Estimated Aggregate Merger Consideration Amount shall be used for the purposes of the issuance and delivery on the Closing Date by Parent and the Company, as applicable, of shares of Parent Class A Common Stock, shares of Parent Class B Stock and Common Units.

(c)          Not later than 75 days after the Closing Date, Parent shall prepare and deliver to the Seller Representative a written statement (the “Final Statement”), which shall be approved in advance of delivery by the audit committee of the Parent Board, setting forth Parent’s final calculation of the Closing Net Debt Amount, the Closing Working Capital Amount, the Approved Growth Capex Amount and the Closing Adjusted Net Debt Amount, together with supporting information and calculations in reasonable detail, and the resulting Adjustment Amount and Aggregate Merger Consideration Amount. If the Final Statement is not delivered to the Seller Representative within 75 days after the Closing Date, the Seller Representative may elect, at the Seller’s Representatives sole discretion, for the Closing Statement, and the estimated amounts of the Closing Net Debt, the Closing Working Capital Amount, the Approved Growth Capex Amount, and the Closing Adjusted Net Debt Amount, and the resulting Adjustment Amount and Aggregate Merger Consideration Amount, in each case contained therein, delivered pursuant to Section 2.1(b) to be deemed to constitute the finally determined Final Statement and the amounts of the Closing Net Debt, the Closing Working Capital Amount, the Approved Growth Capex Amount, and the Closing Adjusted Net Debt Amount, and the resulting Adjustment Amount and Aggregate Merger Consideration Amount pursuant to this Section 2.1(c), which amounts shall be final and binding upon the Parties, the Blocker Stockholders and the Non-Blocker Company Members for all purposes hereunder.

23

If the Seller Representative objects to Parent’s calculation of any of the amounts set forth in the Final Statement, the Seller Representative shall deliver to the Company written notice thereof (an “Objection Notice”) within 45 days after the Seller Representative’s receipt of the Final Statement (the “Objection Period”), which Objection Notice shall include reasonable detail regarding the Seller Representative’s specific objections to the calculation of such amount(s) set forth in the Final Statement, together with supporting information and calculations in reasonable detail. If the Seller Representative does not deliver an Objection Notice to Parent prior to the end of the Objection Period, the Aggregate Merger Consideration Amount set forth in the Final Statement delivered by Parent shall be deemed final and binding on the Parties, the Blocker Stockholders and the Non-Blocker Company Members. If the Seller Representative delivers an Objection Notice to Parent during the Objection Period, (i) each amount set forth in the Final Statement as to which the Seller Representative does not raise an objection in such Objection Notice shall be deemed final and binding on the Parties, the Blocker Stockholders and the Non-Blocker Company Members, and (ii) Parent and the Company shall attempt to resolve the objections set forth in such Objection Notice and agree on the amount(s) to which such objections relate within 30 days after Parent’s receipt of the Objection Notice (the “Resolution Period”). If Parent and the Seller Representative are able to resolve such objections and agree on the amount(s) to which such objections relate within the Resolution Period, which resolution and agreement must be approved by the audit committee of the Parent Board, such amount(s) as so agreed and the resulting Aggregate Merger Consideration Amount shall be set forth in a revised Final Statement, which each of Parent and the Company shall acknowledge in writing, and the Aggregate Merger Consideration Amount set forth in such revised Final Statement shall be final and binding on the Parties, the Blocker Stockholders and the Non-Blocker Company Members. If Parent and the Seller Representative fail to resolve the objections set forth in the Objection Notice and agree on the amount(s) to which such objections relate prior to the end of the Resolution Period, then Parent and the Seller Representative shall, within five Business Days after the end of the Resolution Period, (i) refer the specific amount(s) that remain in dispute (the “Disputed Amounts”) to Ernst & Young LLP or, if Ernst & Young LLP is unavailable to serve in such capacity, another independent accounting firm of national reputation selected by mutual agreement of Parent and the Seller Representative (the “Independent Accounting Firm”) and (ii) direct the Independent Accounting Firm to make a determination as to all Disputed Amounts (and only the Disputed Amounts) as promptly as reasonably practicable (and in any event within 60 days after its engagement) and to promptly notify Parent and the Seller Representative in writing of its determination. Each of Parent and the Seller Representative shall cooperate with the Independent Accounting Firm in connection with its determination of the Disputed Amounts and provide the Independent Accounting Firm access to all information necessary in order to for the Independent Accounting Firm to make such determination. In making its determination of the Disputed Amounts, the Independent Accounting Firm (i) shall not be permitted to assign a value to any particular Disputed Amount greater than the greatest value for such Disputed Amount claimed by Parent or the Seller Representative or less than the lowest value for such Disputed Amount claimed by Parent or the Seller Representative (except to the extent that the resolution of a Disputed Amount results in a corresponding change to any other amount) and (ii) shall make such determination in a manner that is consistent in all respects with the terms and provisions of this Agreement and shall not have the power to modify, amend or deviate from any term or provision of this Agreement. Parent shall bear and pay all of the fees and other costs charged by the Independent Accounting Firm. The Independent Accounting Firm’s determination of the Disputed Amounts shall be final and binding upon the Parties, the Blocker Stockholders and the Non-Blocker Company Members for all purposes hereunder. Following the Independent Accounting Firm’s determination of the Disputed Amounts, the Closing Net Debt Amount, the Closing Working Capital Amount, the Approved Growth Capex Amount and the Closing Adjusted Net Debt Amount and the resulting Adjustment Amount and Aggregate Merger Consideration Amount, calculated in accordance with the Independent Accounting Firm’s determination of the Disputed Amounts (and as otherwise previously deemed final), shall be set forth in a revised Final Statement, which each of Parent and the Seller Representative shall acknowledge in writing, and the Aggregate Merger Consideration Amount set forth in such revised Final Statement shall be final and binding on the Parties, the Blocker Stockholders and the Non-Blocker Company Members.

24

For purposes of complying with the terms set forth in this Section 2.1(c), Parent shall, and shall cause the Company Entities to, cooperate and make available to Seller Representative and its representatives and advisors, all information, records, data, working papers (including, subject to customary access letters, those work papers of its accountants), supporting schedules, calculations and other documentation that relate to Parent’s preparation of the Final Statement and calculations of Closing Net Debt, the Closing Working Capital Amount, the Approved Growth Capex Amount, and the Closing Adjusted Net Debt Amount, and the resulting Adjustment Amount and Aggregate Merger Consideration Amount (collectively, the “Post-Closing Adjustment Items and Calculations”), and shall permit reasonable access (during normal business hours, upon reasonable advance notice and in a manner reasonably designed to minimize the disruption on the conduct of the business of Parent and its Subsidiaries (including the Company Entities after the Closing)) to its and such Subsidiaries’ facilities, personnel and accountants, in each case, to the extent involved in the preparation of the Post-Closing Adjustment Items and Calculations, and as may be reasonably required in connection with the review and analysis of such Post-Closing Adjustment Items and Calculations and the resolution of any disputes in connections therewith. The obligations under this paragraph shall begin as of the delivery of the Final Statement and end as of the date the Post-Closing Adjustment Items and Calculation becomes final, conclusive and binding under this Section 2.1(c).

Parent agrees that, following the Closing Date through the date the Post-Closing Adjustment Items and Calculation becomes final, conclusive and binding under this Section 2.1(c), it will not take any actions, and will cause its Subsidiaries (including the Company Entities after the Closing) not to take any actions, with respect to the accounting books, records, policies, procedures on which the estimate of Post-Closing Adjustment Items and Calculations contained in the Closing Statement is based or on which such Post-Closing Adjustment Items and Calculations reflected in the Final Statement is to be based that would impede or delay (other than in an immaterial manner, or as may be required by GAAP or applicable Laws) the determination of the finally determined Post-Closing Adjustment Items or Calculations or the preparation of the Disagreement Notice.

(d)          If the Aggregate Merger Consideration Amount, as finally determined pursuant to Section 2.1(c), exceeds the Estimated Aggregate Merger Consideration Amount by more than $5,000,000, then, within five Business Days after such final determination of the Aggregate Merger Consideration Amount:

25

(i)          Parent shall issue to each Blocker Stockholder a number of shares of Parent Class A Common Stock (together with cash in lieu of fractional shares as provided in Section 2.4(b)(i)) such that aggregate number of shares of Parent Class A Common Stock issued to such Blocker Stockholder pursuant to this Agreement is equal to the number of shares of Parent Class A Common Stock such Blocker Stockholder would have received on the Closing Date if the finally determined Aggregate Merger Consideration Amount, rather than the Estimated Aggregate Merger Consideration Amount, were used for purposes of determining the number of shares of Parent Class A Common Stock to be issued and delivered on the Closing Date;

(ii)         the Company shall issue to each Non-Blocker Company Member a number of Common Units (together with cash in lieu of fractional Common Units as provided in Section 2.6(b)(i)) such that aggregate number of Common Units issued to such Non-Blocker Company Member pursuant to this Agreement is equal to the number of Common Units such Non-Blocker Company Member would have received on the Closing Date if the finally determined Aggregate Merger Consideration Amount, rather than the Estimated Aggregate Merger Consideration Amount, were used for purposes of determining the number of Common Units to be issued and delivered on the Closing Date;

(iii)        Parent shall contribute to the Company a number of shares of Parent Class B Common Stock equal to the aggregate number of Common Units issued by the Company pursuant to clause (ii) of this Section 2.1(d), and the Company shall deliver to each Non-Blocker Company Member a number of shares of Parent Class B Common Stock equal to the number of Common Units issued to such Non-Blocker Company Member pursuant to clause (ii) of this Section 2.1(d); and

(iv)        the Company shall issue to Parent a number of Common Units equal to the number of shares of Parent Class A Common Stock issued pursuant to clause (i) of this Section 2.1(d).

(e)          If the Estimated Aggregate Merger Consideration Amount exceeds the Aggregate Merger Consideration Amount, as finally determined pursuant to Section 2.1(c), by more than $5,000,000, then, within five Business Days after such final determination of the Aggregate Merger Consideration Amount:

(i)          Parent shall cancel a number of the shares of Parent Class A Common Stock issued to each Blocker Stockholder on the Closing Date such that aggregate number of shares of Parent Class A Common Stock issued to such Blocker Stockholder pursuant to this Agreement and not so canceled is equal to the number of shares of Parent Class A Common Stock such Blocker Stockholder would have received on the Closing Date if the finally determined Aggregate Merger Consideration Amount, rather than the Estimated Aggregate Merger Consideration Amount, were used for purposes of determining the number of shares of Parent Class A Common Stock to be issued and delivered on the Closing Date;

26

(ii)         the Company shall cancel a number of the Common Units issued to each Non-Blocker Company Member on the Closing Date such that aggregate number of Common Units issued to such Non-Blocker Company Member pursuant to this Agreement and not so canceled is equal to the number of Common Units such Non-Blocker Company Member would have received on the Closing Date if the finally determined Aggregate Merger Consideration Amount, rather than the Estimated Aggregate Merger Consideration Amount, were used for purposes of determining the number of Common Units to be issued and delivered on the Closing Date;

(iii)        Parent shall cancel a number of the shares of Parent Class B Common Stock issued to each Non-Blocker Company Member on the Closing Date equal to the number of Common Units issued by the Company to such Non-Blocker Company Member on the Closing Date and canceled pursuant to clause (ii) of this Section 2.1(e); and

(iv)        the Company shall cancel a number of Common Units held by Parent equal to the number of shares of Parent Class A Common Stock canceled pursuant to clause (i) of this Section 2.1(e).

The Parties agree that all shares of Parent Class A Common Stock, Common Units and shares of Parent Class B Common Stock canceled pursuant to this Section 2.1(e) shall be so canceled and forfeited by the holder thereof, and such cancelation and forfeiture shall be binding on each Blocker Stockholder, each Non-Blocker Company Member and Parent, as applicable, and their respective successors and assigns, automatically and without any action of any such Person. For the avoidance of doubt, in no event shall the adjustment under this clause (e) result in a cancellation of Parent Class A Common Stock, Parent Class B Common Stock, or Common Units based on finally determined Aggregate Merger Consideration Amount that is less than the Baseline Aggregate Merger Consideration Amount.

(f)          For the avoidance of doubt, if the Aggregate Merger Consideration Amount, as finally determined pursuant to Section 2.1(c), is not greater than or less than the Estimated Aggregate Merger Consideration Amount by more than $5,000,000, no issuance or cancelation of shares of Parent Class A Common Stock, Common Units and shares of Parent Class B Common Stock shall occur pursuant to Section 2.1(d) or Section 2.1(e), and no other adjustment or payment shall be made in respect of the difference between such finally determined Aggregate Merger Consideration Amount and the Estimated Aggregate Merger Consideration Amount.

(g)          If the applicable Merger Consideration is not issued and delivered to a Blocker Stockholder or a Non-Blocker Company Member on the Closing Date pursuant to the last paragraph of Section 2.9 or Section 2.10 and is later delivered to such Blocker Stockholder or Non-Blocker Company pursuant to such paragraph, then (i) if such Merger Consideration is delivered prior to any issuance or cancelation pursuant to Section 2.1(d) or Section 2.1(e), such Merger Consideration shall be deemed for purposes of Section 2.1(d) or Section 2.1(e), as applicable, to have been issued and delivered on the Closing Date, and (ii) if such Merger Consideration is delivered after any issuance or cancelation pursuant to Section 2.1(d) or Section 2.1(e), the amount of such Merger Consideration shall be determined after giving effect to Section 2.1(d) or Section 2.1(e), as applicable, rather the amount of such Merger Consideration that otherwise would have been issued and delivered to such Blocker Stockholder or Non-Blocker Company Member on the Closing Date.

27

2.2         Allocation of Merger Consideration.

(a)          It is the intent of the Parties that the sum of (i) the number of shares of Parent Class A Common Stock issuable pursuant to the Blocker Merger as provided in Section 2.4(b)(i) and (ii) the number of Common Units issuable to the Non-Blocker Company Members pursuant to the Company Merger as provided in Section 2.6(b)(i) shall be equal (without giving effect to the payment of cash in lieu of fractional shares or units as provided in Section 2.4(b)(i) and Section 2.6(b)(i)) to (A) the Aggregate Merger Consideration Amount divided by (B) $10.00.

(b)          Not less than five Business Days prior to the anticipated Closing Date, the Company shall deliver to Parent and Merger Sub a written statement (the “Merger Consideration Allocation Statement”) setting forth:

(i)          for each Company Member the percentage of the Aggregate Merger Consideration Amount that is allocable to such Company Member (such Company Member’s “Merger Consideration Percentage”), which shall total 100% and shall be determined in accordance with the provisions of the Company LLC Agreement governing the allocation of the consideration for an Approved Sale unless Parent provides its prior written consent to a different basis of determination (such consent not to be withheld or delayed unreasonably); and

(ii)         for each Blocker Stockholder, the percentage of the Applicable Blocker Merger Consideration for the applicable Blocker Company that is allocable to such Blocker Stockholder (for each Blocker Stockholder, its “Applicable Blocker Consideration Percentage”), which shall total 100% and shall be determined on the basis of the relative rights of all of the Blocker Stockholders of such Blocker Company to share in the Applicable Blocker Merger Consideration based on the number and type of Shares of Capital Stock of such Blocker Company owned by each of them and, as applicable, the Organizational Documents of such Blocker Company Member and applicable Law.

The Merger Consideration Percentages and the Applicable Blocker Consideration Percentages (collectively, the “Allocation Percentages”) set forth in the Merger Consideration Allocation Statement shall be binding on all Parties and shall be used by Parent and Merger Sub for purposes of issuing the Merger Consideration to the Blocker Stockholders and the Non-Blocker Company Members pursuant to this Article II. In issuing the Merger Consideration pursuant to this Article II, Parent and Merger Sub shall be entitled to rely fully on the Allocation Percentages set forth in the Merger Consideration Allocation Statement, and none of Parent, Merger Sub or any of their respective Affiliates shall have any responsibility for determining or confirming the Allocation Percentages, nor shall any of them have any liability to any other Party or any other Person (including any Blocker Stockholder, any Non-Blocker Company Member or any of their respective owners or Affiliates) related to such Allocation Percentages or issuance of the Merger Consideration based on such Allocation Percentages, including if any of the Allocation Percentages is later established to have been determined erroneously.

28

In addition to the Merger Consideration Allocation Statement, the Company shall request in writing that each of the Blocker Stockholders and the Non-Blocker Company Members (to the extent entitled to receive Company Merger Consideration) deliver, or cause to be delivered, not less than five Business Days prior to the Closing Date, to Parent (i) the Letter of Transmittal with respect to each such Blocker Stockholder and each such Non-Blocker Company Member in order for Parent or Merger Sub, as applicable, to issue the Merger Consideration to such Persons pursuant to this Article II, together with IRS Forms W-9 or W-8, as applicable, (ii) duly executed counterparts of the Registration Rights and Lock-Up Agreement, and (iii) solely with respect to such Non-Blocker Company Members, duly executed counterparts of the A&R Company LLC Agreement, in each case executed by such Persons (such materials described in clauses (i), (ii) and (iii), collectively, the “Company Equityholder Materials”). The Company and the Blocker Companies shall use their commercially reasonable efforts to cause such Company Equityholder Materials to be timely delivered to Parent in accordance with the immediately preceding sentence.

2.3         Directors and Officers of Parent.

(a)          Subject to the conditions set forth in this Agreement, on the Closing Date and immediately after the Company Merger Effective Time, Parent shall cause the total number of directors constituting the entire Parent Board to be seven and cause the Parent Board to consist of the individuals listed on Schedule 2.3(a); provided, however, that if any of such individuals is unwilling or unable to serve as a member of the Parent Board, such individual shall be replaced by an individual (i) designated by Parent, if the individual who is unwilling or unable to serve is listed as a “Parent Designee” on Schedule 2.3(a), (ii) designated by the Company, if the individual who is unwilling or unable to serve is listed as a “Company Designee” on Schedule 2.3(a), (iii) designated by Crestview, if the individual who is unwilling or unable to serve is listed as a “Crestview Designee” on Schedule 2.3(a) and (iv) who is independent for purposes of NASDAQ rules if the individual who is unwilling or unable to serve is listed as an “Independent Director” on Schedule 2.3(a). From and after the Closing Date, such directors shall serve as such until their respective successors are duly elected or appointed and qualified or their earlier resignation or removal.

(b)          Subject to the conditions set forth in this Agreement, on the Closing Date and immediately after the Company Merger Effective Time, Parent shall cause the individuals listed on Schedule 2.3(b) to be the officers of Parent holding the office or offices designated for each such individual listed for such individual on Schedule 2.3(b); provided, however, that if any of such individuals is unwilling or unable to serve as an officer of the Parent, such individual shall be replaced by an individual mutually agreed by Parent and the Company. From and after the Closing Date, such officers shall serve until their resignation or removal by the Parent Board.

29

2.4         The Blocker Merger.

(a)          The Blocker Merger. On the terms and subject to the conditions set forth in this Agreement and the applicable provisions of Delaware Law and the Laws of each Applicable Blocker Jurisdiction, on the Closing Date, each Blocker Company shall be merged with and into Parent (collectively, the “Blocker Merger”), whereupon the separate corporate (or other applicable Entity) existence of each Blocker Company shall cease and Parent shall continue as the surviving corporation of the Blocker Merger. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent shall cause the Blocker Merger to be consummated under Delaware Law and the Laws of each Applicable Blocker Jurisdiction by filing a certificate of merger in customary form and substance (the “Blocker Merger Certificate of Merger”) contemporaneously with the Delaware Secretary of State and the secretary of state or other applicable Governmental Authority of each Applicable Blocker Jurisdiction in accordance with the applicable provisions of Delaware Law and the Laws of each Applicable Blocker Jurisdiction. The time of such filing of the Blocker Merger Certificate of Merger with the Delaware Secretary of State and the secretary of state or other applicable Governmental Authority of each Applicable Blocker Jurisdiction is referred to herein as the “Blocker Merger Effective Time.”

(b)          Effects of the Blocker Merger on the Capital Stock of the Blocker Companies and Parent.

(i)          At the Blocker Merger Effective Time, by virtue of the Blocker Merger and without any action on the part of Parent, any Blocker Company or any Blocker Stockholder, the Shares of Capital Stock of each Blocker Company that are issued and outstanding immediately prior to the Blocker Merger Effective Time (A) shall be converted into, in the aggregate for all such Shares of Capital Stock of such Blocker Company, the right to receive the Applicable Blocker Merger Consideration for such Blocker Company and (B) shall be canceled, shall cease to exist and shall no longer be outstanding. For purposes of the foregoing, each Share of Capital Stock of each Blocker Company shall be converted into the right to receive a portion of the Applicable Blocker Merger Consideration for such Blocker Company such that each Blocker Stockholder is entitled to receive its Applicable Blocker Consideration Percentage of the Applicable Blocker Merger Consideration for such Blocker Company. Notwithstanding the foregoing, no fractional shares of Parent Class A Common Stock shall be issued to the Block Stockholders pursuant to the Blocker Merger, and, in lieu of issuance of any such fractional share, Parent shall pay to each Blocker Stockholder cash in the amount of (I) the fraction of a share of Parent Class A Common such Blocker Stockholder would otherwise be entitled to receive multiplied by (II) $10.00.

From and after the Blocker Merger Effective Time, (A) no Blocker Stockholder shall have any rights with respect to Shares of Capital Stock of any Blocker Company issued and outstanding immediately prior to the Blocker Merger Effective Time, other than the right to receive the portion of the Applicable Blocker Merger Consideration into which such Shares of Capital Stock have been converted as provided in this Section 2.4(b)(i), and (B) any certificate evidencing ownership of any Shares of Capital Stock of any Blocker Company shall evidence only the right to receive the portion of the Applicable Blocker Merger Consideration into which the Shares of Capital Stock evidenced by such certificate immediately prior to the Blocker Merger Effective Time have been so converted. The Applicable Blocker Merger Consideration, when issued at Closing to the Blocker Stockholders of the applicable Blocker Company, shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares of Capital Stock of such Blocker Company. From and after the Blocker Merger Effective Time, there shall be no further registration of transfers on the records of any Blocker Company or Parent of any Shares of Capital Stock of any Blocker Company that were issued and outstanding immediately prior to the Blocker Merger Effective Time.

30

(ii)         At the Blocker Merger Effective Time, all of the Capital Stock of Parent and all of the Parent Warrants issued and outstanding immediately prior to the Blocker Merger Effective Time shall remain outstanding and shall be unaffected by the Blocker Merger, subject to the Class F Common Stock Conversion, the Founder Share Cancelation and, to the extent applicable under the terms of the Parent Sponsor Agreement, the Sponsor Warrant Cancelation, each to be effective at Closing as provided in the Parent Sponsor Agreement and the A&R Parent Certificate of Incorporation, as applicable.

(c)          Parent Certificate of Incorporation. At the Blocker Merger Effective Time, by virtue of the Blocker Merger, the Parent Certificate of Incorporation shall be amended and restated in its entirety to be in the form of the A&R Parent Certificate of Incorporation, which, from and after the Blocker Merger Effective Time shall be the certificate of incorporation of Parent until duly amended in accordance with its terms and Delaware Law.

(d)          General Effects of the Blocker Merger. At the Blocker Merger Effective Time, the effects of the Blocker Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law and the Laws of each Applicable Blocker Jurisdiction. Without limiting the generality of the foregoing, and subject thereto, at the Blocker Merger Effective Time, all of the property, rights, privileges, powers and franchises of each Blocker Company and Parent shall vest in Parent, as the surviving corporation of the Blocker Merger, and all debts, Liabilities and duties of each Blocker Company and Parent shall become the debts, Liabilities and duties of Parent, as the surviving corporation of the Blocker Merger.

2.5         Parent Contribution. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date and immediately after the Blocker Merger Effective Time, Parent shall contribute to Merger Sub, as a capital contribution in respect of the Merger Sub Interests, (a) cash in the amount of the Available Funds less (i) the amount of the Parent Transaction Expenses and (ii) the aggregate amount payable by Parent in lieu of fractional shares of Parent Class A Common Stock pursuant to Section 2.4(b)(i), (b) the number of shares of Parent Class B Common Stock included in the Company Merger Consideration, and (c) the number of shares of Parent Class A Common Stock to be used for the payment of Stock Transaction Expenses pursuant to Section 2.7(c) and Section 2.7(d) (the “Parent Contribution”).

31

2.6         The Company Merger.

(a)          The Company Merger. On the terms and subject to the conditions set forth in this Agreement and the applicable provisions of Delaware Law, on the Closing Date and immediately after the Parent Contribution, Merger Sub shall be merged with and into the Company (the “Company Merger”), whereupon the separate limited liability company existence of Merger Sub shall cease and the Company shall continue as the surviving limited liability company of the Company Merger. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Company shall cause the Company Merger to be consummated under Delaware Law by filing a certificate of merger in customary form and substance (the “Company Merger Certificate of Merger”) with the Delaware Secretary of State in accordance with the applicable provisions of Delaware Law. The time of such filing of the Company Merger Certificate of Merger with the Delaware Secretary of State is referred to herein as the “Company Merger Effective Time.”

(b)          Effects of the Company Merger on the Capital Stock of the Company and Merger Sub.

(i)          At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of Merger Sub, the Company or any Company Member, all of the Company Units that are issued and outstanding immediately prior to the Company Merger Effective Time (other than the Parent Acquired Company Units, which are addressed in Section 2.6(b)(ii)) (A) shall be converted into the right to receive, in the aggregate with respect to all such Company Units, the Company Merger Consideration and (B) shall be canceled, shall cease to exist and shall no longer be outstanding. For purposes of the foregoing, each such Company Unit shall be converted into the right to receive a portion of the Company Merger Consideration such that each Non-Blocker Company Member is entitled to receive such Non-Blocker Company Member’s Individual Company Merger Consideration. Notwithstanding the foregoing, no fractional Common Units or fractional shares of Parent Class B Common Stock shall be issued to the Non-Blocker Company Members pursuant to the Company Merger, and, in lieu of issuance of any such fractional unit or share, the Company shall pay to each Non-Blocker Company Member cash in the amount of (I) the fraction of a Common Unit such Non-Blocker Company Member would otherwise be entitled to receive multiplied by (II) $10.00.

From and after the Company Merger Effective Time, no Non-Blocker Company Member shall have any rights with respect to the Company Units held by such Non-Blocker Company Member immediately prior to the Company Merger Effective Time, other than the right to receive such Non-Blocker Company Member’s Individual Company Merger Consideration. The Company Merger Consideration, when issued and delivered at Closing to the Non-Blocker Company Members, shall be deemed to have been paid in full satisfaction of all rights pertaining to all Company Units held by the Non-Blocker Company Members. From and after the Company Merger Effective Time, there shall be no further registration of transfers on the records of the Company of any Company Units that were issued and outstanding immediately prior to the Company Merger Effective Time.

32

(ii)         At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of Parent, the Company or any Company Member, the Parent Acquired Company Units (A) shall be converted into the right to receive, in the aggregate with respect to all Parent Acquired Company Units, a number of Common Units equal to the number of shares of Parent Class A Common Stock included in the Blocker Merger Consideration and (B) shall be canceled, shall cease to exist and shall no longer be outstanding.

(iii)        At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of Parent, Merger Sub or the Company, all of the Merger Sub Interests that are issued and outstanding immediately prior to the Company Merger Effective Time (A) shall be converted into the right to receive (I) a number of Common Units equal to the number of shares of Parent Class A Common Stock outstanding at the Closing (excluding the shares of Parent Class A Common Stock included in the Blocker Merger Consideration) after (1) the consummation of the Transactions (including the payment of any Stock Transaction Expenses paid at Closing), the PIPE Transactions, the Founder Share Cancelation and the Class F Common Stock Conversion and (2) the exercise, if any, by holders of shares of Parent Class A Common Stock of the Parent Stockholder Redemption Right and (II) Company Warrants to purchase a number of Common Units equal to the number of shares of Parent Class A Common Stock initially issuable upon exercise of the Parent Warrants outstanding at the Closing after the consummation of the Transactions and, if applicable pursuant to the terms of the Parent Sponsor Agreement, the Sponsor Warrant Cancelation and (B) shall be canceled, shall cease to exist and shall no longer be outstanding.

(c)          Company LLC Agreement. At the Company Merger Effective Time, by virtue of the Merger and without further action by the Company, any Company Member or any Person who acquires Common Units pursuant to the Company Merger, the Company LLC Agreement shall be amended and restated to be in the form of the A&R Company LLC Agreement, which, from and after the Company Merger Effective Time shall be the limited liability company agreement of the Company until duly amended in accordance with its terms and Delaware Law.

(d)          General Effects of the Company Merger. At the Company Merger Effective Time, the effects of the Company Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in Company, as the surviving limited liability company of the Company Merger, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of Company, as the surviving limited liability company of the Company Merger.

2.7         Company Contribution; Repayment of Indebtedness; Payment of Transaction Expenses. On the terms and subject to the conditions set forth in this Agreement and the applicable provisions of Delaware Law, on the Closing Date and immediately after the Company Merger Effective Time:

33

(a)          The Company shall contribute to USWS, as a capital contribution, cash in the amount of the Available Funds contributed to Merger Sub by Parent in the Parent Contribution less the aggregate amount payable by the Company in lieu of fractional Company Units and fractional shares of Parent Class B Common Stock pursuant to Section 2.6(b)(i);

(b)          The Company shall cause USWS to repay, out of the Available Funds contributed to it by the Company, all outstanding Indebtedness and other obligations of the Company Entities under the Credit Agreement, and the Credit Agreement shall be terminated (other than with respect to any provision of the Credit Agreement that by its express terms survives such termination, which provision(s) shall continue in accordance with their terms);

(c)          The Company shall cause USWS to pay, out of the Available Funds contributed to it by the Company, all Company Transaction Expenses that are due and payable at Closing; provided, however, that any Company Transaction Expenses with respect to which Parent and the Person entitled to receive such Company Transactions Expenses have agreed to the payment of such Company Transaction Expenses in shares of Parent Class A Common Stock (“Stock Transaction Expenses”) (which agreement between Parent and each such other Person, if any, shall provide for the payment of such Stock Transaction Expenses on the basis of one share of Parent Class A Common Stock for each $10.00 of such Stock Transaction Expenses, but without the prior written consent of the Company obtained prior to Closing, such amount of Company Transaction Expenses payable in Parent Class A Common Stock shall not exceed $15,000,000; provided, however, that the portion of the Change in Control CEO Bonus Amount required to be paid in shares of Parent Class A Common Stock shall in any event be a Stock Transaction Expense) shall not be paid by USWS pursuant to this Section 2.7(c) and instead shall be payable as provided in Section 2.7(d); and

(d)          Parent shall (i) pay all Parent Transaction Expenses that are payable at Closing and (ii) in the case of any Stock Transaction Expenses that are payable at Closing, Parent shall (A) issue shares of Parent Class A Common Stock in an amount equal to (I) the dollar amount of such Stock Transaction Expenses divided by (II) $10.00, (B) contribute such shares of Parent Class A Common Stock to Merger Sub as part of the Parent Contribution as provided in Section 2.5, and (C) after the Company Merger Effective Time, cause the Company to transfer such shares of Parent Class A Common Stock in payment and satisfaction of such Stock Transaction Expenses. The Parties acknowledge and agree that, for U.S. federal Income Tax purposes, (x) the deemed contribution of such shares of Parent Class A Common Stock to be used for the payment and satisfaction of Stock Transaction Expenses to the Company in exchange for Common Units shall be treated as a contribution to a partnership described in Section 721 of the Code, and (y) the payment and satisfaction of Stock Transaction Expenses by the Company with shares of Parent Class A Common Stock shall be subject to Section 1032(a) of the Code.

34

2.8         Closing. Closing shall take place at the offices of Bracewell LLP, 711 Louisiana Street, Suite 2300, Houston, Texas 77002 at 9:00 a.m. local time on the fifth Business Day after the conditions to Closing set forth in Article VII and Article VIII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) have been either satisfied or waived by the Party entitled to waive such conditions, or on such other date and at such other time and place as Parent and the Company mutually agree in writing. The events and actions contemplated by Section 2.3, Section 2.4, Section 2.5, Section 2.6 and Section 2.7 shall occur or be taken on the Closing Date at the times and in the sequence contemplated by such Sections. The Closing shall be deemed to have been completed and effective for all purposes on the Closing Date at the time all of the events and actions contemplated by Section 2.3, Section 2.4, Section 2.5, Section 2.6 and Section 2.7, Section 2.9, Section 2.10 and Section 2.11 have occurred or been taken. Notwithstanding the foregoing, for applicable accounting and Tax purposes, the events and actions described in Section 2.4, Section 2.5, Section 2.6 and Section 2.7 shall be deemed to occur at the end of the day on the Closing Date.

2.9         Closing Deliveries by Parent. At Closing, subject to the last paragraph of this Section 2.9, Parent shall deliver, or shall cause to be delivered, the following:

(a)          to each Blocker Stockholder, (i) the shares of Parent Class A Common Stock issuable to such Blocker Stockholder in respect of the Shares of Capital Stock of the applicable Blocker Company held by such Blocker Stockholder pursuant the Blocker Merger as provided in Section 2.4(b)(i) (but determined based on the Estimated Aggregate Merger Consideration Amount as provided in Section 2.1(b)), which shares shall be delivered in book-entry form and not certificated, (ii) evidence of the recording of the issuance of such shares in the transfer books and records of Parent or its transfer agent, and (iii) any cash in lieu of a fractional share of Parent Class A Common Stock payable to such Blocker Stockholder pursuant to Section 2.4(b)(i);

(b)          to each Non-Blocker Company Member, (i) the shares of Parent Class B Common Stock issuable to such Non-Blocker Company Member in respect of the Company Units held by such Non-Blocker Company Member pursuant to the Company Merger as provided in Section 2.6(b)(i) (but determined based on the Estimated Aggregate Merger Consideration Amount as provided in Section 2.1(b)), which shares shall be delivered in book-entry form and not certificated and (ii) evidence of the recording of the issuance of such shares in the transfer books and records of Parent or its transfer agent;

(c)          to the Blocker Stockholders and the Non-Blocker Company Members, a duly executed counterpart of the A&R Registration Rights Agreement, executed by Parent, Parent Sponsor and Cantor;

(d)          to the Company, a duly executed counterpart of the A&R Company LLC Agreement, executed by Parent;

(e)          to the Company Parties, evidence reasonably satisfactory to the Company that the Founder Share Cancelation and, if applicable pursuant to the terms of the Parent Sponsor Agreement, the Sponsor Warrant Cancelation have occurred or are occurring contemporaneously with the Closing;

(f)          to the Company Parties, a copy of the A&R Parent Certificate of Incorporation, as filed with the Delaware Secretary of State, together with certification from the Delaware Secretary of State evidencing that the same has been filed with the Delaware Secretary of State;

35

(g)          to the Company Parties, a copy of the Blocker Merger Certificate of Merger, as filed with the Delaware Secretary of State and the secretary of state or other applicable Governmental Authority of each Applicable Blocker Jurisdiction, together with certification from the Delaware Secretary of State and the secretary of state or other applicable Governmental Authority of each Applicable Blocker Jurisdiction evidencing that the same has been filed with the Delaware Secretary of State or the secretary of state or other applicable Governmental Authority of such Applicable Blocker Jurisdiction, as applicable;

(h)          to the Company Parties, a certificate of Parent, dated as of the Closing Date, signed by an authorized officer of Parent, certifying that the conditions set forth in Sections 8.1 and 8.2 have been fulfilled; and

(i)          to the Company Parties, evidence of (i) the resignation or removal of all of Parent’s officers and directors (other than any such director who will continue as a director from and after the Closing Date pursuant to Section 2.3(a)) and (ii) the appointment or election of the officers and directors of Parent to be effective as of the Closing Date as provided in Section 2.3(a) and Section 2.3(b).

On the Closing Date, the issuance of (i) the Parent Class A Common Stock to the Blocker Stockholders (and cash in lieu of fractional shares thereof) in accordance with Section 2.9(a) and (ii) the shares of Parent Class B Common Stock to the Non-Blocker Company Members in accordance with Section 2.9(b) shall be made only to those Blocker Stockholders and Non-Blocker Company Members, as applicable, that have delivered the Company Equityholder Materials to Parent no later than five Business Days prior to the Closing Date (except to the extent such five Business Day requirement is waived in writing by Parent in its sole discretion). Following the Closing Date, Parent shall cause such shares of Parent Class A Common Stock (and cash in lieu of fractional shares thereof) or Parent Class B Common Stock to be issued to any such Blocker Stockholder or Non-Blocker Company Member in accordance with Section 2.9(a) or Section 2.9(b), as applicable, to the extent not issued on the Closing Date, promptly after Parent receives the required Company Equityholder Materials from such Blocker Stockholder or Non-Blocker Company Member, as applicable.

2.10       Closing Deliveries by the Company. At Closing, the Company shall deliver, or shall cause to be delivered, the following:

(a)          to each Non-Blocker Company Member, (i) the Common Units issuable to such Non-Blocker Company Member in respect of the Company Units held by such Non-Blocker Company Member pursuant to the Company Merger as provided in Section 2.6(b)(i) (but determined based on the Estimated Aggregate Merger Consideration Amount as provided in Section 2.1(b)), which Common Units shall not be certificated but the issuance thereof shall be recorded in, or in the manner specified in, the A&R Company LLC Agreement, and (ii) any cash in lieu of a fractional Common Unit and fractional share of Parent Class B Common Stock payable to such Non-Blocker Company Member pursuant to Section 2.6(b)(i);

36

(b)          to Parent, (i) the Common Units issuable in respect of the Parent Acquired Company Units pursuant to the Company Merger as provided in Section 2.6(b)(ii) (but determined based on the Estimated Aggregate Merger Consideration Amount as provided in Section 2.1(b)) and (ii) the Common Units and Company Warrants issuable in respect of the Merger Sub Interests pursuant to the Company Merger as provided in Section 2.6(b)(iii) (but determined, in the case of such Common Units, based on the Estimated Aggregate Merger Consideration Amount as provided in Section 2.1(b)), which Common Units (in the case of clauses (i) and (ii) above) and Company Warrants shall not be certificated but the issuance thereof shall be recorded in, or in the manner specified in, the A&R Company LLC Agreement;

(c)          to Parent, duly executed counterparts of the A&R Registration Rights Agreement, executed by each of the Blocker Stockholders and Non-Blocker Company Members that have provided the Company Equityholder Materials to Parent prior to Closing in accordance with Section 2.2(b) (final paragraph);

(d)          to Parent, duly executed counterparts of the A&R Company LLC Agreement, executed by the Company and by each of the Non-Blocker Company Members that have provided the Company Equityholder Materials to Parent prior to Closing in accordance with Section 2.2(b) (final paragraph);

(e)          to Parent and Merger Sub, a certificate of the Company, dated as of the Closing Date, signed by an authorized officer of the Company, certifying that the conditions set forth in Sections 7.1(a) and 7.2(a) have been fulfilled;

(f)          to Parent, a certificate of non-foreign status of the Company, in a form reasonably acceptable to Parent, meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2); and

(g)          to Parent, a copy of the Company Merger Certificate of Merger, as filed with the Delaware Secretary of State, together with certification from the Delaware Secretary of State evidencing that the same has been filed with the Delaware Secretary of State.

On the Closing Date, the issuance of the Common Units (and cash in lieu of fractional Common Units) to the Non-Blocker Company Members in accordance with Section 2.10(a) shall be made only to those Non-Blocker Company Members that have delivered the Company Equityholder Materials to Parent no later than five Business Days prior to the Closing Date (except to the extent such five Business Day requirement is waived in writing by Parent in its sole discretion). Following the Closing Date, Company shall cause such Common Units (and cash in lieu of fractional Common Units) to be issued to any such Non-Blocker Company Member in accordance with Section 2.10(a) to the extent not issued on the Closing Date, promptly after Parent receives the required Company Equityholder Materials from such Non-Blocker Company Member.

2.11       Closing Deliveries by the Blocker Companies. At Closing, each Blocker Company shall deliver, or shall cause to be delivered, the following:

(a)          to Parent and Merger Sub, a certificate of such Blocker Company, dated as of the Closing Date, signed by an authorized officer of such Blocker Company, certifying that the conditions set forth in Sections 7.1(b) and 7.2(b) have been fulfilled with respect to such Blocker Company;

37

(b)          to Parent and Merger Sub, (i) a properly completed and executed certificate satisfying Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c), certifying that the shares in such Blocker Company are not interests in a United States real property holding corporation within the meaning Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and (ii) a notice to the IRS with respect to such Blocker Company that meets the requirement of Treasury Regulation Section 1.897-2(h)(2), in each case that is reasonably acceptable to Parent and Merger Sub; and

(c)          to Parent, all certificates, if any, representing Shares of Capital Stock of such Blocker Company, from those Blocker Stockholders the Company Equityholder Materials to Parent prior to Closing in accordance with Section 2.2(b) (final paragraph).

2.12       Withholding. Parent, the Company or any other applicable payor shall be entitled to deduct and withhold from the Merger Consideration or any other payment made pursuant to this Agreement such amounts as Parent, the Company or such payor, as applicable, is required to deduct and withhold under the Code, or any other applicable Law, with respect to the making of such payment; provided, however, that Parent and the Company shall use commercially reasonable efforts to notify the applicable payee of any amounts expected to be deducted and withheld and the basis for such deduction and withholding, at least five Business Days prior to making such deduction or withholding, and, in any event, shall provide such notice as soon as reasonably practicable upon becoming aware of its need to make such deduction or withholding. Parent or the Company, as applicable, shall reasonably cooperate with the applicable payee to reduce or eliminate any deductions and withholdings. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Article III
REPRESENTATIONS AND WARRANTIES regarding the blocker Companies

Each Blocker Company hereby severally and not jointly represents and warrants to Parent and Merger Sub as to itself only but not on behalf of any other Blocker Company as follows:

3.1         Organization. Such Blocker Company is validly existing and in good standing as the type of Entity specified for such Blocker Company on Schedule 3.1 under the Laws of the jurisdiction of organization of such Blocker Company specified for such Blocker Company on Schedule 3.1 (each such jurisdiction other than the State of Delaware, an “Applicable Blocker Jurisdiction”).

38

3.2         Authority and Enforceability. Such Blocker Company has the requisite Entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by such Blocker Company at Closing, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by such Blocker Company of this Agreement and the Ancillary Agreements to be delivered by such Blocker Company at Closing, the performance by such Blocker Company of its obligations hereunder and thereunder and the consummation of the Transactions have been duly and validly authorized by all necessary Entity action. This Agreement has been, and the Ancillary Agreements to be delivered by such Blocker Company Member at Closing will at Closing be, duly and validly executed and delivered by such Blocker Company and constitutes (or, in the case of the Ancillary Agreements to be delivered by such Blocker Company at Closing will, at Closing, constitute) the legal, valid and binding obligation of such Blocker Company enforceable against such Blocker Company in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.3         No Conflicts; Consents and Approvals. Except (i) as disclosed on Schedule 3.3, (ii) for such filings as may be required under the HSR Act and (iii) as may result from any facts or circumstances relating solely to Parent or its Affiliates and assuming all Governmental Approvals disclosed on Schedule 3.4 have been made or obtained, the execution and delivery by such Blocker Company of this Agreement and the Ancillary Agreements to be delivered by such Blocker Company at Closing, the performance by such Blocker Company of its obligations under this Agreement and such Ancillary Agreements and the consummation of the Transactions, do not and will not:

(a)          violate or result in a breach of the Organizational Documents of such Blocker Company;

(b)          result in any breach of, or constitute a default under (or constitute an event which with the giving of notice or lapse of time, or both, would become a default), or give to any third party any right of termination, consent, acceleration or cancellation of, or result in the creation of any Lien on the Company Units held by such Blocker Company or any Capital Stock of such Blocker Company pursuant to, any Contract to which such Blocker Company is a party or by which any of its Assets are bound; or

(c)          violate or result in a breach of any Law applicable to such Blocker Company.

3.4         Governmental Approvals. No Governmental Approval is required to be made or obtained by such Blocker Company in connection with such Blocker Company’s execution, delivery and performance of this Agreement and the Ancillary Agreements to be delivered by such Blocker Company at Closing or the consummation of the Transactions, except (a) as may be necessary as a result of any facts or circumstances relating solely to Parent or its Affiliates, (b) as would not reasonably be expected to prevent or materially delay or impair such Blocker Company’s performance of its obligations under this Agreement or the consummation of the Transactions, (c) for such filings as may be required under the HSR Act, and (d) as disclosed on Schedule 3.4.

39

3.5         Title to Company Units. Such Blocker Company owns and holds, of record and beneficially, all of the Company Units specified for such Blocker Company on Schedule 3.5, in each case, free and clear of all Liens and restrictions on transfer other than those arising pursuant to (a) this Agreement, (b) the Organizational Documents of the Company, or (c) applicable securities Laws. Such Blocker Company has no outstanding options or other rights to acquire from any Company Entity or any other Person, and no obligation to sell, any Company Units or other Capital Stock or voting securities of any Company Entity or any securities convertible into or exercisable or exchangeable for Company Units or other Capital Stock or voting securities of any Company Entity, other than as provided in this Agreement.

3.6         Legal Proceedings. As of the Execution Date, there is no Proceeding (filed by any Person other than Parent or any of its Affiliates) pending or, to such Blocker Company’s Knowledge, threatened against such Blocker Company before or by any Governmental Authority, which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal or preventing or delaying any of the Transactions.

3.7         Brokers. Such Blocker Company has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions for which Parent, Merger Sub or any of the Company Entities could become liable or obligated.

3.8         No Other Activities. Except as set forth on Schedule 3.8, such Blocker Company (i) was formed solely for the purpose of holding the Company Units held by it, (ii) has not conducted any business or engaged in any activities other than those directly related to holding the Company Units held by it, (iii) has no Assets other than the Company Units held by it, (iv) has no Liabilities, and (v) is not a party to any Contract other than the Company LLC Agreement and this Agreement.

3.9         Capitalization.

(a)          The issued and outstanding Shares of Capital Stock of such Blocker Company consists solely of the Shares of Capital Stock of such Blocker Company set forth on Schedule 3.9, and all such Shares of Capital Stock of such Blocker Company (i) are owned of record by the Blocker Stockholder indicated on Schedule 3.9, (ii) have been validly issued, are fully paid and nonassessable, (iii) were issued in compliance with all applicable Law and the Organizational Documents of such Blocker Company, and (iv) were not issued in violation of any preemptive or similar rights of any Person under applicable Law, the Organizational Documents of such Blocker Company or any Contract to which such Blocker Company is or was a party or by which it is or was bound. No Blocker Stockholder of such Blocker Company will be entitled to any appraisal, dissenters’ or similar rights in connection with the Blocker Merger.

(b)          There are no outstanding (i) securities of such Blocker Company convertible into or exchangeable for Shares of Capital Stock of such Blocker Company, (ii) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, relating to issued or unissued Shares of Capital Stock of such Blocker Company, (iii) options or other rights of any Person to acquire from such Blocker Company, or obligations of such Blocker Company to issue or sell, any Capital Stock of such Blocker Company or any securities convertible into or exchangeable or exercisable for any Capital Stock of such Blocker Company, other than this Agreement, (iv) equity equivalents or other similar rights of or with respect to such Blocker Company, or (v) obligations of such Blocker Company to repurchase, redeem or otherwise acquire any of the foregoing securities, options, equity equivalents, Capital Stock or rights.

40

(c)          Each of the Blocker Stockholders of such Blocker Company (i) is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act, (ii) is acquiring the shares of Parent Class A Common Stock issuable to it pursuant to the Blocker Merger for its own account and not with a view to a sale, distribution or other disposition thereof in violation of the Securities Act, and (iii) understands that such shares of Parent Class A Common Stock have not been registered under the Securities Act in reliance on an exemption therefrom and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act and in compliance with all applicable federal and state securities Laws.

3.10       Taxes. With respect to each Blocker Company:

(a)          All Income Tax Returns and other material Tax Returns required to be filed by or with respect to such Blocker Company have been duly and timely filed (taking into account any validly-obtained extension of time for filing) with the appropriate Taxing Authority, and all such Tax Returns are true, correct and complete in all material respects. All Income Taxes and other material Taxes owed by such Blocker Company (or for which such Blocker Company may be liable) that are or have become due have been duly and timely paid in full (regardless of whether shown on any Tax Return). There are no Liens on any of the Assets of such Blocker Company that arose in connection with any failure (or alleged failure) to pay any Tax other than statutory Liens for current Taxes that are not yet due and payable.

(b)          All Taxes which such Blocker Company is required by applicable Law to withhold or to collect for payment to any employee, independent contractor, creditor, partner, member, or other third party have been duly withheld and collected, and have been timely paid to the proper Taxing Authority, and all Tax Returns (including Forms W-2 and 1099) required with respect to such payments have been duly completed and timely filed in material compliance with applicable Law.

(c)          There is no Tax Proceeding now pending or, to the Knowledge of such Blocker Company, that has been threatened against such Blocker Company in respect of any Income Tax or other material Tax, or in respect of any Income Tax Return or other material Tax Return. There is no outstanding claim, assessment or deficiency against such Blocker Company for any Income Tax or other material Tax that has been asserted in writing by any Taxing Authority. No claim has been made by any Taxing Authority to such Blocker Company in a jurisdiction where such Blocker Company does not currently file a Tax Return that such Blocker Company is or may be subject to any Tax in such jurisdiction, nor has any such assertion been proposed in writing or been threatened in writing.

41

(d)          There is not in force any waiver or agreement for any extension of time for the assessment, collection or payment of any Income Tax or other material Tax by such Blocker Company. Such Blocker Company has not entered into a closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law).

(e)          Such Blocker Company (i) is not a party to any Tax indemnification agreement, Tax sharing agreement or other similar agreement or arrangement and (ii) has not been a member of an affiliated group filing a consolidated Income Tax Return and has not had any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Law), by operation of Law, as a transferee or successor, or by Contract, in each case, other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax.

(f)          Such Blocker Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date or use of an improper method of accounting prior to the Closing Date, (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) election in effect for U.S. federal Income Tax purposes (including elections under Section 108(i), 1033 or 4977 of the Code).

(g)          Such Blocker Company (i) has not participated, and is not currently participating, in any listed transactions or any other reportable transactions within the meaning of Treasury Regulation Section 1.6011-4 and (ii) has not engaged and is not currently engaging in any transaction that gives rise to a registration obligation under Section 6111 of the Code or a list maintenance obligation under Section 6112 of the Code.

(h)          Other than to the extent such Assets are treated as owned by the Company for U.S. federal Income Tax purposes, none of the Assets of such Blocker Company is subject to any Tax partnership agreement or provisions requiring a partnership Income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code (or any corresponding or similar provision of state, local or foreign Law).

(i)          No property owned by such Blocker Company is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, or (v) subject to Section 168(g)(1)(A) of the Code.

42

(j)          Such Blocker Company (i) does not have an office, permanent establishment, branch or other activities outside the United States and (ii) is not a resident, engaged in a trade or business, or otherwise subject to Tax in any jurisdiction outside of the United States.

(k)          Such Blocker Company has not constituted either a distributing corporation or a controlled corporation in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code. Such Blocker Company is not, nor has it been, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation as defined in Section 897 of the Code.

(l)          To the Knowledge of such Blocker Company, there are no facts or circumstances that could reasonably be expected to prevent the Blocker Merger with respect to such Blocker Company from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.11       Employees and Benefits. Such Blocker Company does not have and has never had any employees. There are no Benefit Plans sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to by such Blocker Company. Such Blocker Company does not have any liabilities (including contingent liabilities) under or other obligations in respect of any Benefit Plan.

3.12       No Other Representations or Warranties. In entering into this Agreement, such Blocker Company has relied solely on Parent’s express representations and warranties set forth in Article V and in the Closing Certificate delivered by Parent, such Blocker Company’s own expertise, and such Blocker Company’s professional counsel as to the Parent Class A Common Stock and the Assets and business of Parent and Merger Sub, and the value thereof, and not on any other comments, representations, warranties or statements of, or information provided by Parent, Merger Sub or any of their respective Representatives. Such Blocker Company acknowledges and affirms that it has completed such independent investigation, verification, analysis, and evaluation of the Parent Class A Common Stock and the Assets and business of Parent and Merger Sub and has made all such reviews and inspections of the Parent Class A Common Stock and the Assets and business of Parent and Merger Sub as it has deemed necessary or appropriate to enter into this Agreement and the Ancillary Agreements; provided, that the foregoing shall in no event limit in any respect any of the representations or warranties set forth in Article V or in any Closing Certificate delivered by Parent. Except for the representations and warranties expressly made by Parent in Article V or in the Closing Certificate delivered by Parent, such Blocker Company acknowledges that no Person has made, and such Blocker Company has not relied upon, any representations or warranties, express or implied, as to the Parent Class A Common Stock or the financial condition, business, operations, prospects, Assets (including such Assets’ physical condition, title and environmental conditions) or liabilities of Parent and Merger Sub.

43

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING THE company ENTITIES

The Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1         Organization. Each Company Entity (a) is a limited liability company duly formed, validly existing and in good standing under Delaware Law, (b) is duly qualified or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction set forth for such Company Entity on Schedule 4.1, which constitute all of the jurisdictions in which the operation, ownership or leasing of such Company Entity’s Assets or the conduct of the business of such Company Entity as it is now being conducted requires such Company Entity to be so qualified or licensed, except to the extent the failure of any Company Entity to be so qualified or licensed in any such jurisdictions has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (c) has all requisite limited liability company power and authority to operate and own or lease its Assets and to conduct its business as it is now being conducted.

4.2         Authorization. The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to be delivered by the Company at Closing, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to be delivered by the Company at Closing, and the performance by the Company of its obligations hereunder and thereunder have been duly and validly authorized by the Company Board and the Requisite Company Members, and no further or additional approval or authorization by the Company Board or the Company Members is required in order for such matters to have been duly authorized by all necessary action on the part of the Company. This Agreement has been, and the Ancillary Agreements to be delivered by the Company at Closing will at Closing be, duly and validly executed and delivered by the Company and constitutes (or, in the case of the Ancillary Agreements to be delivered by the Company at Closing will at Closing constitute) the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

4.3         No Conflicts; Consents and Approvals. Except (i) as disclosed on Schedule 4.3, (ii) for such filings as may be required under the HSR Act and (iii) as may result from any facts or circumstances relating solely to Parent or its Affiliates and assuming all Governmental Approvals disclosed on Schedule 4.5 have been made or obtained, the execution and delivery by each of the Company Parties of this Agreement do not, and the performance by each of the Company Parties of their respective obligations under this Agreement and the consummation of the Transactions do not and will not:

(a)          violate or result in a breach of any of the Organizational Documents of the Company Entities;

(b)          result in any breach of, or constitute a default under (or constitute an event which with the giving of notice or lapse of time, or both, would become a default), or give to any third party any right of termination, consent, acceleration or cancellation of, or result in the creation of any Lien pursuant to, (i) any Material Contract or (ii) any other Contract to which any Company Entity is a party or by which its Assets are bound, except in the case of this clause (ii), for any breach or default that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect; or

44

(c)          violate or result in a breach of any Law applicable to any Company Entity, except for any such violations or breaches that would not, individually or in the aggregate, reasonably be expected to result in any material Liability of any Company Entity or a Company Material Adverse Effect.

4.4         No Defaults. No Company Entity is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of the Organizational Documents of the Company Entities.

4.5         Governmental Approvals. No Governmental Approval is required to be made or obtained by or for the Company Entities in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Transactions, except (a) as may be necessary as a result of any facts or circumstances relating solely to Parent or its Affiliates, (b) to the extent the failure to make or obtain any such Governmental Approval would not, individually or in the aggregate, reasonably be expected to result in a material Liability of any Company Entity or a Company Material Adverse Effect, (c) for such filings as may be required under the HSR Act, (d) compliance with any applicable requirements of any applicable securities Laws, whether federal, state or foreign and (e) as disclosed on Schedule 4.5.

4.6         Capitalization.

(a)          Schedule 4.6 sets forth all of the issued and outstanding Company Units and the record owner of such Company Units. All of such Company Units (i) have been validly issued and are fully paid (to the extent required under the Company LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act), (ii) were issued in compliance with all applicable Laws and the Organizational Documents of the Company and (iii) were not issued in violation of the any preemptive or similar rights of any Person under applicable Law, the Organizational Documents of the Company Entities or any Contract to which any of the Company Entities is or was a party or by which any of them is or was bound. No Company Member will be entitled to any appraisal, dissenters’ or similar rights in connection with the Company Merger. Except as set forth on Schedule 4.6, no Capital Stock or other voting securities of the Company are outstanding. There are no outstanding (a) securities convertible into or exercisable or exchangeable for Company Units or other Capital Stock or voting securities of the Company, (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, relating to issued or unissued Company Units or other Capital Stock or voting securities of the Company, (c) options or other rights of any Person to acquire from the Company, or obligations of the Company to issue or sell, any Company Units or other Capital Stock or voting securities of the Company or any securities convertible into or exchangeable or exercisable for any Company Units or other Capital Stock or voting securities of the Company, other than as provided in this Agreement, (d) equity equivalents or other similar rights of or with respect to the Company, or (e) obligations of any Company Entity to repurchase, redeem or otherwise acquire any Company Units or other Capital Stock or voting securities of the Company or any of the foregoing securities, options, warrants, rights or equity equivalents. The Common Units and Company Warrants to be issued in the Company Merger, when delivered, will be duly authorized and validly issued, in the case of the Common Units fully paid (to the extent required under the A&R Company LLC Agreement) and non-assessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act), and (assuming the accuracy of the representations and warranties of Parent set forth in this Agreement) issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments or agreements to which Company is a party or by which it is bound.

45

(b)          Each of the Non-Blocker Company Members whose consent, approval or vote is or was required or otherwise has been or will be sought or obtained in connection with (i) the approval by or on behalf of the Company of the execution, delivery and performance of this Agreement and the consummation of the Transactions or (ii) any matter related to the allocation of the Merger Consideration is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act. Except as set forth on Schedule 4.6, each of the other Non-Blocker Company Members that is reasonably expected to receive Company Merger Consideration in the Company Merger is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act. Each of the Non-Blocker Company Members is acquiring the Common Units and shares of Parent Class B Common Stock issuable to it pursuant to the Company Merger for its own account and not with a view to a sale, distribution or other disposition thereof in violation of the Securities Act, and each of the Non-Blocker Company Members understands that such Common Units and shares of Parent Class B Common Stock have not been registered under the Securities Act in reliance on an exemption therefrom and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act and in compliance with all applicable federal and state securities Laws.

4.7         Subsidiaries; No Other Investment.

(a)          Schedule 4.7(a) sets forth a complete and correct list of each Subsidiary of the Company and for each such Subsidiary: (i) its name; (ii) the number and type of its outstanding Capital Stock and the Company Entity owning such Capital Stock; and (iii) its jurisdiction of organization. All of such Capital Stock is owned of record and beneficially by the Company Entity indicated on Schedule 4.7(a), free and clear of any Liens other than Permitted Liens. Except for the ownership by the Company Entities of the Capital Stock of the Subsidiaries of the Company listed on Schedule 4.7(a), none of the Company Entities owns, of record or beneficially or directly or indirectly, any Capital Stock of, or voting interests in, any Person.

46

(b)          All of the Capital Stock of each of the Company’s Subsidiaries (i) has been validly issued and is fully paid and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act), (ii) was issued in compliance with all applicable Laws and the Organizational Documents of the applicable Subsidiary and (iii) was not issued in violation of the any preemptive or similar rights of any Person under applicable Law, the Organizational Documents of the Company Entities or any Contract to which any of the Company Entities is or was a party or by which any of them is or was bound. Except as set forth in Schedule 4.7(a), no Capital Stock or other voting securities of any of the Company’s Subsidiaries are outstanding. There are no outstanding (a) securities convertible into or exercisable or exchangeable for Capital Stock or voting securities of any of the Company Subsidiaries, (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, relating to issued or unissued Capital Stock or voting securities of any of the Company’s Subsidiaries, (c) options or other rights of any Person to acquire from any Company Entity, or obligations of any Company Entity to issue or sell, any Capital Stock or voting securities of any of the Company’s Subsidiaries or any securities convertible into or exchangeable or exercisable for any Capital Stock or voting securities of any of the Company’s Subsidiaries, (d) equity equivalents or other similar rights of or with respect to any of the Company’s Subsidiaries, or (e) obligations of any Company Entity to repurchase, redeem or otherwise acquire any Capital Stock or voting securities of any of the Company’s Subsidiaries or any of the foregoing securities, options, warrants, rights or equity equivalents.

4.8         Insurance. Schedule 4.8 sets forth an accurate and complete list of all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies (excluding any insurance policies relating to any Benefit Plan) maintained by or for the benefit of the Company Entities (collectively, the “Insurance Policies”). Copies of all Insurance Policies have been previously made available by the Company to Parent, which copies are true and complete in all material respects. (a) Each Insurance Policy is valid, binding and in full force and effect, (b) to the Knowledge of the Company, no Company Entity is in breach of any Insurance Policy, (c) all premiums due and payable for the Insurance Policies have been duly paid and (d) no Company Entity has received any written notice of any actual or possible cancellation or non-renewal of any Insurance Policy.

4.9         Legal Proceedings. Except as disclosed on Schedule 4.9, (a) as of the Execution Date, there are no Proceedings (filed by any Person other than Parent or its Affiliates) pending or, to the Knowledge of the Company, threatened against any Company Entity by or before any Governmental Authority, which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal any of the Transactions; (b) there are, and on or after December 31, 2017 there have been, no Proceedings pending, or, to the Knowledge of the Company, threatened against any Company Entity or the Assets of any Company Entity by or before any Governmental Authority; and (c) no Company Entity is subject to, and no Asset of any Company Entity is bound or affected by, any outstanding Order.

47

4.10       Compliance with Laws and Orders. Except as set forth on Schedule 4.10, and except with respect to matters (i) related to Taxes, which shall be governed exclusively by Section 4.15, and Section 4.21, and (ii) arising under Environmental Law, which are governed exclusively in Section 4.20, the business, operations and Assets of the Company Entities are currently conducted and since December 31, 2014 have been conducted in compliance in all material respects with all Laws and Orders (including, for the avoidance of doubt, the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder) applicable to the Company Entities, their business and their operation and ownership or leasing of their Assets.

4.11       Anti-Corruption and Sanctions.

(a)          Since its formation, no Company Entity nor, to the Knowledge of the Company, any of their directors, officers, employees or agents (each, a “Company Representative”) has violated any Anti-Corruption Law, nor has any Company Entity or any Company Representative offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any (i) officer or employee of a Governmental Authority, (ii) officer or employee of a government-owned or controlled entity, including officers, employees of state-owned or controlled oil and gas transportation companies, (iii) officer or employee of a public international organization or (iv) political party or party official or candidate for public office (each, a “Public Official”) or to any Person under circumstances where such Company Representative knew or ought reasonably to have known (after due and proper inquiry) that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to a Person (i) for the purpose of: (A) influencing any act or decision of a Public Official in their official capacity; (B) inducing a Public Official to do or omit to do any act in violation of their lawful duties; (C) securing any improper advantage; (D) inducing a Public Official to influence or affect any act or decision of any Governmental Authority; or (E) assisting such Company Representative in obtaining or retaining business for or with, or directing business to, any Company Representative; or (ii) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage.

(b)          Since its formation, no Company Entity nor any Company Representative has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law. To the Knowledge of the Company, no Company Representative has received any notice, request, or citation for any actual or potential noncompliance with any of the foregoing in this Section 4.11. No officer, director; or employee of any Company Entity is a Public Official. No Public Official or Governmental Authority presently owns an interest, whether direct or indirect, in any Company Entity or has any legal or beneficial interest in any Company Entity or to payments made by Parent or Merger Sub hereunder. The Company Entities have maintained complete and accurate books and records of payments to any agents, consultants, representatives, third parties, and Public Officials in accordance with GAAP. To the Knowledge of the Company, no Company Representative is currently a Sanctioned Person or Sanctioned Entity or is located, organized or resident in a country or territory that is subject to, or the target of, Sanctions. At no time since its formation has any Company Entity or, to the Knowledge of the Company, any Company Representative engaged directly or, to the Knowledge of the Company, indirectly in any dealings or transactions with any Sanctioned Person or Sanctioned Entity, or in any country or territory that is subject to, or the target of, Sanctions, nor is any Company Entity or, to the Knowledge of the Company, any Company Representative currently engaged in any such activities.

48

4.12       Financial Statements. Prior to the Execution Date, Parent has been provided with copies of, or access to, the following financial statements (the “Financial Statements”):

(a)          audited consolidated balance sheets of USWS and its Subsidiaries as of December 31, 2017 (the “Balance Sheet Date”) and December 31, 2016 and the related consolidated statements of income, retained earnings, members’ equity and change of the financial position of the Company and each Subsidiary for the years ended December 31, 2017, 2016 and 2015; and

(b)          the unaudited consolidated balance sheet of USWS and its Subsidiaries as of March 31, 2018 and the related statements of income and cash flows of the Company and each Subsidiary for the three-month period then ended (the “Interim Financials”).

(c)          Except as set forth on Schedule 4.12, the Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicates (except as may be indicated in the notes thereto) and (ii) fairly and accurately present, in all material respects, the financial condition and results of operations of USWS and its Subsidiaries as of the respective dates and for the periods covered thereby, except as otherwise noted therein and with respect to the Interim Financials for the absence of footnotes and certain normal and recurring year-end adjustments thereto.

4.13       Absence of Certain Changes or Events.

(a)          Since the Balance Sheet Date, there has not been any event, change, effect or development that, individually or in the aggregate, had or would be reasonably likely to have a Company Material Adverse Effect.

(b)          From the Balance Sheet Date through the Execution Date, each Company Entity has conducted its business in the ordinary course of business consistent with past practices and, except as set forth on Schedule 4.13, has not taken any action that would require consent of Parent under Section 6.3 if taken after the Execution Date.

4.14       No Undisclosed Liabilities.

(a)          Except for (i) liabilities adequately accrued, reserved against or otherwise disclosed on the balance sheet of USWS as March 31, 2018 included in the Interim Financials (including the notes thereto), (ii) current liabilities relating to Taxes, (iii) liabilities incurred in the ordinary course of business since the Balance Sheet Date that, individually and in the aggregate, are not material, (iv) Transaction Expenses, or (v) liabilities disclosed on Schedule 4.14, the Company Entities have no Liabilities that would be required to be reflected on the face of a balance sheet prepared in accordance with GAAP which are not reflected, reserved against or otherwise disclosed in the Financial Statements.

49

(b)          As of the Execution Date, the Company Entities have no Indebtedness, except as set forth in the Financial Statements or on Schedule 4.14.

4.15       Taxes. Except as disclosed on Schedule 4.15:

(a)          All Income Tax Returns and other material Tax Returns required to be filed by or with respect to the Company Entities have been duly and timely filed (taking into account any validly-obtained extension of time for filing) with the appropriate Taxing Authority, and all such Tax Returns are true, correct and complete in all material respects. All Income Taxes and other material Taxes owed by the Company Entities (or for which the Company Entities may be liable) that are or have become due have been duly and timely paid in full (regardless of whether shown on any Tax Return). There are no Liens on any of the Assets of the Company Entities that arose in connection with any failure (or alleged failure) to pay any Tax other than statutory Liens for current Taxes that are not yet due and payable.

(b)          All Taxes which the Company Entities are required by applicable Law to withhold or to collect for payment to any employee, independent contractor, creditor, partner, member, or other third party have been duly withheld and collected, and have been paid to the proper Taxing Authority, and all Tax Returns (including Forms W-2 and 1099) required with respect to such payments have been duly completed and timely filed in material compliance with applicable Law.

(c)          There is no Tax Proceeding now pending or, to the Knowledge of the Company, that has been threatened against any Company Entity in respect of any Income Tax or other material Tax, or in respect of any Income Tax Return or other material Tax Return. There is no outstanding claim, assessment or deficiency against any Company Entity for any Income Tax or other material Tax that has been asserted in writing by any Taxing Authority. No claim has been made by any Taxing Authority to any Company Entity in a jurisdiction where such Company Entity does not currently file a Tax Return that such Company Entity is or may be subject to any Tax in such jurisdiction, nor has any such assertion been proposed in writing or been threatened in writing.

(d)          There is not in force any waiver or agreement for any extension of time for the assessment, collection or payment of any Income Tax or other material Tax by any Company Entity. No Company Entity has entered into a closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law).

(e)          No Company Entity (i) is a party to any Tax indemnification agreement, Tax sharing agreement or other similar agreement or arrangement, or (ii) has been a member of an affiliated group filing a consolidated Income Tax Return or has any Liability for the Taxes of any Person (other than any Company Entity) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Law), by operation of Law, as a transferee or successor, or by Contract, in each case, other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax.

50

(f)          None of the Company Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date or use of an improper method of accounting prior to the Closing Date, (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) election in effect for U.S. federal Income Tax purposes (including elections under Section 108(i), 1033 or 4977 of the Code).

(g)          No Company Entity has (i) participated, or is currently participating, in any listed transactions or any other reportable transactions within the meaning of Treasury Regulation Section 1.6011-4, or (ii) engaged or is currently engaging in any transaction that gives rise to a registration obligation under Section 6111 of the Code or a list maintenance obligation under Section 6112 of the Code.

(h)          Other than to the extent such Assets are treated as owned by the Company for U.S. federal Income Tax purposes, none of the Assets of any Company Entity is subject to any Tax partnership agreement or provisions requiring a partnership Income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code (or any corresponding or similar provision of state, local or foreign Law).

(i)          No property owned by any Company Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, or (v) subject to Section 168(g)(1)(A) of the Code.

(j)          No Company Entity (i) has an office, permanent establishment, branch or other activities outside the United States or (ii) is a resident, engaged in a trade or business, or otherwise subject to Tax in any jurisdiction outside of the United States.

(k)          No Company Entity has made any election, or any material determination, under or with respect to Sections 6221 through 6231 of the Code or the Treasury Regulations promulgated thereunder.

51

(l)          Less than (i) fifty percent (50%) of the value of the gross assets of the Company consist of United States real property interests as defined in Section 897(c)(2) of the Code or (ii) ninety percent (90%) of the value of the gross assets of the Company consist of United States real property interests plus any cash or cash equivalents.

(m)          Each Company Entity presently is, and has been since the date of its formation, properly classified as either a partnership or as an entity disregarded as separate from its owner for U.S. federal Income Tax purposes. No Company Entity has made any filing with any Taxing Authority, including IRS Form 8832, to be treated as an association taxable as a corporation for Income Tax purposes. To the Knowledge of the Company, since January 1, 2018, the Company has had less than one hundred (100) partners within the meaning of Treasury Regulation Section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulation Section 1.7704-1(h)(3)).

4.16        Material Contracts.

(a)          Schedule 4.16(a) sets forth a true and complete list as of the Execution Date of the following Contracts to which any Company Entity is a party or by which the Assets of any Company Entity are bound (the Contracts whether or not listed on Schedule 4.16(a) or entered into after the Execution Date that meet the descriptions in this Section 4.16(a) being collectively, the “Material Contracts”):

(i)          any Contract that can reasonably be expected to result in aggregate revenues to or aggregate expenditures by the Company Entities, in each case, in excess of $5,000,000;

(ii)         any Contract (A) for the future acquisition or sale of any Asset or (B) that grants a right or option to purchase in the future any Asset, other than, in each case, any Contract with a purchase or similar price of less than $5,000,000;

(iii)        any acquisition Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations;

(iv)        any Contract for lease of personal or real property involving aggregate payments in excess of $500,000 in any calendar year that are not terminable without penalty within 60 days;

(v)         any Contract related to the development, assignment, or ownership of any material Intellectual Property Rights or agreement pursuant to which any Company Entity grants or receives a license to any Intellectual Property Rights (other than non-exclusive licenses granted to customers or contractors of the Company Entities in the ordinary course of business and licenses acquired in connection with the acquisition of off-the-shelf software or software-as-a-service);

(vi)        any Contract relating to Indebtedness of any Company Entity or the granting of any Lien on any Assets of any Company Entity;

52

(vii)       any Contract (other than maintenance of uniform interests, preferential purchase agreements, area of mutual interests and similar preferential agreements entered into in the oil and gas industry) materially restricting or limiting any Company Entity’s ability to compete or conduct a line of business, including any Contract that requires such Company Entity to deal exclusively with a third party in connection with the sale or purchase of any product or service;

(viii)      any outstanding agreement of guaranty by a Company Entity in favor of any Person other than a Company Entity;

(ix)         any Contract where the primary purpose thereof is or was to indemnify another Person;

(x)          any Contract with respect to a Related Party Transaction;

(xi)         each Hedge Contract;

(xii)        each Organizational Document of the Company Entities;

(xiii)       all bonus, change-in-control, retention, or severance Contracts or similar arrangements that provide for payments in excess of $50,000; and

(xiv)       all collective bargaining agreements, memorandums of understanding or other Contracts with any Union.

(b)          Parent has been provided with true, correct and complete copies of all Material Contracts in existence as of the Execution Date.

(c)          Except as set forth on Schedule 4.16(c) (and except with respect to Material Contracts that expire in accordance with their terms), each of the Material Contracts is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of the Company Entity party thereto and, to the Knowledge of the Company, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium and other similar Laws relating to or affecting the rights of creditors generally, and general equitable principles (regardless of whether enforceability is considered in a proceeding at law or in equity).

(d)          Except as set forth on Schedule 4.16(d), no Company Entity or, to the Knowledge of the Company, any other party to any Material Contract, is in material breach or default under (or is alleged in writing to be in breach of or default under) any Material Contract. None of the Material Contracts has been cancelled, terminated, amended or modified (except for change orders and similar modifications in the ordinary course of business). The Company Entities have not provided or received any notice of any intention to cancel, terminate, amend or modify any Material Contract, and to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material default under any Material Contract or result in a termination thereof or would cause or permit the acceleration of any right or obligation or the loss of any benefit thereunder in a manner that would be material to the business, operations, assets, financial condition, results or operation or prospects of the Company or its Subsidiaries, taken as a whole.

53

4.17       Company Real Property.

(a)          Schedule 4.17(a) sets forth a complete and accurate list of (i) all real property and interests in real property owned by the Company Entities and (ii) all leases, subleases or licenses of real property (“Real Property Leases”) in which any Company Entity holds a leasehold or similar interest (collectively, the “Company Real Property”). The Company has made available to Parent true, correct and complete copies of the Real Property Leases and any title insurance policies, title opinions, title abstracts, deeds covering the owned Company Real Property and surveys in possession of any Company Entity or any of its Affiliates relating to the Company Real Property.

(b)          Except as set forth on Schedule 4.17(b), and except as has not had and would not be reasonably likely to result in, individually or in the aggregate, a material Liability to the Company Entities, there exists no default by any Company Entity, or, to the Knowledge of the Company, any other party under any Real Property Lease and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would constitute such a default or permit the revocation, termination or material and adverse modification of, or acceleration of payments due under, any Real Property Lease.

(c)          Each Company Entity owns and possesses, of record and beneficially, (i) good and defensible title to all owned Company Real Property, and (ii) good and valid leasehold interest to all leased, subleased or licensed Company Real Property, in each case, free and clear of all Liens, except for Permitted Liens.

4.18       Personal Property. The Company or its applicable Subsidiary has good and valid title to (or a valid leasehold interest in) the tangible personal property currently owned or used by the Company Entities in their business (other than tangible personal property that individually and in the aggregate is immaterial to such business), and such title or leasehold interests are free and clear of Liens, except Permitted Liens. Except as set forth in Schedule 4.18, the tangible personal property that is material to the business of the Company Entities, taken as a whole, is in good operating condition and repair, subject to normal wear and tear and normal maintenance requirements, and is usable in the ordinary course of business. Schedule 4.18 sets forth a true and correct list of all tangible personal property with a value in excess of $1,250,000 owned or leased by the Company Entities as of the Execution Date.

4.19       Permits. The Company Entities possess all material Permits, including Permits required under Environmental Law, that are required for the ownership and operation of the Company Entities’ business in the manner in which it is currently owned and operated except as would not be reasonably likely to result in a material Liability to the Company Entities. All such Permits are in full force and effect, there are no Proceedings pending or, to the Knowledge of the Company, threatened in writing that could reasonably be expected to result in the suspension, revocation or material adverse modification of any such Permit. Each Company Entity is in compliance in all material respects with each such Permit.

54

4.20       Environmental Matters.

(a)          Except as disclosed on Schedule 4.20(a):

(i)          each Company Entity is and since December 31, 2012 has been in compliance in all material respects with all applicable Environmental Laws;

(ii)         no Proceeding with respect to any Environmental Claim is pending against any Company Entity before or by any Governmental Authority under any applicable Environmental Laws;

(iii)        none of the Company Entities is subject to any Order of any Governmental Authority pursuant to Environmental Law or relating to Hazardous Materials that imposes any ongoing obligation or Liability of any Company Entity;

(iv)        there has been no Release of any Hazardous Material by any Company Entity at, on, under or from any Company Real Property or, to the Knowledge of the Company, at, on, under or from any real property formerly owned, leased or used by any Company Entity, in material violation of applicable Environmental Laws or in a manner that has given or could reasonably be expected to give rise to material remedial obligations under applicable Environmental Laws;

(v)         none of the Company Entities has caused or contributed to any Release of any Hazardous Material in material violation of Environmental Law or in a manner that has given rise to material remedial obligations of any of the Company Entities under Environmental Law at, on, or under any real property owned by a Person other than Company Entity;

(vi)        to Company’s Knowledge, no Company Entity has arranged for disposal of any Hazardous Materials at any location or facility where there has been a Release of Hazardous Materials and none of the Company Entities has received any information request or “potentially responsible party” notice from any Governmental Authority or third party inquiring about or alleging the occurrence of such disposal; and

(vii)       no Company Entity has contractually assumed or provided any indemnification with respect to any Liability or obligation of any other Person relating to any requirement of or Liability under any Environmental Law or relating to Hazardous Materials.

(b)          The Company Entities have made available all material environmental reports, reports relating to any environmental investigation or cleanup, and material correspondence with Governmental Authorities concerning compliance with Environmental Law in the Company Entities’ possession or control relating to the Company Real Property.

(c)          To the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to result in a material Liability under any Environmental Law.

55

(d)          Notwithstanding any other provision of this Agreement, this Section 4.20 contains all of the representations and warranties of the Company with respect to matters governed by or arising under Environmental Law, except with respect to Permits required under Environmental Law, which are governed by Section 4.19.

4.21       Compensation; Benefits.

(a)          None of the Company Entities or any ERISA Affiliate has at any time during the last six (6) years contributed to, has since that date had an obligation to contribute to or has since that date had any Liability with respect to (including contingent Liability) a Benefit Plan subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA) or, except as required by applicable Law, a Benefit Plan that provides post-termination or retiree health or welfare benefits to any Person.

(b)          Schedule 4.21(b) identifies each Company Group Plan. The Company has made available to Parent, with respect to each Company Group Plan, as applicable: (i) the plan document or a written summary of material terms to the extent a Company Group Plan is not in writing, (ii) the summary plan descriptions and summaries of material modifications thereto, (iii) the most recent actuarial valuation report or audited financial statement, (iv) the most recently-filed annual report with all schedules and attachments thereto, (v) the most recent IRS opinion or determination letter, and (vi) all non-routine filings and material correspondence with a Governmental Authority since December 31, 2014.

(c)          Each Company Group Plan has been maintained and administered in accordance with its terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. Each Company Group Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the IRS or is entitled to rely on a favorable opinion issued by the IRS to the effect that such plan is so qualified and there are no facts or circumstances or any events that have occurred that would reasonably be expected to cause the loss of such qualification.

(d)          With respect to each Company Group Plan, (i) there are no claims (other than routine claims for benefits in the ordinary course), investigations by any Governmental Authority or Proceedings pending, or, to the Knowledge of the Company, threatened, (ii) no nonexempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that would reasonably be expected to result in material liability to the Company Group has occurred, and (iii) all contributions or other amounts that are due and payable by any Company Entity in respect of current or prior plan years have been paid or accrued in accordance with GAAP. No event has occurred and no condition exists that would reasonably be expected to subject a Company Entity, either directly or by reason of its affiliation with an ERISA Affiliate, to any Tax, fine, Lien, penalty or other material Liability imposed by ERISA, the Code or other applicable Law.

56

(e)          Except as set forth on Schedule 4.21(e), neither the execution of this Agreement nor the consummation of the Transactions will, alone or together with any other transaction or event, (i) entitle any current or former employee, consultant or officer of any Company Entity to bonus, change in control, severance pay, increase in severance pay, or unemployment compensation, (ii) accelerate the time of payment or vesting under any Company Group Plan, (iii) increase the amount of compensation or benefits due to any Person or result in the funding or payment of any compensation or benefits or forgiveness of any loan or payment of any severance under any Company Group Plan, or (iv) limit or restrict any Company Entity or, after the consummation of the Transactions, Parent or any of its Affiliates, from, subject to applicable Laws, merging, amending, terminating or transferring the assets of any Company Group Plan.

(f)          No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness or otherwise) by any “disqualified individual” within the meaning of Section 280G of the Code would be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transactions, either alone or together with any other transaction or event. No Company Group Plan or Contract provides for the gross-up of or reimbursement for any Taxes imposed by Section 4999 of the Code.

(g)          Each Company Group Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code is in documentary and operational compliance with Section 409A of the Code and the applicable guidance issued thereunder. No Company Group Plan or contract provides for the gross-up of or reimbursement for any gross income inclusion or Taxes imposed by Section 409A of the Code.

4.22       Employees and Labor Matters.

(a)          None of the Company Entities is, nor since December 31, 2014 has been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a Union, and there is not, nor since December 31, 2014 has there been, any Union representing or purporting to represent any employee of any of the Company Entities. No Company Entity has a duty to bargain with any Union. There is no, and since December 31, 2014, there has not been any pending, nor, to the Knowledge of the Company, threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting any Company Entity or any effort by any labor union to organize any current or former employees of any Company Entity.

(b)          There is no, and since December 31, 2014 there has not been any, unfair labor practice, charge or material grievance arising out of a collective bargaining agreement, other agreement with any labor union, or other labor-related grievance or Proceeding against any of the Company Entities pending, or, to the Knowledge of the Company, threatened.

57

(c)          The Company Entities are in compliance in all material respects with all applicable Laws pertaining to labor, employment, and employment practices, including, without limitation, the classification of employees, wages, working hours, collective bargaining, unlawful discrimination, civil rights, workers’ compensation, the payment of social security and similar Taxes, immigration, and terms and conditions of employment. There have been no Claims or other Proceedings against any of the Company Entities pending, or to the Knowledge of the Company, threatened against any of the Company Entities by or on behalf of any applicant for employment, any current or former employee of any of the Company Entities or any class of the foregoing, relating to any applicable Laws pertaining to labor, employment, or employment practices, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, other than any such matters described in this sentence that would not reasonably be expected to result in a material Liability to the Company Entities. As of the Execution Date, none of the Company Entities has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation that would reasonably be expected to result in material Liability to the Company Entities.

(d)          None of the Company Entities has engaged in any employee layoff activities with respect to which there are unsatisfied liabilities under Worker Adjustment and Retraining Notification Act of 1988, or any similar state or local mass layoff statute, rule or regulation (the “WARN Act”). No Company Entity intends to implement, any plant closing or layoff of employees that could implicate the WARN Act.

(e)          Schedule 4.22(e) lists by name, as of May 31, 2018, each employee, excluding hourly employees, of any of the Company Entities with annualized compensation of at least $150,000 and, for each such employee lists the following information: (i) date of hire, (ii) job title, (iii) annualized base salary or base hourly pay rate, (iv) target annual cash bonus amount, (v) employing entity, (vi) principal work location, and (vii) exempt or non-exempt classification under the Fair Labor Standards Act.

(f)          Schedule 4.22(f) lists, as of the Execution Date, each Person who is a party to an independent contract or consulting agreement with any of the Company Entities.

(g)          As of the Closing, no employees of any entity other than the Company Entities will participate in any Company Group Plan.

4.23       Related Party Transactions. Except as set forth on Schedule 4.23, as of the Execution Date, no Company Entity is a party to any Contract, transaction or arrangement with any (a) present or former executive officer or director of any Company Entity, (b) Company Member or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party, and no Person described in clause (a), (b) or (c) above owns or has any interest in any of the Company Entities respective properties or Assets (each of the foregoing, a “Related Party Transaction”).

4.24       Brokers. Except as set forth in the Engagement Letter, the Company Entities have no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions for which Parent, Merger Sub or the Company Entities could become liable or obligated.

58

4.25       Information Supplied. The information supplied or to be supplied by the Company Entities for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the Parent Stockholders and at the time of any meeting of Parent’s stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no warranty or representation is made by the Company Entities with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion therein.

4.26       Intellectual Property. Schedule 4.26 contains a complete and accurate list of all registered Owned Intellectual Property. Except as set forth in Schedule 4.26 (by reference to the applicable subsection below) (other than with respect to Section 4.26(e), to which such exception shall not apply and which shall not be qualified by any matters set forth on Schedule 4.26):

(a)          All Owned Intellectual Property is valid, subsisting and enforceable, except to the extent that the failure of any Owned Intellectual Property to be valid, subsisting and enforceable would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No material Owned Intellectual Property has been abandoned, canceled or adjudicated invalid (excepting any expirations in the ordinary course of business), or is subject to any outstanding order, judgment or decree issued against any of the Company Entities restricting its use or adversely affecting or reflecting the applicable Company Entity’s rights thereto.

(b)          The Company Entities have not sought, applied for or received any support, funding, resources or assistance from any Governmental Entity in connection with the development, conception or reduction to practice of the Owned Intellectual Property or the inventions claimed therein.

(c)          The Company Entities own all right, title and interest in and to, or otherwise possess valid licenses or other rights to use, all material Intellectual Property Rights used or needed for the operation of their business as presently conducted; provided that the foregoing is not a representation of no infringement or other violation of the Intellectual Property Rights of any third party, which is addressed solely in Section 4.26(d) and Section 4.26(e). Subject to obtaining any consents required under Section 4.3(b), the consummation of the Transactions will not alter or impair the ownership or right of the Company Entities to use any such Intellectual Property Rights or any component thereof.

(d)          To the Knowledge of the Company, the Intellectual Property Rights of the Company Entities currently used or planned to be used to conduct their business does not infringe upon or otherwise violate any Intellectual Property Rights of any third party. There are no unresolved pending or, to the Knowledge of the Company, threatened actions or claims that allege that any Company Entity has infringed or otherwise violated the Intellectual Property Rights of any third party, or that any of the Owned Intellectual Property is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by one of the Company Entities, and, since December 31, 2014, none of the Company Entities has received any written notice alleging that it has violated or, by conducting its business and operations, could violate any third-party rights. To the Knowledge of the Company, no third party is infringing, misappropriating or otherwise violating rights in any Owned Intellectual Property.

59

(e)          The conduct of the business of the Company Entities does not infringe upon or otherwise violate, and has not infringed upon or otherwise violated, any Intellectual Property Rights of any third party.

(f)          No Owned Intellectual Property or, to the Knowledge of the Company, Licensed Intellectual Property is subject to any outstanding court order or decree against any Company Entity, or any Contract, other than Contracts for use of the Licensed Intellectual Property, restricting the use, sale or exploitation thereof by the Company Entities.

(g)          The IT Systems are adequate in all material respects for the current requirements of and use in the business of the Company Entities, including in terms of functionality, capacity and performance. Since December 31, 2014, no Company Entity has experienced a failure, virus or bug in, or breakdown of, any part of the IT Systems which has caused material disruption or interruption to its use by the Company Entities.

(h)          To the Knowledge of the Company, with respect to the software used or held for use in the businesses of any Company Entity (other than unmodified, generally available off-the-shelf software), (1) no such software contains any device or feature or code designed to disrupt, disable, or otherwise impair the functioning of any software, or allow anyone to bypass security features or transfer or obtain data or control of data, (2) no Company Entity has delivered, licensed or made available, and no Company Entity has any duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any such software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of any Company Entity, and (3) no such software that is owned by any Company Entity is subject to the terms of any “open source” or other similar license that provides for any source code of the software to be disclosed, licensed, distributed, or otherwise provided or made available to anyone.

(i)          To the Knowledge of the Company, the use and storage of the Data by the Company Entities does not infringe or violate the rights of any person or otherwise violate any Law, including laws related to privacy, data protection, and the collection and use of personal information collected, used, or held for use by any Company Entity. The Company Entities have taken commercially reasonable measures designed to ensure the confidentiality, integrity and availability of all Data and protect against reasonably anticipated threats or hazards to the security of such information, the unauthorized use or disclosure of such information, and to protect the privacy of such Data that pertains to its customers and business partners. To the Knowledge of the Company, there have been no security breaches with respect to such Data or Data loss, including unauthorized access to or unauthorized use of any nonpublic personal information. No Claim has been asserted or, to the Knowledge of the Company, threatened against any Company Entity alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated by this Agreement will not breach or otherwise cause any violation of any Laws or rule, policy or procedure related to privacy, data protection or the collection and use of personal information collected, used or held for use by or on behalf of any Company Entity in the conduct of its businesses.

60

4.27       Customers and Suppliers.

(a)          Schedule 4.27(a) sets forth the name of each of the top ten customers of the Company Entities (based on revenue for the 15 months ended March 31, 2018) (the “Top Customers”). As of the last Business Day prior to the Execution Date, Schedule 4.27(a) sets forth a list of its customers currently leasing one or more of its fleet equipment.

(b)          Schedule 4.27(b) sets forth the name of each of the top ten suppliers of the Company Entities (based on amounts paid for the 15 months ended March 31, 2018) (the “Top Suppliers”). As of the Execution Date, except as set forth on Schedule 4.27(b), none of the Top Suppliers have decreased in any material respect its services, supplies or materials to Company Entities or, to the Knowledge of the Company, has any current plan or intention to do any of the foregoing. To the Knowledge of the Company, no Top Supplier has any current plan or intention of canceling, modifying, or otherwise terminating its relationship with any of the Company Entities.

4.28       Capital Expenditure Commitments. Except as set forth in the Budget or as disclosed on Schedule 4.16(a), none of the Company Entities is obligated under any Contract or has otherwise made any commitments to make any capital expenditures.

4.29       Baseline Adjusted Net Debt Amount. The amount of each item set forth on Schedule 1.1-Baseline Adjusted Net Debt Amount and used in the calculation of the Baseline Adjusted Net Debt Amount was determined by the Company in good faith based on the accounting records of the Company Entities as of the applicable date.

4.30       No Other Representations or Warranties. In entering into this Agreement, the Company has relied solely on Parent’s express representations and warranties set forth in Article V and in the Closing Certificate delivered by Parent, the Company’s own expertise, and the Company’s professional counsel as to the Parent Class A Common Stock, the Parent Class B Common Stock, the Common Units and the Assets and business of Parent and Merger Sub, and the value thereof, and not on any other comments, representations, warranties or statements of, or information provided by, Parent, Merger Sub or any of their respective Representatives. The Company acknowledges and affirms that it has completed such independent investigation, verification, analysis, and evaluation of the Parent Class A Common Stock, the Parent Class B Common Stock, the Common Units and the Assets and business of Parent and Merger Sub and has made all such reviews and inspections of the Parent Class A Common Stock, the Parent Class B Common Stock, the Common Units and the Assets and business of Parent and Merger Sub as it has deemed necessary or appropriate to enter into this Agreement and the Ancillary Agreements; provided, that the foregoing shall in no event limit in any respect any of the representations or warranties set forth in Article V or in the Closing Certificate delivered by Parent. Except for the representations and warranties expressly made by Parent in Article V or in the Closing Certificate delivered by Parent, the Company acknowledges that no Person has made, and the Company has not relied upon, any representations or warranties, express or implied, as to the Parent Class A Common Stock, the Parent Class B Common Stock, the Common Units or the financial condition, business, operations, prospects, Assets (including such Assets’ physical condition, title and environmental conditions) or liabilities of Parent and Merger Sub.

61

Article V
REPRESENTATIONS AND WARRANTIES OF Parent

Parent represents and warrants to the Company and Blocker Companies as follows:

5.1         Organization. Parent is a corporation duly formed, validly existing and in good standing under Delaware Law. Merger Sub is a limited liability company duly formed, validly existing and in good standing under Delaware Law.

5.2         Authorization. Subject to the approval of the Parent Stockholder Proposals by the Parent Stockholders, Parent and Merger Sub have the requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to be delivered by Parent or Merger Sub, as applicable, at Closing, to perform their obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements to be delivered by Parent or Merger Sub, as applicable, at Closing, and, subject to the approval of the Parent Stockholder Proposals by the Parent Stockholders, the performance by them of their respective obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate or limited liability company action, as applicable. This Agreement has been, and the Ancillary Agreements to be delivered by Parent or the Merger Sub at Closing will at Closing be, duly and validly executed and delivered by Parent or Merger Sub, as applicable, and constitutes (or, in the case of the Ancillary Agreements to be delivered by Parent or Merger Sub, as applicable, at Closing will, at Closing, constitute) the legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

5.3         No Conflicts. Except (a) for such filings as may be required under the HSR Act and (b) as may result from any facts or circumstances relating solely to the Company Parties, the Blocker Stockholders, the Non-Blocker Company Members or any of their respective Affiliates and assuming all Governmental Approvals disclosed on Schedule 5.4 have been made or obtained, the execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements to be delivered by Parent or Merger Sub, as applicable, do not, and the performance by Parent and Merger Sub, as the case may be, of its obligations under this Agreement or the Ancillary Agreements do not and will not:

(a)          violate or result in a breach of the Organizational Documents of Parent or Merger Sub;

62

(b)          result in any breach of, or constitute a default under (or constitute an event which with the giving of notice or lapse of time, or both, would become a default), or give to any third party any right of termination, consent, acceleration or cancellation of, or result in the creation of any Lien on any of the Assets of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub, as the case may be, is a party or by which such Assets are bound, except for the Parent Stockholder Redemption Right; or

(c)          violate or result in a breach of any Law applicable to Parent or Merger Sub.

5.4         Governmental Approvals. No Governmental Approval is required to be made or obtained by Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, except (a) as may be necessary as a result of any facts or circumstances relating solely to the Company Parties, the Blocker Stockholders, the Non-Blocker Company Members or any of their respective Affiliates, (b) as would not reasonably be expected to result in a material adverse effect on Parent’s ability to consummate the Transactions, (c) for such filings as may be required under the HSR Act, (d) compliance with any applicable requirements of any applicable securities Laws, whether federal, state or foreign and (e) as disclosed on Schedule 5.4.

5.5         Capital Structure. As of the Execution Date, the authorized capital stock of Parent consists of (a) 90,000,000 shares of Parent Class A Common Stock, (b) 10,000,000 shares of Parent Class F Common Stock and (c) 1,000,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock”). On the Execution Date: (i) 32,500,000 shares of Parent Class A Common Stock were issued and outstanding, (ii) 8,125,000 shares of Parent Class F Common Stock were issued and outstanding, (iii) no shares of Parent Preferred Stock were issued and outstanding, and (iv) 48,000,000 warrants, each entitling the holder thereof to purchase one-half of one share of Parent Class A Common Stock at an exercise price of $5.75 per one-half share of Parent Class A Common Stock (the “Parent Warrants”) were issued and outstanding. All outstanding shares of Parent Class A Common Stock and Parent Class F Common Stock have been validly issued and are fully paid and non-assessable and are not subject to preemptive rights. Except for the Parent Class F Common Stock and the Parent Warrants and as provided in the A&R Company LLC Agreement, there are no outstanding (a) securities of Parent convertible into or exchangeable for shares of Capital Stock or other voting securities of Parent, (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of Parent to acquire from any Person, and no obligation of Parent to issue, any shares of Capital Stock or voting securities of Parent or any securities convertible into or exchangeable for such shares of Capital Stock or other equity interest or voting securities, other than pursuant to this Agreement, the Crestview Subscription Agreement and the PIPE Subscription Agreements, (c) equity equivalents or other similar rights of or with respect to Parent, or (d) obligations of Parent to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares of capital stock, options, equity equivalents, interests or rights, other than shares of Parent Class F Common Stock. Parent has no direct or indirect equity interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person other than the Merger Sub Interests or as may be acquired pursuant to this Agreement. The shares of Parent Class A Common Stock to be issued (x) to the Blocker Stockholders in the Blocker Merger (y) pursuant to the Crestview Subscription Agreement, the PIPE Subscription Agreements, and the shares of Parent Class B Common Stock to be issued to the Non-Blocker Company Members in the Company Merger have been duly authorized and, when issued and delivered, will be validly issued, fully paid and non-assessable, and (assuming the accuracy of the representations and warranties of the Blocker Companies and the Company set forth in this Agreement) issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments or agreements to which Parent is a party or by which it is bound. Parent has reserved sufficient number of shares of Parent Class A Common Stock with respect to rights to cause the redemption of the Common Units and shares of Parent Class B Common Stock issued to the Non-Blocker Company Members in the Company Merger pursuant to the A&R Company LLC Agreement, and such shares of Parent Class A Common Stock when issued in connection with any such redemption will be validly issued, fully paid and non-assessable, and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments or agreements to which Parent is a party or by which it is bound. Other than as required by the Founder Registration Rights Agreement, the A&R Registration Rights Agreement and the PIPE Subscription Agreements, Parent has no obligation to register, on behalf of any stockholder or other security holder of the Parent, any securities of Parent under the Securities Act.

63

5.6         Capitalization of Merger Sub. As of the Execution Date, Parent owns all of the outstanding Merger Sub Interests, which have been duly authorized and validly issued. There are no outstanding (a) securities of Merger Sub convertible into or exchangeable for Capital Stock or other voting securities of Merger Sub, (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, relating to issued or unissued Capital Stock or other voting securities of Merger Sub, (c) obligations of Merger Sub to issue any Capital Stock or other voting securities of Merger Sub or any securities convertible into or exchangeable for such Capital Stock or other voting securities, other than pursuant to this Agreement, and (d) obligations of Merger Sub to repurchase, redeem, or otherwise acquire any of the foregoing securities, options, equity equivalents, Capital Stock or rights.

5.7         No Undisclosed Liabilities. There are no Liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately accrued, reserved against or otherwise disclosed on the balance sheet of Parent dated as of March 31, 2018 (including the notes thereto) contained in Parent’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018; (b) Liabilities incurred in the ordinary course of business subsequent to March 31, 2018; (c) Liabilities for Parent Transaction Expenses; and (d) Liabilities not required to be presented on the face of an unaudited interim balance sheet prepared in accordance with GAAP.

64

5.8         Parent SEC Documents; Controls.

(a)          Since March 31, 2017, Parent has timely filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act (such forms, reports, schedules and statements, the “Parent SEC Documents”). As of their respective dates, each of the Parent SEC Documents, as amended (including, without limitation, all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the Execution Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. To the Knowledge of Parent, as of the Execution Date, (A) none of the Parent SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and (B) neither the SEC nor any other Governmental Authority is conducting any investigation or review of any Parent SEC Document. No notice of any SEC review or investigation of Parent or the Parent SEC Documents has been received by Parent as of the Execution Date.

(b)          The financial statements of Parent included in the Parent SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the Execution Date, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Parent and its consolidated Subsidiaries, as of their respective dates and the results of operations and the cash flows of Parent and its consolidated Subsidiaries, for the periods presented therein.

(c)          Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the listing standards of NASDAQ. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions.

65

5.9         Legal Proceedings. As of the Execution Date, there is no Proceeding (filed by any Person other than the Company Parties, the Blocker Stockholders, the Non-Blocker Company Members or any of their respective Affiliates) pending or, to Parent’s Knowledge, threatened, against Parent or Merger Sub before or by any Governmental Authority, which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal any of the Transactions. There are no, and since their respective dates of formation there have not been, any other Proceedings pending, or, to Parent’s Knowledge, threatened against Parent or Merger Sub by or before any Governmental Authority and Parent is not subject to, and no Asset of Parent is bound or affected by, any outstanding Orders.

5.10       Compliance with Laws and Orders. Each of Parent and Merger Sub is and since its respective date of formation has been in compliance in all material respects with all Laws and Orders applicable to it except where such non-compliance would not reasonably be expected to result in a material Liability to Parent or Merger Sub.

5.11       Brokers. Neither Parent nor Merger Sub has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions, other than obligations to pay the Deferred Underwriting Commission and any amounts payable in connection with the PIPE Transactions.

5.12       Trust Account. As of the Execution Date, Parent has (and, assuming no holders of Parent Class A Common Stock exercise the Parent Stockholder Redemption Right, will have immediately prior to the Closing) at least $325 million in the Trust Account, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Parent and the Trustee, enforceable in accordance with its terms. As of the Execution Date, the Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. As of the Execution Date, there are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Documents to be inaccurate in any material respect or (ii) entitle any Person (other than holders of Parent Class A Common Stock who shall have exercised their Parent Stockholder Redemption Right) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income and franchise taxes from any interest income earned in the Trust Account and (B) to redeem shares of Parent Class A Common Stock pursuant to the Parent Stockholder Redemption Right. There are no Proceedings pending or, to the Knowledge of Parent, threatened with respect to the Trust Account.

5.13       Information Supplied; Proxy Statement. The information supplied or to be supplied by Parent for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of Parent and at the time of any meeting of Parent’s stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (other than with respect to information supplied by the Company Entities for inclusion therein) will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement.

66

5.14       Absence of Certain Changes or Events. Since March 31, 2017 through the Execution Date, there has not been any Parent Material Adverse Effect. Neither Parent nor Merger Sub has conducted any business other than its formation, the public offering of its securities (and the related private offerings), the making of public reports under the Exchange Act and the search for, and preparation for the execution of, a Business Combination.

5.15       No Default. Neither Parent nor Merger Sub is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (a) the Organizational Documents of Parent or Merger Sub, (b) any Contract to which Parent is a party or by which Parent is bound, or (c) any Law applicable to Parent, except, in the cases of clauses (b) and (c), for defaults or violations which would not be reasonably likely to have consequences that would, individually or in the aggregate, be material to Parent.

5.16       Listing. The issued and outstanding shares of Parent Class A Common Stock, the Parent Warrants, and the Parent units (consisting of one share of Parent Class A Common Stock and one Parent Warrant) (the foregoing, collectively, the “Parent Public Securities”) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. There is no suit, action, proceeding or investigation pending or, to the Knowledge of Parent, threatened against Parent by NASDAQ or the SEC with respect to any intention by such entity to deregister any Parent Public Securities or prohibit or terminate the listing of any Parent Public Securities on NASDAQ. Parent has taken no action that is designed to terminate the registration of Parent Public Securities under the Exchange Act. Parent has not received any written or, to Parent’s Knowledge, oral deficiency notice from NASDAQ relating to the continued listing requirements of the Parent Public Securities.

5.17       Investment Company. Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.18       Certain Tax Matters

(a)          Parent’s and its Subsidiaries’ (including Merger Sub’s) present plan and present intention is to continue the historic business of each Blocker Company and the Company Entities (or use a significant portion of the Blocker Companies’, the Company’s and its Subsidiaries’ historic business assets in a business) following the Mergers within the meaning of Treasury Regulation Section 1.368-1(d).

(b)          Other than acquisition of shares pursuant to an adjustment to consideration as contemplated by this Agreement, Parent and its Subsidiaries (including Merger Sub) have no plan or intention to acquire any of the shares issued to the Blocker Stockholders in the Merger in exchange for cash or other assets (other than stock of Parent).

67

(c)          Except as contemplated by this Agreement, Parent has no plan or intention to dispose of any of its shares or interest in any of its Subsidiaries or cause any of its Subsidiaries’ assets to be sold or transferred (except in the ordinary course of business).

(d)          To the Knowledge of Parent, there are no facts or circumstances that could reasonably be expected to prevent the Blocker Merger with respect to any Blocker Company from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

5.19       Parent Contracts. Except (a) as set forth on Schedule 5.19, (b) as filed as exhibits to the Parent SEC Documents filed prior to the Execution Date and (c) for this Agreement and the other Contracts contemplated by this Agreement, none of Parent or any Merger Sub is party to any material Contract (other than nondisclosure agreements (containing customary terms) to which Parent is a party that were entered into in the ordinary course of its business).

5.20       Employee Matters. Other than the current officers of Parent, neither Parent nor any of its Subsidiaries has ever had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent's behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, Parent has no unsatisfied liability with respect to any of its officers. Neither Parent nor Merger Sub maintains, sponsors or has any liability or potential liability with respect to any Benefit Plan.

5.21       Investment Matters. Parent is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act. Parent is acquiring the Company Units for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities Laws, nor with any present intention of distributing or selling any of the Company Units except in compliance with applicable federal and state securities Laws.

5.22       No Other Representations or Warranties. In entering into this Agreement, Parent has relied solely on the Blocker Companies’ and the Company’s express representations and warranties set forth in Article III and Article IV and in the Closing Certificates delivered by the Blocker Companies and the Company and the Letters of Transmittal, Parent’s own expertise, and Parent’s professional counsel as to the Shares of Capital Stock of the Blocker Companies, the Company Units and the Assets and business of the Company Entities, and the value thereof, and not on any other comments, representations, warranties or statements of, or information provided by, the Blocker Companies, any Company Entity or any Representatives of the foregoing. Parent acknowledges and affirms that it has completed such independent investigation, verification, analysis, and evaluation of the Shares of Capital Stock of the Blocker Companies, the Company Units and the Assets and business of the Company Entities and has made all such reviews and inspections of the Shares of Capital Stock of the Blocker Companies, the Company Units and the Assets and business of the Company Entities as it has deemed necessary or appropriate to enter into this Agreement and the Ancillary Agreements; provided, that the foregoing shall in no event limit in any respect any of the representations or warranties set forth in Article III or Article IV or in any Closing Certificate delivered by the Blocker Companies or the Company or the Letters of Transmittal. Except for the representations and warranties expressly made by the Blocker Companies in Article III and by the Company in Article IV or in the Closing Certificates to be delivered by the Blocker Companies and the Company or the Letters of Transmittal, Parent acknowledges that no Person has made, and Parent has not relied upon, any representations or warranties, express or implied, as to the Shares of Capital Stock of the Blocker Companies, the Company Units or the financial condition, business, operations, prospects, Assets (including such Assets’ physical condition, title and environmental conditions) or liabilities of any of the Company Entities.

68

Article VI
COVENANTS

6.1         Regulatory and Other Approvals.

(a)          Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Transactions, including (i) filing any notification and report forms required for the consummation of the Transactions under the HSR Act within 15 Business Days after the Execution Date; and (ii) using commercially reasonable efforts to cause any applicable waiting period under the HSR Act with respect to the Transactions to expire or terminate at the earliest time that is reasonably practicable and shall request “early termination” with respect to the waiting period under the HSR Act. Parent shall not agree to extend any waiting period under the HSR Act without the prior written consent of the Company. Parent shall pay all HSR Act filing fees related to the Transaction. Otherwise, each Party shall each pay its own preparation costs and expenses; provided, however, that reasonable and documented fees incurred by the Company or the Blocker Companies under this Section 6.1 related to the Transactions shall constitute a Company Transaction Expense.

(b)          Each Party shall, and shall cause its respective Subsidiaries to, (i) promptly inform the other Parties of, and supply to the other Parties, any communication (or other correspondence or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in connection with this Agreement or the Transactions; (ii) consult and cooperate in good faith with the other Parties in connection with any filings, notifications, submissions, analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions, discussions and Proceedings with Governmental Authorities relating to this Agreement or the Transactions, including, subject to applicable Law, permitting the other Parties to review in advance, and considering in good faith the views of the other Party with respect to, any proposed written communication to any Governmental Authority and to promptly provide the other Parties with copies of any communication to any Governmental Authority; (iii) use commercially reasonable efforts to comply, as promptly as reasonably practicable, with any requests received by a Party or any of its Subsidiaries under the HSR Act and any other applicable Law for additional information, documents or other materials; (iv) give the other Parties reasonable advance notice of its or its Subsidiaries’ intention to participate in any meeting or telephone or other discussion with any Governmental Authority with respect to the Transactions or any filings, investigations or inquiries made in connection with the Transactions, and an opportunity to participate in such meeting or discussion; and (v) contest and resist any Proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the Transactions as being in violation of any applicable Law.

69

6.2         Access.

(a)          From the Execution Date until the earlier of termination of this Agreement in accordance with its terms and the Closing (the “Interim Period”), the Company shall provide Parent and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to all Assets owned, leased or operated by the Company Entities, and shall use commercially reasonable efforts to provide Parent and its Representatives access to all Assets operated by third parties, Records, Contracts, documents, officers, employees, agents, legal advisors, accountants and properties of the Company Entities, and the Company shall furnish reasonably promptly to Parent and its Representatives such information concerning the Company Entities and their Assets, business, Records, Contracts, properties and personnel as may be reasonably requested, from time to time, by or on behalf of Parent. Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business of the Company Entities. The Company shall have the right to have a Representative present for any communication with officers of the Company Entities, and Parent shall, and shall use commercially reasonable efforts to cause its Representatives to, observe and comply with all applicable health, safety and security requirements of the Company Entities if Parent exercises its rights to access any Assets or properties of the Company Entities under this Section 6.2. Neither Parent nor its Representatives shall contact any of the employees, customers, suppliers, or other parties that have business relationships with the Company Entities in connection with the Transactions without the specific prior written authorization of the Company. For purposes of clarification, Parent and its Representatives shall be permitted to conduct environmental assessments; provided, however, in no event shall such assessments include any right to perform invasive or subsurface investigations of the properties or facilities of any Company Entity without the prior written consent of the Company. Parent shall hold in confidence all information disclosed to Parent or its Representatives hereunder on the terms and subject to the conditions contained in the Confidentiality Agreement. Notwithstanding anything to the contrary in this Section 6.2, Parent shall have no right of access to, and none of the Company Entities or any of their respective Affiliates shall have any obligation to provide any information (1) relating to bids received from others in connection with the Transactions and information and analysis (including financial analysis) relating to such bids or (2) the disclosure of which could reasonably be expected to (x) jeopardize any privilege available to any Company Entity or any of its respective Affiliates, (y) cause any Company Entity or any of its respective Affiliates to breach a Contract, or (z) result in a violation of Law; provided that, in the event that the restrictions in clause (2) of this sentence apply, the Company shall provide Parent with a reasonably detailed description of the information not provided, and the Company shall cooperate in good faith to design and implement alternative disclosure arrangements to enable Parent to evaluate such information without violating such Law or Contract or jeopardizing such privilege. Subject to the limitations set forth in Section 11.13, to the extent Parent has any assets other than its interest in the Trust Account, promptly upon completion of any access under this Section 6.2, Parent shall repair at its sole expense any damage caused by such access.

70

(b)          During the Interim Period, Parent shall provide the Company and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to all Assets, books and records, Contracts, documents, officers, employees, agents, legal advisors and accountants of Parent, and Parent shall furnish reasonably promptly to the Company and its Representatives such information concerning Parent’s business, books and records, Contracts, properties and personnel as may be reasonably requested, from time to time. The Company and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business of Parent. Notwithstanding anything to the contrary in this Section 6.2, the Company shall have no right of access to, and Parent and its Affiliates shall not have any obligation to provide any information the disclosure of which could reasonably be expected to (x) jeopardize any privilege available to Parent or any of its Affiliates, (y) cause Parent or any of its Affiliates to breach a Contract, or (z) result in a violation of Law; provided that, in the event that the restrictions in this sentence apply, Parent shall provide the Company with a reasonably detailed description of the information not provided, and Parent shall cooperate in good faith to design and implement alternative disclosure arrangements to enable the Company to evaluate such information without violating such Law or Contract or jeopardizing such privilege.

(c)          Subject to the limitations set forth in Section 11.13, to the extent Parent has any assets other than its interest in the Trust Account, Parent agrees to indemnify, defend and hold harmless the Company, its respective Affiliates and its and their respective Representatives for any and all Losses incurred by the Company, its respective Affiliates or its or their respective Representatives arising solely as a result of actions taken by Parent or its Representatives at any Company Real Property pursuant to the access rights under Section 6.2(a), including any Claims by any of Parent’s Representatives for any injuries or property damage while present on the Company Real Property; provided that the foregoing indemnification shall not apply to such Claims and Losses as are caused by the willful misconduct or gross negligence of the Company, its Affiliates or its and their respective Representatives, or any Company Entity.

(d)          During the Interim Period, each Blocker Company shall provide Parent and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to all Assets, books and records, Contracts, documents, officers, employees, agents, legal advisors and accountants of such Blocker Company, and such Blocker Company shall furnish reasonably promptly to Parent and its Representatives such information concerning such Blocker Company’s business, books and records, Contracts, properties and personnel as may be reasonably requested, from time to time. Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business of such Blocker Company. Notwithstanding anything to the contrary in this Section 6.2, Parent shall have no right of access to, and such Blocker Company and its Affiliates shall not have any obligation to provide any information the disclosure of which could reasonably be expected to (x) jeopardize any privilege available to such Blocker Company or any of its Affiliates, (y) cause such Blocker Company or any of its Affiliates to breach a Contract, or (z) result in a violation of Law; provided that, in the event that the restrictions in this sentence apply, such Blocker Company shall provide Parent with a reasonably detailed description of the information not provided, and such Blocker Company shall cooperate in good faith to design and implement alternative disclosure arrangements to enable Parent to evaluate such information without violating such Law or Contract or jeopardizing such privilege.

71

6.3         Conduct of Business.

(a)          Except as specifically provided in this Agreement or as set forth on Schedule 6.3(a), as required by applicable Law or with respect to an Emergency, during the Interim Period, the Company shall, and shall cause each other Company Entity to, (a) conduct its operations in the ordinary course of business and (b) use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect its material Contracts and Permits, (iii) retain its current officers and key employees, (iv) preserve its relationships with its key customers, suppliers and other Persons having a material business relationship with the Company Entities, (v) preserve, maintain and protect its material Assets (vi) maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present, and (v) maintain all existing material Owned Intellectual Property.

(b)          Without limiting the generality of Section 6.3(a), during the Interim Period, except as expressly permitted or required by the terms of this Agreement, as otherwise described in Schedule 6.3(b), as required by applicable Law or as consented to or approved in writing by Parent, which consent or approval will not be unreasonably withheld, conditioned or delayed, the Company shall not, and the Company shall cause the other Company Entities not to:

(i)          amend or propose to amend the Organizational Documents of any Company Entity;

(ii)         (A) offer, issue, sell, grant or deliver, or authorize or propose to offer, issue, sell, grant or deliver, any Company Units or other Capital Stock or equity equivalents in any Company Entity (other than any grant approved by the Company Board of up to an aggregate of 14,200 Company Class G Units to one or more employees of the Company Entities, provided that, for the avoidance of doubt, no such grant shall affect the total amount of the Merger Consideration), or (B) amend in any material respect any of the terms of any equity securities of any Company Entity outstanding as of the Execution Date;

(iii)        (A) split, combine, or reclassify any Company Units or other Capital Stock of any Company Entity, (B) declare, set aside or pay any dividends on, or make any other distribution in respect of, any outstanding Company Units or other Capital Stock of any Company Entity, except for dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to the Company or a direct or indirect wholly owned Subsidiary of Company, (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Company Units or other Capital Stock of any Company Entity or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Company Entity;

72

(iv)        (A) create, incur, guarantee or assume any Indebtedness or otherwise become liable or responsible for the obligations of any other Person (other than any Company Entity), other than borrowings under the Credit Agreement, purchase money credit or deferred purchase price credit extended to the Company by vendors and suppliers, and financings in connection with the creation of special purpose vehicles to finance capital expenditures for new fleets (similar to fleet nos. 10 and 11), in each case, in the ordinary course of business consistent with past practices, or (B) mortgage or pledge any material Assets of the Company Entities, or create any material Lien thereon that is not released at or prior to Closing other than Permitted Liens;

(v)         sell, or otherwise dispose of any of its Assets, except (A) pursuant to existing Material Contracts, or (B) the sale of obsolete Assets and inventory of the Company Entities in the ordinary course of business;

(vi)        sell, convey, transfer, assign, abandon, disclaim, or otherwise dispose of any material Owned Intellectual Property, or grant any exclusive licenses to any material Owned Intellectual Property other than in the ordinary course of business.

(vii)       (A) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any Person or other business organization or division thereof or all or any substantial part of the assets of any Person, (B) form any joint venture or similar arrangement, other than the creation of special purpose vehicles to finance capital expenditures for new fleets (similar to fleet nos. 10 and 11), or (C) make any loans, advances or capital contributions to, or investments in, any Person, except for loans, advances or capital contributions in the form of trade credit granted to customers in the ordinary course of business consistent with past practice;

(viii)      except with respect to an Emergency, make or commit to make any capital expenditure other than (A) as contemplated by the Budget, (B) maintenance expenditures in the ordinary course of business, (C) capital expenditures as required by any Governmental Authority, or (D) capital expenditures that do not exceed $7,500,000 in the aggregate;

(ix)         change in any material respect any of the financial accounting principles, practices or methods used by any Company Entity, except for any change required by reason of a concurrent change in GAAP or statutory accounting requirements;

(x)          enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax;

73

(xi)         (A) change its Tax accounting principles, methods or policies; (B) make any material new Tax election or change or revoke any existing material Tax election; (C) settle any material Tax liability or compromise any material Tax refund; (D) file any amended Tax Return or claim for refund; or (E) enter into any closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law);

(xii)        settle or offer or propose to settle any Proceeding (other than a Proceeding related to Taxes) against any Company Entity unless such settlement (A) requires the payment of less than $1,000,000, which payment is made prior to Closing, (B) involves the unconditional release of such Company Entity with respect to the subject matter of the Proceeding, (C) does not impose any material obligations on any Company Entity after the Closing and (D) does not involve an admission of criminal wrongdoing by any Company Entity;

(xiii)       amend in any material respect, terminate or waive any material right under any Material Contract, other than Contracts that terminate pursuant to their terms;

(xiv)      amend or modify the Budget in any material respect or fail to make any capital expenditures contemplated by the Budget; provided that any such capital expenditures, other than those specified in the Budget as “Time of Essence Expenditures,” may be accelerated or delayed if determined in good faith by the Company Board, after consultation with Parent, to be in the best interest of the applicable Company Entity;

(xv)       (A) except consistent with past practice and in the ordinary course of business or as required by applicable Laws, grant any increases in the compensation (including bonuses) or benefits payable or to become payable to any of the directors, officers, employees or independent contractors of any of the Company Entities (other than any grant approved by the Company Board of up to an aggregate of 14,200 Company Class G Units to one or more employees of the Company Entities, provided that, for the avoidance of doubt, no such grant shall affect the total amount of the Merger Consideration); (B) enter into any new, or amend any existing, employment, retention, change in control or severance or termination agreement with any currently existing director, officer, employee or independent contractor; (C) terminate, establish or become obligated under any collective bargaining agreement; (D) enter into any new, or amend any, Company Group Plan or other Benefit Plan (other than amendments required by Law); (E) terminate the employment of any executive officer or management-level employee (except for a for-cause termination); or (F) hire any (I) “executive officer” (as defined in Rule 405 under the Securities Act, assuming that the Company were a “registrant” for purposes of such rule) or (II) any other employee with an annual salary in excess of $200,000;

74

(xvi)      take any action that would or would reasonably be expected to hinder, prevent, delay or interfere with, in any manner, the Closing and the consummation of the Transactions;

(xvii)     enter into or amend the terms, in any material respect, of any Related Party Transaction; or

(xviii)    agree or commit to do any of the foregoing.

(c)          During the Interim Period, except as expressly permitted or required by the terms of this Agreement or as consented to or approved in writing by Parent, which consent or approval will not be unreasonably withheld, conditioned or delayed, each Blocker Company shall not:

(i)          sell, assign, Transfer or otherwise dispose of any of the Company Units owned by it;

(ii)         create any Lien on any of the Company Units owned by it;

(iii)        enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax;

(iv)        (A) change its Tax accounting principles, methods or policies; (B) make any material new Tax election or change or revoke any existing material Tax election; (C) settle any material Tax liability or compromise any material Tax refund; (D) file any amended Tax Return or claim for refund; or (E) enter into any closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law);

(v)         take any action that would or would reasonably be expected to hinder, prevent, delay or interfere with, in any manner, the Closing and the consummation of the Transactions; or

(vi)        agree or commit to do any of the foregoing.

(d)          During the Interim Period, except as expressly permitted or required by the other terms of this Agreement, as required by any applicable Law, or consented to or approved in writing by the Company, which consent or approval will not be unreasonably withheld, conditioned or delayed, Parent shall not, and Parent shall cause its Subsidiaries not to:

(i)          amend or propose to amend (A) the Organizational Documents of Parent or any of its Subsidiaries, (B) the Trust Agreement or any other agreement related to the Trust Account or (C) the Employment Agreements;

75

(ii)         offer, issue, sell, grant or deliver, or authorize or propose to offer, issue, sell, grant or deliver, any Capital Stock of Parent or any of its Subsidiaries, other than in connection with this Agreement and the PIPE Subscription Agreements;

(iii)        (A) split, combine, or reclassify any Capital Stock of Parent, (B) declare, set aside or pay any dividends on, or make any other distribution in respect of, any outstanding Capital Stock of Parent, (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Capital Stock of Parent, other than pursuant to an exercise of a Parent Stockholder Redemption Right and as contemplated by the Parent Sponsor Agreement, or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries;

(iv)        other than in connection with the Transactions, create, incur, guarantee or assume any Debt or otherwise become liable or responsible for the obligations of any other Person;

(v)         other than in connection with the Transactions, (A) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, or other business organization or division thereof, (B) form any joint venture or similar arrangement or exercise any rights under any existing joint venture or similar agreement, or (C) make any loans, advances or capital contributions to, or investments in, any Person; or

(vi)        agree or commit to do any of the foregoing.

6.4         D&O Indemnity. Parent and Merger Sub agree that all rights to indemnification, exculpation, and advancement of expenses for acts or omissions occurring prior to the Closing Date now existing in favor of the current or former managers, directors, officers, members or employees of any of the Company Entities (collectively, the “Company Indemnitees”) as provided as of the Execution Date in the Organizational Documents of the Company Entities (including, without limitation, the Company LLC Agreement notwithstanding the Company Merger) shall survive the Closing and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Closing Date. Parent and Merger Sub shall not, and shall cause their respective Subsidiaries not to, repeal, amend, waive or otherwise modify such rights to indemnification, exculpation, and advancement of expenses in any manner that would adversely affect the rights of the Company Indemnitees thereunder. Parent or Merger Sub shall, effective as of the Closing Date, obtain and fully pay the premium for “tail” insurance policies that cover the existing directors and officers of the Company Entities for a claims-reporting or discovery period of at least six years from and after the Closing Date from an insurance carrier with the same or better credit rating as Company’s existing directors’ and officers’ insurance carrier and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against any of the existing directors or officers of the Company Entities by reason of his or her service as a director or officer of any Company Entity at or prior to the Closing Date (including in connection with this Agreement or the Transactions); provided, however, that Parent and Merger Sub shall not be required to spend more than 300% (the “D&O Cap Amount”) of the last annual premium paid by Company prior to the Execution Date per year for such coverage under such tail policy; provided further that if the cost of such insurance exceeds the D&O Cap Amount, and Parent and Merger Sub elect not to spend more than the D&O Cap Amount for such purposes, then Parent or Merger Sub shall purchase as much coverage as is obtainable for the D&O Cap Amount which shall satisfy the obligations of Parent and Merger Sub with respect to such tail policy under this Section 6.4. From and after the Closing, in the event that Parent or Merger Sub or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or Merger Sub, as applicable, shall assume the obligations set forth in this Section 6.4.

76

6.5         Tax Matters.

(a)          Following the Closing, Parent shall cause to be timely filed all Tax Returns required to be filed by any of the Company Entities or the Blocker Companies after the Closing Date that relate to Pre-Closing Tax Periods. Except as required by applicable Law, such Tax Returns that are Flow-Through Returns shall be prepared in accordance with the terms of this Section 6.5, consistent with past practices of the Company Entities and in accordance with applicable Law, and submitted (with copies of any relevant schedules, work papers and other documentation then available) to the Seller Representative for its approval (which approval shall not be unreasonably withheld, conditioned or delayed) not less than 30 days prior to the due date for the filing of such Tax Return, or, for any such Tax Return due to be filed within thirty days after the Closing Date, as soon as practicable after Closing. If the Seller Representative disputes any item on any Tax Return delivered to it under this Section 6.5, the Seller Representative shall notify Parent of such disputed item (or items) within fifteen days and shall provide an explanation of the reason for its objection. Parent and the Seller Representative shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If Parent and the Seller Representative cannot resolve any disputed item, the question shall be resolved by an independent accounting firm of national reputation that is selected by mutual agreement of Parent and the Seller Representative, and the fees of the such independent accounting firm shall be borne equally by the Seller Representative and Parent. If any disputed item has not been resolved by the time a Tax Return is required to be filed, or the Seller Representative’s period for review and objection to such Tax Return has not expired by the time a Tax Return is required to be filed, the Tax Return shall be filed as prepared by Parent, and if the disputed item is resolved thereafter in a manner different than as reflected on such Tax Return, Parent shall file an amended Tax Return that reflects such resolution.

77

(b)          Parent shall not, and shall not allow any of the Company Entities to, amend any Tax Return of any of the Company Entities for a Pre-Closing Tax Period, or cause or effect any Seller Tax Matter, in each case without the prior written consent of the Seller Representative, which consent shall not to be unreasonably withheld, conditioned or delayed; provided, that Parent shall not be required to obtain the prior written consent of the Seller Representative with respect to any Seller Tax Matter that (x) arises incidentally as a result of Parent’s filing of Tax Returns of a Company Entity with respect to a Tax period (or portion thereof) beginning after the Closing Date, or (y) is reasonably required in connection with an audit or other Tax Proceeding initiated by a Taxing Authority.

(c)          Parent and the Seller Representative shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by either Parent or the Seller Representative, in connection with the filing of Tax Returns pursuant to this Section 6.5 and any Tax Proceeding with respect to such Tax Returns. Such cooperation shall include the retention and (upon Parent’s or the Seller Representative’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)          Any Transfer Taxes imposed on the Transactions shall be paid by the Party responsible for paying such Transfer Taxes under applicable Law. The Seller Representative and Parent agree to cooperate in the execution and delivery of all instruments and certificates reasonably necessary to remit and/or minimize the amount of any Transfer Taxes. Parent shall prepare and timely file (or cause to be prepared and timely filed) any Tax Returns for Transfer Taxes as required by Law and shall notify the Seller Representative when such filings have been made.

(e)          For purposes of this Agreement, in the case of any Straddle Period, (i) any property Taxes and other similar taxes imposed on a periodic basis for the portion of the Straddle Period that is in a Pre-Closing Tax Period shall be equal to the amount of such property Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that is in a Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) all other Taxes for the portion of the Straddle that is in a Pre-Closing Tax Period shall be determined based on an actual closing of the books used to calculate such Taxes as if such Tax period ended as of the close of business on the Closing Date. In the case of clause (ii), exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions computed as if the Closing Date was the last day of the Straddle Period) shall be allocated between the portion of the Straddle Period that is in a Pre-Closing Tax Period and the portion of the Straddle Period thereafter in proportion to the number of days in each such portion.

78

(f)          Intended Tax Treatment.

(i)          The Parties intend that each Blocker Merger will qualify as a reorganization described in Section 368(a)(1)(A) of the Code, and the Parties shall report the transactions contemplated in this Agreement consistently with such treatment on all relevant Tax Returns, and shall take no position inconsistent with such treatment in any Tax Proceeding with a Taxing Authority unless required by applicable Law. Neither Parent nor the Blocker Stockholders shall take any action that could reasonably be expected to prevent the Blocker Merger with respect to such Blocker Company from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Section 368 and the Treasury Regulation promulgated thereunder.

(ii)         The Parties agree that, except as required by applicable Law, for U.S. federal Income Tax purposes, (A) the Company shall be treated as the continuing partnership pursuant to Section 708(b)(1) of the Code; (B) neither the shares of Parent Class B Common Stock nor the right to redeem or exchange Common Units shall be treated as having a fair market value greater than zero dollars ($0); (C) Parent shall (I) be treated as contributing cash and property to the Company in exchange for Common Units in a non-taxable transaction under Section 721(a) of the Code, (II) be treated as acquiring the Company Warrants in exchange for cash in an amount equal to the fair market value of such Company Warrants, and (III) not be treated as receiving any taxable consideration pursuant to Treasury Regulation Section 1.707-3; provided, that, notwithstanding the foregoing, if any taxable consideration is treated as received by Parent or the Non-Blocker Company Members, (x) such consideration shall be treated as a reimbursement of preformation capital expenditures to the maximum extent permitted pursuant to Treasury Regulation Section 1.707-4(d), and (y) nonrecourse liabilities of the Company shall be allocated in a manner that is consistent with applicable Treasury Regulations to minimize, to the greatest extent possible, the amount of gain that the Non-Blocker Company Members or Parent would recognize, if any, pursuant to Section 707 of the Code, if applicable, or Section 731(a) of the Code, in connection with the receipt of such consideration; and (D) with respect to the IRS Form 1065 (or similar state or local Tax Return) filed for the Tax year of the Company including the Closing Date, such Tax Return shall be prepared utilizing the “interim closing method” as if the Tax year ended on the Closing Date and “calendar day convention” (in each case, as defined in Treasury Regulation Section 1.706-4) as of the end of the Closing Date.

(iii)        The Parties shall (A) prepare and file all Tax Returns in a manner consistent with this Section 6.5(f), and (B) take no position inconsistent with this Section 6.5(f) in any Tax Return, Tax Proceeding or otherwise absent a determination within the meaning of Section 1313 of the Code to the contrary.

(g)          If any Taxing Authority issues to Parent or any of the Company Entities (i) a written notice of its intent to audit or conduct a Tax Proceeding with respect to Flow-Through Returns for any Pre-Closing Tax Period or (ii) a written notice of deficiency for Taxes for any Pre-Closing Tax Period relating to Flow-Through Returns (each a “Tax Contest”), Parent shall notify the Seller Representative of its receipt of such communication from the Taxing Authority within thirty (30) days of receipt. The Seller Representative shall have the right, at its sole cost and expense, to control the prosecution, settlement or compromise of any such Tax Contest, provided, however, that the Seller Representative shall keep Parent reasonably informed as to the progress of such Tax Contest and, to the extent that any such Tax Contest could reasonably be expected to have a material adverse post-Closing impact on Parent or any of the Company Entities, (i) Parent shall be entitled to participate in any such Tax Contest at its sole cost and expense and (ii) the Seller Representative shall not settle or otherwise compromise any such Tax Contest without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, at Parent’s request, the Company shall make an election under Section 6226(a) of the Code (or any similar or comparable election under state or local Law) with respect to any Tax Contest related to a Flow-Through Return of a Company Entity for a Pre-Closing Tax Period.

79

(h)          The Parties agree that the Company shall use the “traditional allocation method” as described in Treasury Regulation Section 1.704-3(b) (including in connection with any “reverse 704(c) allocation”) that may be required in connection with a “book-up” of the Company’s assets in connection with the transactions contemplated by this Agreement.

(i)          The obligations of Parent in this Section 6.5 shall survive Closing. To the extent that the provisions of this Section 6.5 are inconsistent with or conflict the provisions of Article X or any other provisions under this Agreement, the provisions of this Section 6.5 shall control.

6.6         Public Announcements. No Party shall make any public announcement or issue any public communication regarding this Agreement or the Transactions without first obtaining the prior written consent, as applicable, of Parent (if a Company Party is the disclosing Party) or the Company (if Parent or Merger Sub is the disclosing Party), except if such announcement or other communication is required by applicable Law (including in connection with the preparation and filing of the Proxy Statement and any offering or other documents prepared in connection with any financing by Parent) or the rules of any stock exchange upon which such Party’s capital stock is traded, in which case, to the extent permitted by Law, the disclosing Party shall use its commercially reasonable efforts to coordinate or communicate such announcement or communication with Parent or the Company, as applicable, prior to announcement or issuance; provided, however that no provision of this Agreement shall be deemed to restrict in any manner (i) any Party’s ability to communicate with its employees or equity holders or (ii) the ability of Parent and the Company to communicate with their financial and legal advisors, lenders, underwriters or financing sources (including, in the case of Parent, the PIPE Investors).

6.7         The Proxy Statement and the Special Meeting.

(a)          As promptly as reasonably practicable after the Execution Date, but in any event within ten Business Days following the date on which Parent has received written notice from the Company that the Company believes that the information required to be provided by the Company Entities hereunder has been delivered to Parent, Parent will prepare and file with the SEC a proxy statement containing the information specified in Schedule 14A of the Exchange Act with respect to the transactions contemplated by this Agreement (the “Proxy Statement”) in preliminary form; provided, however, that such ten Business Day period shall not elapse if Parent provides a reasonably detailed written notice to the Company regarding information that is required but has not yet been received by Parent from the Company for the Proxy Statement, in which case the ten Business Day period shall re-commence after Parent receives such information from the Company. Parent shall as promptly as practicable notify the Company of the receipt of any oral or written comments from the SEC relating to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information. Parent shall cooperate and provide the Company with a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC and give due consideration to all comments reasonably proposed by the Company in respect of such documents and responses prior to filing such with or sending such to the SEC, and the Parties will provide each other with copies of all such filings made and correspondence with the SEC. The Parent Board Recommendation shall be included in the Proxy Statement. Parent will use its commercially reasonable efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. Parent will cause the Proxy Statement to be transmitted to the Parent Stockholders as promptly as practicable, but in any event within five Business Days, following the date on which the SEC confirms it has no further comments on the Proxy Statement.

80

(b)          The Company acknowledges that a substantial portion of the Proxy Statement and other filings to be made by Parent with the SEC shall include disclosure regarding the Company Entities and their management, operations and financial condition. Accordingly, the Company will, as promptly as reasonably practicable after the Execution Date, use commercially reasonable efforts to provide Parent with all information concerning the Company Entities, the operations of the Company Entities’ business and the Company Entities’ management and operations and financial condition, in each case, required to be included in the Proxy Statement or such other filings, including the required financial statements of the Company Entities prepared in accordance with Regulation S-X and a related consent from the Company Entities’ independent public accountants. Without limiting the generality of the foregoing, the Company Entities shall use commercially reasonable efforts to cooperate with Parent in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC. The Company shall use commercially reasonable efforts to cause its officers and employees to cooperate with Parent and its counsel in connection with the drafting of the Proxy Statement and any other filings to be made by Parent with the SEC and responding in a timely manner to comments on the Proxy Statement or such other filings from the SEC; provided that doing so does not unreasonably interfere with the ongoing operations of the Company Entities.

(c)          Parent will take, in accordance with applicable Law, NASDAQ rules and the Organizational Documents of Parent, all action necessary to call, hold and convene a special meeting of holders of Parent Common Stock (including any permitted adjournment or postponement, the “Parent Stockholders Meeting”) to consider and vote upon the Parent Stockholder Proposals as promptly as reasonably practicable after the filing of the Proxy Statement in definitive form with the SEC. Once the Parent Stockholders Meeting has been called and noticed, Parent will not postpone or adjourn the Parent Stockholders Meeting without the consent of the Company, which consent will not be unreasonably withheld, conditioned or delayed, other than, (1) for the absence of a quorum, (2) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that Parent has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the Parent Stockholders prior to the Parent Stockholders Meeting or (3) an adjournment or postponement of up to ten Business Days to solicit additional proxies from of Parent Stockholders. Subject to Section 6.7(d), Parent will take all reasonable lawful action to solicit approval of the Parent Stockholder Proposals and the LTIP Proposal by the Parent Stockholders.

81

(d)          The Parent Board will recommend in the Proxy Statement that the Parent Stockholders approve the Parent Stockholder Proposals (the “Parent Board Recommendation”). Notwithstanding the foregoing, at any time prior to obtaining the required stockholder approval at the Parent Stockholders Meeting, the Parent Board may withdraw, modify or qualify in any manner the Parent Board Recommendation (any such action a “Change in Recommendation”) if the Parent Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that a failure to make a Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Parent Board shall not be entitled to exercise its rights to make a Change in Recommendation pursuant to this sentence unless (i) such Change in Recommendation is based upon a material intervening event that occurred during the Interim Period and constitutes information not available to the Parent Board at the Execution Date and (ii) Parent has provided to the Company three Business Days’ prior written notice advising the Company that the Parent Board intends to take such action and specifying the reasons therefor in reasonable detail. For the avoidance of doubt, unless this Agreement is terminated in accordance with its terms, any Change in Recommendation will not (x) change the approval of this Agreement or any other approval of the Parent Board or (y) relieve Parent of any of its obligations under this Agreement, including its obligation to hold the Parent Stockholders Meeting.

(e)          If at any time prior to the Closing Date, any event, circumstance or information relating to Parent or the Company Entities, or any of their respective officers or directors should be discovered by Parent or the Company, as applicable, that should be set forth in an amendment or supplement to the Proxy Statement or any other filings to be made by Parent with the SEC, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC by Parent and, to the extent required by Law, disseminated to the Parent Stockholders; provided that no information received by Parent pursuant to this Section 6.7(e) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made hereunder by any Party, and no such information shall be deemed to change, supplement or amend the Schedules.

(f)          Subject to the limitations set forth in Section 11.13, to the extent Parent has any assets other than its interest in the Trust Account, Parent shall promptly, upon request by the Company, reimburse the Company Entities for all out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company Entities in connection with the cooperation of the Company Entities contemplated by this Section 6.7 and shall indemnify and hold harmless the Company Entities and their Representatives and Affiliates from and against any and all losses, damages, claims, costs or out-of-pocket expenses suffered or incurred by any of them in connection with the Proxy Statement and any information used in connection therewith, except for Liabilities of the Company Entities to the extent they resulted from information provided by the Company Entities specifically for use in connection with the Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The obligations of Parent in this Section 6.7 shall survive Closing.

82

6.8         Cooperation on Financing Matters. Prior to the Closing and in connection with any financing activities of Parent (including for these purposes the PIPE Transactions and the reduction or minimization of exercises of the Parent Stockholder Redemption Right), the Company shall use commercially reasonable efforts to provide to Parent, and shall use its commercially reasonable efforts to cause its Representatives, including legal and accounting representatives, to provide, in each case at the Company’s own expense (provided that, if the Closing occurs and any such expenses remain unpaid at Closing, such expenses shall be Company Transaction Expenses), all cooperation reasonably requested by Parent that is customary in connection with completing any financing activities of Parent, which commercially reasonable efforts shall include, among other things, (i) furnishing Parent reasonably promptly following Parent’s request, with information regarding the Company Entities (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company Entities), to the extent reasonably available to the Company Entities, (ii) causing the Company Entities’ senior management and other representatives with appropriate seniority and expertise of the Company Entities to participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead-arrangers, bookrunners or agents for, and prospective lenders of, such financing), presentations, due diligence sessions, drafting sessions and sessions with rating agencies in connection with such financing or maintenance activities, (iii) assisting with the preparation of materials for rating agency presentations, offering memoranda, and similar documents required in connection any such financing or maintenance activities, (iv) using commercially reasonable efforts to obtain legal opinions, auditor comfort letters and auditor consents reasonably requested by Parent in order to consummate such financing or maintenance activities, (v) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent or any future or existing financing sources of Parent or the Company Entities to permit the consummation of such financing activities, (vi) assisting Parent with the repayment, and release of any Liens upon repayment, of any outstanding Indebtedness of any Company Entity and obtaining customary payoff letters with respect thereto, and (vii) cooperating with requests for due diligence to the extent customary and reasonable; provided, however, that no obligation of the Company Entities under any agreement, certificate, document or instrument shall be effective until the Closing and none of the Company Parties or any of their Representatives shall be required to pay any commitment or other fee or incur any other Liability prior to Closing in connection with any financing activities (other than with respect to expenses incurred in accordance with the first sentence of this Section 6.8). Subject to the limitations set forth in Section 11.13, to the extent Parent has any assets other than its interest in the Trust Account, Parent shall indemnify and hold harmless the Company Parties, their Subsidiaries, the Contributor and its Representatives and Affiliates from and against any and all losses, damages, claims, costs or out-of-pocket expenses suffered or incurred by any of them in connection with any financing activities of Parent and any information used in connection therewith, except for Liabilities of the Company Entities to the extent they resulted from information provided by the Company Entities specifically for use in connection with such financing activity containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The obligations of Parent in this Section 6.8 shall survive Closing.

83

6.9         Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after Closing, at any Party’s request and without further consideration, the other Parties shall (and in the case of Parent, Parent shall, and shall cause the Company Parties to) execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the Transactions.

6.10       Exclusivity.

(a)          From the Execution Date until the earlier of the Closing or the termination of this Agreement, the Company will not, and will cause the other Company Entities and any of their respective Affiliates and any of their and their Affiliates’ Representatives, not to, and each of the Blocker Companies will not, and will cause its respective Affiliates and its and its Affiliates’ respective Representatives not to, take any action, directly or indirectly, to initiate, solicit, facilitate or encourage, participate in any discussions or negotiations with, enter into any Contract (including any letter of intent or confidentiality agreement), or furnish to any other Person any information (other than information to or from any other Person which is traditionally provided in the regular course of business to third parties where the Company Entity and its Affiliates or their Representatives have no reason to believe that such information may be utilized to evaluate any such acquisition of any Capital Stock of the Company Entities or any of the Blocker Companies or all or substantially all of the Assets of the Company Entities) with respect to, any proposal from any Person relating to an acquisition of any Capital Stock of the Company Entities or any of the Blocker Companies or all or substantially all of the Assets of the Company Entities. The Company shall, and shall cause the other Company Entities, any of their respective Affiliates and any of their and their Affiliates’ Representatives to, and each of the Blocker Companies shall, and shall cause its respective Affiliates and its and its Affiliates’ respective Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than Parent and its Affiliates) with respect to any of the foregoing. As promptly as practicable (and in any event within two (2) Business Days) after the Execution Date, the Company shall, and will cause the other Company Entities to, send “return or destroy” letters to all other Persons to whom the Company Entities or their Affiliates and professional advisors provided confidential information under or pursuant to a confidentiality or non-disclosure agreement in connection with the potential sale of all or substantially all of the Company Entities (any such confidentiality or non-disclosure agreement, a “Transaction Confidentiality Agreement”). From and after the Closing, the Company shall, and shall cause the other Company Entities to, use its and their commercially reasonable efforts to enforce their rights under any such Transaction Confidentiality Agreement for the benefit of Parent. From the Execution Date until the earlier of the Closing or the termination of this Agreement, (i) the Company Board and the Company Members shall not, and the Company shall cause the Company Board and the Company Members not to, withdraw, modify or qualify in any manner, any vote, approval or consent made or given by any of them with respect to the execution and delivery by the Company of, and performance by the Company of its obligations under, this Agreement or the consummation by the Company of the Transactions, and (ii) the board of directors, managers, managing member or other similar governing body or Person of each Blocker Company and the Blocker Stockholders of each Blocker Company shall not, and each Blocker Company shall cause its board of directors, managers, managing member or other similar governing body or Person and its Blocker Stockholders not to, withdraw, modify or qualify in any manner, any vote, approval or consent made or given by any of them with respect to the execution and delivery by such Blocker Company of, and performance by such Blocker Company of its obligations under, this Agreement or the consummation by such Blocker Company of the Transactions.

84

(b)          Without limitation of Section 6.10(a), from the Execution Date until the earlier of the Closing or the termination of this Agreement, (i) the Company shall not permit any of the Company Members to, and shall cause the Company Members not to, effect any Transfer of any Company Units, and (ii) each Blocker Company shall not permit any of its Blocker Stockholders to, and shall cause its Blocker Stockholders not to, effect any Transfer of any Capital Stock of such Blocker Company, in each case except (A) pursuant to this Agreement, (B) to another Company Member or another Blocker Stockholder, (C) to Crestview or any of its Affiliates, (D) a Transfer of Company Units held by USWS Management Co. to its members, or (E) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned (it being agreed that such action shall not be deemed unreasonable if (I) such Transfer could reasonably be expected to delay or impair consummation of the Transactions or (II) such action is required by the Crestview Subscription Agreement)); provided that, in the case of any Transfer pursuant to clause (B) or clause (C), Parent is given written notice of such Transfer in advance of such Transfer. For the avoidance of doubt, any Transfer permitted by this Section 6.10(b), and any discussions or negotiations with respect thereto, will not constitute a breach of Section 6.10(a).

(c)          Parent shall, and shall cause its Affiliate and its and their Affiliates’ Representatives to, immediately cease any existing discussions and negotiations with any third parties conducted prior to the Execution Date with respect to any Business Combination (including any Parent Acquisition Proposal) other than as contemplated by this Agreement. From the Execution Date until the earlier of the Closing or the termination of this Agreement pursuant to Section 9.1, Parent will not, and will cause its Affiliates and any of its and their Affiliates not to, take any action, directly or indirectly, to initiate, solicit, facilitate, encourage, or participate in any discussions or negotiations with, enter into any Contract (including any letter of intent or confidentiality agreement), or furnish to any other Person any information (other than information to or from any other Person which is traditionally provided in the regular course of business to third parties where Parent and its Affiliates or their Representatives have no reason to believe that such information may be utilized to evaluate any such Business Combination (including any Parent Acquisition Proposal) with respect to any Business Combination (including any Parent Acquisition Proposal), or agree to, approve or recommend, any Contract with respect to, any Business Combination (including any Parent Acquisition Proposal), in each case, other than as contemplated by this Agreement.

85

(d)          For purposes of this Agreement, a “Parent Acquisition Proposal” means any proposal, Contract, offer or inquiry by any Person or Persons for or with respect to (regardless how structured) (i) the acquisition of any of the equity interests of another Person by Parent or any of its Subsidiaries pursuant to a merger, consolidation, dissolution, recapitalization, refinancing or otherwise, (ii) a transaction pursuant to which another Person issues or would issue, or Parent, its stockholders or any of its Subsidiaries acquire or would acquire, any of the equity interests of such other Person or (iii) a transaction pursuant to which Parent or any of its Subsidiaries acquires or would acquire in any manner, directly or indirectly, any assets of another Person; provided that the PIPE Subscription Agreements and the PIPE Transactions and any other financing with respect to the Transactions shall not constitute a Parent Acquisition Proposal.

6.11       Notice of Certain Events. Each of the Company Parties and Parent will give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) upon its becoming aware of (a) the occurrence or existence of any fact, event or circumstance that has, (i) with respect to the Company Parties, had or would reasonably be expected have a Company Material Adverse Effect and (ii) with respect to Parent had or would reasonably be expected to have a Parent Material Adverse Effect, (b) the occurrence or existence of any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Article VII or Article VIII, as applicable, not being able to be satisfied prior to the Outside Date, (c) any notice or other communication that has been received by the Company Parties from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (d) any notice or other communication that has been received by Parent or the Company Parties from any Governmental Authority in connection with the Transactions, or (e) any Proceeding commenced or, to the Knowledge of the Company or Parent, as applicable, threatened that (i) if pending on the Execution Date, would have been required to have been disclosed by the Company Parties or Parent, as applicable, pursuant to this Agreement or (ii) otherwise relates to this Agreement or the consummation of the Transactions. No notification given by any Party pursuant to this Section 6.11 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement.

6.12       Excess Cash. Any cash of Merger Sub or the Company Entities immediately after Closing and the payment of all amounts payable in connection with the Closing as provided in this Agreement shall be used as determined by the Parent Board, as constituted following the Closing.

86

6.13       Commercially Reasonable Efforts. Except to the extent that the Parties’ obligations are specifically set forth elsewhere herein, on the terms and subject to the conditions set forth in this Agreement, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions.

6.14       Treatment of Certain Company Group Plans. To the extent reasonably requested by Parent, the appropriate Company Entity shall execute and deliver such instruments and take such other actions as Parent may reasonably require in order to cause the amendment or termination of any Company Group Plan, effective and contingent upon the Closing, on terms satisfactory to Parent and Company Entity and in accordance with applicable law and the terms of such Company Group Plan, except that the winding up of any such plan may be completed following the Closing Date. The Parties agree that any such amendment or termination shall not violate the provisions of this Agreement. If the Closing occurs all costs associated with such amendment or termination shall be Company Transaction Expenses.

6.15       LTIP Plan; Restricted Stock Awards. Parent shall cause the proposals at the Parent Stockholders Meeting submitted for approval by the Parent Stockholders to include a proposal requesting the Parent Stockholders to adopt and approve a new equity incentive plan for Parent (the “LTIP Proposal”). At Closing, Parent shall cause an award of restricted Parent Class A Common Stock to be granted under such equity incentive plan to each individual listed on Schedule 6.15 with respect to the number of shares of restricted Parent Class A Common Stock, and with the vesting terms, set forth for such individual on Schedule 6.15.

6.16       Credit Agreement. At least two Business Days prior to the Closing Date, the Company shall deliver or cause to be delivered to Parent a payoff letter executed by U.S. Bank National Association, as administrative agent and collateral agent under the Credit Agreement, effective as of the Closing Date and in form and substance reasonably satisfactory to Parent, which shall (a) indicate the total amount required to be paid to satisfy in full all obligations, fees and expenses outstanding pursuant to the Credit Agreement as of the Closing Date (including any per diem or similar ticking fee), and (ii) provide for, among other things, the release, discharge, removal and termination of all Liens on the Assets of the Company Entities arising under the Credit Agreement or related agreements upon payment of the amounts set forth therein as provided in Section 2.7(b). The Company shall use reasonable best efforts to promptly deliver all notices, terminate all commitments and take all other actions reasonably requested by Parent to facilitate the repayment in full and termination of the Credit Agreement (other than with respect to any provision of the Credit Agreement that by its express terms survives such termination, which provision(s) shall continue in accordance with their terms) and the release of related Liens, effective as of the Closing.

Article VII
parent’S and Merger Sub’s CONDITIONS TO CLOSING

The obligations of Parent and Merger Sub to consummate Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Parent in its sole discretion, to the extent permitted by applicable Law) as of the Closing:

87

7.1         Representations and Warranties.

(a)          The Company Fundamental Representations shall (i) be true and correct in all respects on and as of the Execution Date and on and as of the Closing Date as though made on and as of the Closing Date (other than those Company Fundamental Representations expressly made as of an earlier date) and (ii) in the case of Company Fundamental Representations expressly made as of an earlier date, be true and correct in all respects as of such earlier date. The representations and warranties made by the Company in Article IV (other than the Company Fundamental Representations) shall, without giving effect to any materiality or Company Material Adverse Effect qualifier contained therein, (A) be true and correct in all respects on and as of the Execution Date and on and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties expressly made as of an earlier date) and (B) in the case of representations and warranties expressly made as of an earlier date, be true and correct in all respects as of such earlier date, except in the case of clauses (A) and (B) where the failure to be true and correct would not have a Company Material Adverse Effect.

(b)          The Blocker Company Fundamental Representations of each Blocker Company shall (i) be true and correct in all respects on and as of the Execution Date and on and as of the Closing Date as though made on and as of the Closing Date (other than those Blocker Company Fundamental Representations expressly made as of an earlier date) and (ii) in the case of Blocker Company Fundamental Representations expressly made as of an earlier date, be true and correct in all respects as of such earlier date. The representations and warranties made by each Blocker Company in Article III (other than the Blocker Company Fundamental Representations) shall, without giving effect to any materiality qualifier contained therein, (A) be true and correct in all respects on and as of the Execution Date and on and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties expressly made as of an earlier date) and (B) in the case of representations and warranties expressly made as of an earlier date, be true and correct in all respects as of such earlier date, except in the case of clauses (A) and (B) where the failure to be true and correct would not materially delay or impair the consummation of the Transactions.

7.2         Performance.

(a)          The Company shall have performed and complied, in all material respects, with all covenants and agreements to be performed or complied with by it under this Agreement prior to or at Closing.

(b)          Each Blocker Company shall have performed and complied, in all material respects, with all covenants and agreements to be performed or complied with by it under this Agreement prior to or at Closing.

7.3         Orders and Laws. There shall not be any Law or Order of any Governmental Authority having jurisdiction (except for any such Order issued in connection with a Proceeding instituted by Parent or its Subsidiaries) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transactions.

88

7.4         HSR Act. The applicable waiting period under the HSR Act (and any extensions thereof) shall have expired or been terminated.

7.5         Parent Stockholder Approval. At the Parent Stockholders Meeting, the Parent Stockholders, by the vote required under the Parent Certificate of Incorporation and Delaware Law, shall have (1) approved and adopted this Agreement and the Transactions; (2) approved and adopted the A&R Parent Certificate of Incorporation; (3) approved, for purposes of complying with applicable listing rules under of the NASDAQ, (w) the issuance of shares of Parent Class A Common Stock pursuant to the terms of the Crestview Subscription Agreement and the PIPE Subscription Agreements, (x) the issuance of Parent Class A Common Stock to the Blocker Stockholders hereunder, (y) the issuance of shares of Parent Class B Common Stock to the Non-Blocker Company Members hereunder, and (z) the future issuance of shares of Parent Class A Common Stock to the Non-Blocker Company Members upon redemption of their Common Units pursuant to the terms of the A&R Company LLC Agreement; and (4) approved the LTIP Proposal (collectively, the “Parent Stockholder Proposals”).

7.6         NASDAQ Listing. The shares of Parent Class A Common Stock issuable to the Blocker Stockholders pursuant to this Agreement and to the Non-Blocker Company Members upon redemption of Common Units pursuant to the A&R Company LLC Agreement shall have been approved for listing on the NASDAQ, subject only to official notice of issuance thereof.

7.7         Consents. The Consents set forth on Schedule 7.7 shall have been obtained.

7.8         Employment Agreements. At Closing, (a) each of the Employment Agreements shall be in full force and effect or (b) if any Employment Agreement is not then in full force and effect, the individual party to such Employment Agreement shall have been replaced with another individual who is reasonably satisfactory to Parent, serving in the same capacity as the replaced individual and subject to an employment agreement with Parent that is in full force and effect at Closing and is substantially on terms that are not less favorable to Parent than those set forth in the Employment Agreement of the replaced individual; provided, that, if this clause (b) is applicable, the conditions set forth in this clause (b) shall be deemed to be satisfied if Parent has failed to use commercially reasonable efforts, in cooperation with the Company, to replace the applicable individual in satisfaction of the conditions set forth in this clause (b).

7.9         Minimum Cash. At Closing, the Available Funds shall be at least $280,000,000.

Article VIII
Company parties’ CONDITIONS TO CLOSING

The obligations of the Company Parties to consummate Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by the Company in its sole discretion, to the extent permitted by applicable Law) as of the Closing:

89

8.1         Representations and Warranties. The Parent Fundamental Representations shall (i) be true and correct in all respects on and as of the Execution Date and on and as of the Closing Date as though made on and as of the Closing Date (other than those Parent Fundamental Representations expressly made as of an earlier date) and (ii) in the case of Parent Fundamental Representations expressly made as of an earlier date, be true and correct in all respects as of such earlier date. The representations and warranties made by the Parent Parties in Article V (other than the Parent Fundamental Representations) shall, without giving effect to any materiality, material adverse effect or Parent Material Adverse Effect qualifier contained therein, (a) be true and correct in all respects on and as of the Execution Date and on and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties expressly made as of an earlier date) and (b) in the case of representations and warranties expressly made as of an earlier date, be true and correct in all respects as of such earlier date, except in the case of clauses (a) and (b) where the failure to be true and correct would not have a Parent Material Adverse Effect.

8.2         Performance. Parent and Merger Sub shall have performed and complied, in all material respects, with all covenants and agreements to be performed or complied with by them under this Agreement prior to or at Closing.

8.3         Orders and Laws. There shall not be any Law or Order of any Governmental Authority having jurisdiction (except for any such Order issued in connection with a Proceeding instituted by any Company Party, a Blocker Stockholder, a Non-Blocker Company Member or any of their respective Affiliates) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transactions.

8.4         HSR Act. The applicable waiting period under the HSR Act (and any extensions thereof) shall have expired or been terminated.

8.5         Founder Share Cancelation and Sponsor Warrant Cancelation. The Founder Share Cancelation and, to the extent applicable under the terms of the Parent Sponsor Agreement, the Sponsor Warrant Cancelation shall have occurred and the waiver set forth in the Parent Sponsor Agreement with respect to the conversion ratio for the Class F Common Stock Conversion shall be irrevocably and unconditionally in effect.

8.6         Minimum Cash. At Closing, the Available Funds shall be at least $280,000,000.

8.7         Parent Stockholder Approval. At the Parent Stockholder Meeting, the Parent Stockholders, by the vote required under the Parent Certificate of Incorporation and Delaware Law, shall have approved the Parent Stockholder Proposals.

8.8         NASDAQ Listing. The shares of Parent Class A Common Stock issuable to the Blocker Stockholders pursuant to this Agreement and to the Non-Blocker Company Members upon redemption of Common Units pursuant to the A&R Company LLC Agreement shall have been approved for listing on the NASDAQ, subject only to official notice of issuance thereof.

Article IX
TERMINATION

9.1         Termination. This Agreement may be terminated, as follows:

90

(a)          at any time before Closing, by the Company or Parent, by written notice to the Parties, in the event that any Law or final Order of any Governmental Authority having jurisdiction restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of Transactions;

(b)          at any time before Closing, by the Company, by written notice to Parent, if (i)(A) Parent has breached any of its representations, warranties, covenants or agreements under this Agreement and such breach would or does result in the failure to fulfill any condition expressly set forth in Article VIII and (B) such breach has not been cured by the earlier of (x) 30 days following written notification from the Company to Parent thereof and (y) the Outside Date, or (ii) the Parent Board has made a Change in Recommendation;

(c)          at any time before Closing, by Parent, by written notice to the Company, if (i) any Company Party has breached its representations, warranties, covenants or agreements under this Agreement, as applicable, and such breach would or does result in the failure to fulfill any condition expressly set forth in Article VII and (ii) such breach has not been cured by the earlier of (A) 30 days following written notification from Parent to the Company thereof and (B) the Outside Date;

(d)          at any time before Closing, by Parent or the Company, by written notice to the other, if Closing has not occurred on or before December 31, 2018 (the “Outside Date”); or

(e)          by mutual written consent of Parent and the Company;

provided, however, that (i) the Company shall not be entitled to terminate this Agreement under Section 9.1(b) or Section 9.1(d) if any Company Party is then in breach of any of its representations, warranties or covenants set forth in this Agreement, as applicable, and such breach would or does, assuming Closing were to occur on the proposed date of termination, result in the failure to fulfill any condition expressly set forth in Article VII, and (ii) Parent shall not be entitled to terminate this Agreement under Section 9.1(c) or Section 9.1(d) if Parent or Merger Sub is then in breach of any of its representations, warranties or covenants set forth in this Agreement and such breach would or does, assuming Closing were to occur on the proposed date of termination, result in the failure to fulfill any condition expressly set forth in Article VIII.

9.2         Effect of Termination.

(a)          If this Agreement is validly terminated pursuant to Section 9.1, subject to the last sentence of this Section 9.2, this Agreement shall become void and of no further force or effect, provided that, notwithstanding anything herein to the contrary, Article I, the last sentence of Section 6.2(a), Section 6.2(c), Section 6.6, Section 6.7(f), the second to last sentence of Section 6.8, this Article IX and Article XI will survive any such termination along with any obligation or covenant that otherwise expressly survives termination. The Confidentiality Agreement shall not be affected by a termination of this Agreement. Nothing in this Section 9.2, however, shall be deemed to release any Party from any liability for any Willful and Material Breach by such Party of the terms and provisions of this Agreement prior to such termination.

91

9.3         Specific Performance. Each Party acknowledges that the other would be damaged irreparably if the obligations of the Company Parties, on one hand, or Parent or Merger Sub, on the other hand, as applicable, under this Agreement to be performed at or in connection with, or following, the Closing are not performed in accordance with their specific terms or otherwise breached. Accordingly, the Parties agree that, in lieu of termination of this Agreement as contemplated in Section 9.1 or following the Closing, the Company and Parent may seek to enforce specifically the express obligations of the other Parties under this Agreement or in connection with or following the Closing.

Article X
WAIVERS; LIMITATIONS ON LIABILITY; survival of representations and warranties

10.1       Waivers of other Representations.

(a)          NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NONE OF THE COMPANY PARTIES, PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY ANY BLOCKER COMPANY IN Article III, THE COMPANY IN Article IV, OR PARENT IN Article VI.

(b)          EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY ANY BLOCKER COMPANY IN Article III OR THE COMPANY IN Article IV, EACH OF PARENT AND MERGER SUB REPRESENTS AND WARRANTS TO THE BLOCKER COMPANIES, THE COMPANY AND THE COMPANY MEMBERS AND THEIR RESPECTIVE REPRESENTATIVES THAT IT IS NOT RELYING UPON, AND WILL NOT RELY UPON ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE BY ANY PERSON IN RESPECT OF ANY OF THE BLOCKER COMPANIES, THE COMPANY ENTITIES, THE BLOCKER STOCKHOLDERS OR THE COMPANY MEMBERS, ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, OPERATIONS, PROSPECTS, OR CONDITION (FINANCIAL OR OTHERWISE), THE NATURE OR EXTENT OF ANY LIABILITIES, OR ANY OTHER INFORMATION REGARDING ANY OF THE FOREGOING FURNISHED TO PARENT, MERGER SUB OR THEIR REPRESENTATIVES.

(c)          EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY PARENT AND MERGER SUB IN Article V, EACH OF THE COMPANY PARTIES REPRESENTS AND WARRANTS TO THE PARENT AND MERGER SUB THAT IT IS NOT RELYING UPON, AND WILL NOT RELY UPON ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR STATEMENTS MADE BY ANY PERSON IN RESPECT OF PARENT OR MERGER, ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, OPERATIONS, PROSPECTS, OR CONDITION (FINANCIAL OR OTHERWISE), THE NATURE OR EXTENT OF ANY LIABILITIES, OR ANY OTHER INFORMATION REGARDING ANY OF THE FOREGOING FURNISHED TO THE COMPANY PARTIES OR THEIR REPRESENTATIVES.

92

(d)          PARENT AND MERGER SUB ACKNOWLEDGE THAT THE REPRESENTATIONS AND WARRANTIES OF THE BLOCKER COMPANIES SET FORTH IN Article III AND OF THE COMPANY SET FORTH IN Article IV AND IN ANY CLOSING CERTIFICATES OF ANY BLOCKER COMPANY OR THE COMPANY ARE THOSE ONLY OF SUCH BLOCKER COMPANY OR THE COMPANY, AS APPLICABLE, AND NOT OF ANY OTHER PERSON, INCLUDING ANY AFFILIATE OR REPRESENTATIVE OF ANY BLOCKER COMPANY, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES.

(e)          THE COMPANY AND EACH BLOCKER COMPANY ACKNOWLEDGE THAT THE REPRESENTATIONS AND WARRANTIES SET FORTH IN Article V AND IN ANY CLOSING CERTIFICATE OF PARENT ARE THOSE ONLY OF PARENT, AND NOT OF ANY OTHER PERSON, INCLUDING ANY AFFILIATE OR REPRESENTATIVE OF PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES.

10.2       Waiver of Remedies.

(a)          The Parties hereby agree that, other than in the case of Fraud or claims to enforce the performance of covenants expressly required to be performed in whole or in part on or after the Closing, no Party shall have any liability, and no Party shall (and each Party shall cause its respective Affiliates not to) make any Claim, for any Loss or any other matter, under, relating to or arising out of this Agreement (including breach of representation, warranty, covenant or agreement) or any other document, agreement, certificate or other instrument delivered pursuant hereto, whether based on contract, tort, strict liability, other Laws or otherwise, except as expressly provided in Section 9.2 and Section 10.4(b).

(b)          Notwithstanding anything in this Agreement to the contrary, other than in the case of Fraud or claims to enforce the performance of covenants expressly required to be performed after the Closing, (i) no Representative or Affiliate of any Company Party (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in any Company Party) shall have any liability to Parent or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of any Company Party in this Agreement or in any Closing Certificate delivered by a Company Party, and (ii) no Representative or Affiliate of Parent or Merger Sub (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in Parent or Merger Sub) shall have any liability to any Company Party or any other Person as a result of the breach of any representation, warranty, covenant or agreement of Parent or Merger Sub in this Agreement or in any Closing Certificate delivered by Parent.

93

10.3       Waiver of Claims.

(a)          Each Company Party hereby waives, acquits, forever discharges and releases, effective as of the Closing, on behalf of itself and each of its respective past, present and future stockholders, partners, members solely in their capacity as holders of Capital Stock or other equity interests of any Company Entity or Blocker Company, as applicable, and Representatives and each of their respective successors and assigns (collectively, the “Company Related Persons”), to the fullest extent permitted by Law, any and all Proceedings, causes of action, damages, judgments, Liabilities and rights against the Company Entities, whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that each Company Party or any of its Company Related Persons (provided as it relates to each of the Company Party stockholders, partners or members solely in their capacity as holders of Capital Stock or other equity interests of any Company Entity or Blocker Company, as applicable) has ever had, may now or hereafter have to the extent, and only to the extent, arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the Company Entities or their business, including pursuant to the Company LLC Agreement (and any breaches thereof), pursuant to this Agreement, the Transactions or otherwise, whether in law or in equity, in contract, in tort or otherwise, in any capacity (except in the case of past, present and future stockholders, partners, members as described above shall be limited solely to their capacity as a holder of Capital Stock or other equity interest of any Company Entity or Blocker Company, as applicable), including any claims to any additional Capital Stock or other interests in the Company Entities or any distributions or payments (as consideration of services or otherwise) from the Company Entities by reason of any matter, cause or thing whatsoever other than obligations arising under the covenants which expressly survive Closing as provided in Section 10.2(a) and any obligations relating to accrued and unpaid salary or compensation earned by such Company Related Person or employee benefits due to such Company Related Person in connection with its service with the Company Entities (the “Company Released Claims”). Each Company Party agrees not to, and to cause its Company Related Persons to the extent controlled by such Company Party not to, assert any Proceeding against Parent, Merger Sub or any of their Affiliates with respect to the Company Party Released Claims.

(b)          Subject to Section 10.4(b), Parent, Merger Sub and each Company Entity each hereby waives, acquits, forever discharges and releases, effective as of the Closing, on behalf of itself and each of its respective past, present and future stockholders, partners, members and Representatives and each of their respective successors and assigns (collectively, their respective “Parent Related Persons”), to the fullest extent permitted by Law, any and all Proceedings, causes of action, damages, judgments, liabilities and rights against the Company Parties and the Company Related Persons, whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that the Parent, Merger Sub or any Company Entity or their respective Parent Related Persons has ever had, may now or hereafter have to the extent, and only to the extent, arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the ownership by a Company Party or its Company Related Persons of a Company Entity or the business of a Company Entity, including pursuant to the respective Organizational Documents thereof or predecessor agreements thereto (and any breaches thereof), whether in law or in equity, in contract, in tort or otherwise, in any capacity (the “Company Party Released Claims”). Parent, Merger Sub and each Company Entity each agrees not to, and to cause its respective Parent Related Persons not to, assert any Proceeding against any Company Party or its Company Related Persons with respect to the Company Released Claims.

94

10.4       Survival of Representations and Warranties.

(a)          Without limitation of the foregoing provisions of this Article X, except as provided in Section 10.4(b), (i) the representations and warranties of the Parties set forth in Article III, Article IV and Article V, and (ii) all covenants of any of the Parties that are to be performed prior to Closing, shall not survive the Closing.

(b)          Notwithstanding Section 10.4(a) or anything else in this Agreement to the contrary, if Parent or Merger Sub obtains an R&W Insurance Policy, the representations and warranties set forth in Article III for which coverage is provided in such R&W Insurance Policy shall survive the Closing for the period of time for which such coverage applies, solely for the purpose of permitting recovery under such R&W Insurance Policy and without recourse to any Company Party or any of their respective Affiliates or Company Related Persons.

Article XI
MISCELLANEOUS

11.1       Notice.

(a)          All notices, requests, demands, and other communications required or permitted to be given or made hereunder by a Party (each a “Notice”) shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (c) delivered by prepaid overnight courier service or (d) delivered by e-mail of a PDF document, in each case, to another Party at the addresses set forth for such Party on Schedule 11.1 (or at such other addresses as shall be specified by a Party by similar notice).

(b)          Notices shall be effective and deemed received (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient.

11.2       Entire Agreement. This Agreement and the Ancillary Agreements (together with the Parent Sponsor Agreement) supersede all prior discussions and agreements between the Parties and/or their Affiliates with respect to the subject matter hereof and contains the sole and entire agreement between the Parties and their Affiliates with respect to the subject matter hereof.

95

11.3       Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transactions. For the avoidance of doubt, if the Closing occurs, Company Transaction Expenses shall be paid as provided in Section 2.7(c) or Section 2.7(d), as applicable.

11.4       Disclosure. Unless the context otherwise requires, all capitalized terms used in the Schedules shall have the respective meanings assigned to such terms in this Agreement. Neither the Schedules, the exhibits nor any disclosure made in or by virtue of them constitutes or implies any representation, warranty, or covenant by any Party not expressly set out in this Agreement, and neither the Schedules, the exhibits, nor any such disclosure has the effect of, or may be construed as, adding to, broadening, deleting from or revising the scope of any of the representations, warranties, or covenants of any Party in the Agreement. Any item or matter disclosed or listed on any particular Schedule is deemed to be disclosed or listed on any other Schedule to the extent it is reasonably apparent that such item relates or is applicable to, or is properly disclosed under, such other Schedule or the section of this Agreement to which such other Schedule corresponds, notwithstanding the fact that the Schedules are arranged to correspond to the sections of the Agreement or that a particular section of this Agreement makes reference to a particular Schedule. Matters reflected in the Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Schedules. The fact that any item of information is contained in the Schedules is not an admission of liability under any applicable Law, and does not mean that such information is material, but rather is intended only to qualify the representations, warranties and covenants in the Agreement and to set forth other information required by the Agreement. Neither the specification of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such amount, or a higher or lower amount, or the item so included, or any other item, is or is not material, and no Party shall use the specification of any such amount or the inclusion of any such item in any dispute or controversy between or among the Parties as to whether any obligation, item or matter not described herein or included in the Schedules is or is not material for purposes of this Agreement. The information set forth on the Schedules or exhibits shall not be used as a basis for interpreting the terms “material”, “materially”, “materiality”, “Material Adverse Effect”, or any similar qualification in this Agreement. Neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such item or matter, or another item or matter, is or is not in the ordinary course of business, and no Party shall use the specification or the inclusion of any such item or matter in any dispute or controversy between or among the Parties as to whether any obligation, item or matter described or not described herein or included or not included in the Schedules is or is not in the ordinary course of business for purposes of the Agreement. Headings have been inserted in the Schedules for reference only and do not amend the descriptions of the disclosed items set forth in the Agreement.

96

11.5       Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law, will, subject to Section 9.2, be cumulative and not alternative.

11.6       Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each of the Parties.

11.7       No Third-Party Beneficiary. Except for the provisions of the last sentence of Section 6.2(a), Section 6.2(c), Section 6.4, Section 6.7(f), the second to last sentence of Section 6.8, and Section 11.3 (which are intended to be for the benefit of the Persons identified therein), the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person; provided that only Parent and the Company (and their respective successors and assigns) will have the right to enforce the provisions of this Agreement on its behalf or on behalf of any of its related indemnitees (but shall not be obligated to do so).

11.8       Assignment; Binding Effect. Any Party may assign its rights and obligations hereunder to an Affiliate but such assignment shall not release such Party from its obligations hereunder. Except as provided in the preceding sentence, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law. Subject to this Section 11.8, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

11.9       Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not modify, define or limit any of the terms or provisions hereof.

11.10      Invalid Provisions. Upon any determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any applicable rule of Law or public policy, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

11.11     Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile or .pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

97

11.12     Governing Law; Venue; and Jurisdiction.

(a)          This Agreement shall be governed by and construed in accordance with the Laws of the State of New York (without regard to any conflict of laws principles thereof); provided, however, that matters contemplated by this Agreement (including, without limitation, the Mergers, the issuance of shares of Capital Stock of Parent or Merger Sub, matters related to or governed by the Organizational Documents of entities organized under Delaware Law, the Parent Stockholders Meeting and the related vote of the Parent Stockholders) that, by their nature, are governed by Delaware Law shall be governed by Delaware Law. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or the Transactions shall be brought and determined by courts of the State of New York located in the Borough of Manhattan, City of New York and the federal courts of the United States of America located in the State of New York, Southern District, and each of the Parties irrevocably submits to the exclusive jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the Transactions in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(b)          EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND WITH RESPECT TO ANY COUNTERCLAIM RELATED THERETO.

11.13     Trust Account Waiver. Reference is made to the final prospectus of Parent, filed with the SEC (File No. 333-216076) (the “Prospectus”), and dated as of March 9, 2017. Each of the Company Parties acknowledges that it has read the Prospectus and understands that Parent has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO initially in an amount of approximately $325,000,000 million for the benefit of Parent’s public stockholders and certain parties (including the underwriters of the IPO) and that Parent may disburse monies from the Trust Account only: (a) to Parent’s public stockholders in the event they elect to exercise their Parent Stockholder Redemption Right, (b) to Parent’s public stockholders if Parent fails to consummate a Business Combination within twenty-four (24) months from the closing of the IPO, (c) to pay any Income Tax due with respect to any interest earned on the amounts held in the Trust Account or (d) to Parent after or concurrently with the consummation of a Business Combination. For and in consideration of Parent entering into this Agreement with the Company Parties regarding the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company Parties hereby agrees on behalf of itself and its Affiliates that, notwithstanding any provision of this Agreement to the contrary, it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against, the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between Parent, the Company Parties, the Company Entities, the Company Members or the Blocker Stockholders, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. Each of the Company Parties hereby irrevocably waives any such claims it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). Each of the Company Parties agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent to induce it to enter in this Agreement, and each of the Company Parties further intends and understands such waiver to be valid, binding and enforceable under applicable Law. To the extent any Company Party commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent, which proceeding seeks, in whole or in part, monetary relief against Parent, such Company Party hereby acknowledges and agrees its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Company Party (or any party claiming on such Person’s behalf) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein; provided that (i) nothing herein shall serve to limit or prohibit the Company Parties’ right to pursue a claim against Parent for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, and (ii) nothing herein shall serve to limit or prohibit any claims that the Company Parties may have in the future against Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). In the event any Company Party or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom), whether in the form of money damages or injunctive relief, Parent shall be entitled to recover from such Company Party, as applicable, the associated legal fees and costs in connection with any such action, in the event Parent prevails in such action or Proceeding.

98

11.14     Seller Representative. The Seller Representative is hereby designated and appointed, and the Seller Representative hereby agrees to serve, following the Closing, as the representative of each Blocker Stockholder, each Non-Blocker Company Member and each of their respective successors and assigns (collectively, the “Represented Persons”), for purposes of Section 2.1(c) and Section 6.5. The Seller Representative shall have full power and authority to take any all actions, and to give or receive any and all notices or other communications, contemplated to be taken, given or received by the Seller Representative pursuant to Section 2.1(c) or Section 6.5 and to take such other actions as the Seller Representative may deem necessary or advisable in connection with the performance by the Seller Representative of the duties, and the exercise by the Seller Representative of the rights, assigned to the Seller Representative in this Agreement. All decisions by the Seller Representative shall be binding upon all Represented Persons, and no Represented Person shall have the right to object, dissent, protest or otherwise contest the same. Actions or decisions to be taken or made by the Seller Representative shall be deemed to have been approved and validly taken by the Seller Representative if taken by the Seller Representative. The Seller Representative may communicate with any Represented Person or any other Person concerning its responsibilities hereunder, but it is not required to do so. The Seller Representative shall have no Liability whatsoever to any Represented Person relating to its services as Seller Representative hereunder (including any action taken or omitted to be taken). The Represented Persons shall indemnify and hold harmless the Seller Representative against, and reimburse the Seller Representative for, any loss, expense (including reasonable attorneys’ fees) or other Liability arising out of its services as the Seller Representative under this Agreement. The Seller Representative may resign its appointment as the Seller Representative at any time by written notice to Parent and the Represented Persons, provided that at such time the Represented Persons have named a replacement representative to serve in the Seller Representative’s place and delivered notice to Parent of the name and address for purposes of notice of such replacement. Parent, the Company, their respective Affiliates and Representatives and any other Person dealing with the Seller Representative shall be entitled to rely on the authority of the Seller Representative and to rely on any action taken or decision made by the Seller Representative. In no event shall Parent, the Company or any of their respective Affiliates or Representatives have, and they are hereby released from, any Liability of any sort to any Represented Person or any other Person for, or arising out of or related to, any act, omission or decision of the Seller Representative. By executing and delivering a Letter of Transmittal to Parent, each Blocker Stockholder and each Non-Blocker Company Member shall have agreed irrevocably to the terms of this Section 11.14, but, to the fullest extent permitted by law, this Section 11.14 shall be binding on each Represented Person, with or without delivery by such Represented Person of a Letter of Transmittal, by virtue of the execution and delivery by the Parties of this Agreement, the Mergers and the consummation of the Transactions.

[Signature pages follow]

99

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

Parent:

MATLIN & PARTNERS ACQUISITION CORPORATION

By:	/s/ David J. Matlin
Name:	David J. Matlin
Title:	Chief Executive Officer

Merger Sub:

MPAC MERGER SUB LLC

By:	Matlin & Partners Acquisition Corporation, its sole member

By:	/s/ David J. Matlin
Name:	David J. Matlin
Title:	Chief Executive Officer

Company:

USWS HOLDINGS LLC

By:	/s/ Joel Broussard
Name:	Joel Broussard
Title:	Chief Executive Officer

Signature Page to Merger and Contribution Agreement

Blocker Companies:

Guggenheim Private Debt Master Fund Investco II, LLC

By:	/s/ Kevin Robinson
Name:	Kevin Robinson
Title:	Attorney-in-Fact

AURORA STRATEGIC LLC

By:	/s/ Douglas W. Ambrose
Name:	Douglas W. Ambrose
Title:	President

SOUTHPAW CREDIT OPPORTUNITY PARTNERS LP

By:	/s/ Kevin Wyman
Name:	Kevin Wyman
Title:	Authorized Signatory

DL V USWS LLC

By:	/s/ Richard Miller
Name:	Richard Miller
Title:	Group Managing Director

SOUTHPAW MCENROE LLC

By:	/s/ Kevin Wyman
Name:	Kevin Wyman
Title:	Authorized Signatory

Signature Page to Merger and Contribution Agreement

REEF ROAD SERIES C BLOCKER, LLC

By:	/s/ Jeff Nusbaum
Name:	Jeff Nusbaum
Title:	Authorized Signatory

GCM USW HOLDINGS 2, LLC

By:	/s/ Burke J. Montgomery
Name:	Burke J. Montgomery
Title:	Authorized Person

TRESTLES HOLDINGS LLC

By:	/s/ Kevin M. Robinson
Name:	Kevin M. Robinson
Title:	Attorney-in-Fact

Seller Representative, solely for the purposes described in Section 11.14:

DL V USWS LLC

By:	/s/ Richard Miller
Name:	Richard Miller
Title:	Group Managing Director

Signature Page to Merger and Contribution Agreement